    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1997

                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          UNIFI COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                       7398                    04-3097640
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
   JURISDICTION OF        CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
  INCORPORATION OR
    ORGANIZATION)

                               ----------------

                             900 CHELMSFORD STREET
                          LOWELL, MASSACHUSETTS 01851
                                (508) 551-7500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              DOUGLAS J. RANALLI
                      CHAIRMAN OF THE BOARD OF DIRECTORS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          UNIFI COMMUNICATIONS, INC.
                             900 CHELMSFORD STREET
                          LOWELL, MASSACHUSETTS 01851
                                (508) 551-7500

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------


                                  COPIES TO:
   KIRK A. DAVENPORT, ESQ.                        Q. ELLIS TELFORD, ESQ.
      LATHAM & WATKINS                         GENERAL COUNSEL AND SECRETARY
      885 THIRD AVENUE                           UNIFI COMMUNICATIONS, INC.
  NEW YORK, NEW YORK 10022                         900 CHELMSFORD STREET
        (212) 906-1267                          LOWELL, MASSACHUSETTS 01851
                                                        (508) 551-7500

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       PROPOSED
     TITLE OF EACH                       PROPOSED     AGGREGATE    AMOUNT OF
  CLASS OF SECURITIES    AMOUNT TO BE OFFERING PRICE   OFFERING   REGISTRATION
    TO BE REGISTERED      REGISTERED   PER NOTE(1)     PRICE(1)       FEE
------------------------------------------------------------------------------
14% Senior Notes due
 2004................... $175,000,000      100%      $175,000,000   $60,345

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           UNIFI COMMUNICATIONS, INC.
                             CROSS REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
               SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-4

 1.Forepart of Registration
     Statement and Outside Front
     Cover Page of Prospectus.....  Outside Front Cover Page; Cross Reference
                                     Sheet; Inside Front Cover Page
 2.Inside Front and Outside Back
     Cover Pages of Prospectus....  Inside Front Cover Page; Outside Back Cover
                                     Page
 3.Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information..................  Prospectus Summary; Risk Factors; Selected
                                     Financial Data
 4.Terms of the Transaction.......  The Exchange Offer; Certain Federal Income
                                     Tax Considerations; Description of
                                     Exchange Notes
 5.Pro Forma Financial
     Information..................  Prospectus Summary; Selected Consolidated
                                     Financial Data
 6.Material Contacts with the
     Company Being Acquired.......  Not Applicable
 7.Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be
     Underwriters.................  Not Applicable
 8.Interests of Named Experts and
     Counsel......................  Not Applicable
 9.Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities..................  Not Applicable
10.Information with Respect to S-3
     Registrants..................  Not Applicable
11.Incorporation of Certain
     Information by Reference.....  Not Applicable
12.Information with Respect to S-2
     or S-3 Registrants...........  Not Applicable
13.Incorporation of Certain
     Information by Reference.....  Not Applicable
14.Information with Respect to
     Registrants Other Than S-3 or
     S-2 Registrants..............  Prospectus Summary; Capitalization;
                                     Selected Consolidated Financial Data;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; Business; Acquisition of Fax
                                     Business of SingCom (Australia);
                                     Management; Principal Stockholders;
                                     Certain Relationships and Related
                                     Transactions; Description of Certain
                                     Indebtedness; Description of Exchange
                                     Notes; Consolidated Financial Statements
15.Information with Respect to S-3
     Companies....................  Not Applicable
16.Information with Respect to S-2
     or S-3 Companies.............  Not Applicable
17.Information with Respect to
     Companies Other Than S-2 or
     S-3 Companies................  Not Applicable
18.Information if Proxies,
     Consents or Authorizations
     are to be Solicited..........  Not Applicable
19.Information if Proxies,
     Consents or Authorizations
     are not to be Solicited or in
     an Exchange Offer............  Management; The Exchange Offer; Certain
                                     Relationships and Related Transactions

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                     SUBJECT TO COMPLETION, DATED    , 1997
PROSPECTUS
   , 1997

                               OFFER TO EXCHANGE

                           14% SENIOR NOTES DUE 2004
                 FOR ALL OUTSTANDING 14% SENIOR NOTES DUE 2004
                                       OF
                           UNIFI COMMUNICATIONS, INC.

                                  -----------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M, NEW YORK CITY TIME ON    , 1997
UNLESS EXTENDED.

  UNIFI Communications, Inc., a Delaware corporation (the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 14% Senior Notes due 2004 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 14% Senior Notes due 2004 (the "Private Notes"), of which $175,000,000 in aggregate principal amount was issued on February 21, 1997 and is outstanding as of the date hereof. The Private Notes were originally issued (the "Private Offering") as part of units (the "Units") consisting in the aggregate of $175,000,000 in aggregate principal amount of Private Notes and 175,000 warrants (the "Warrants") to purchase 4,816,818 shares of the Company's Common Stock, par value $.01 per share. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of February 21, 1997 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Exchange Notes."

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at the rate of 14% per annum and the interest thereon will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 1997. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (February 21, 1997). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

  The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2001 at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In addition, at the option of the Company, up to 33% of the aggregate principal amount of Notes originally issued may be redeemed prior to March 1, 2000 at the redemption price set forth herein, plus accrued and unpaid interest, if any, to the redemption date with the proceeds of certain sales of capital stock of the Company; provided however, that at least 67% of the aggregate principal amount of Notes originally issued remain outstanding following such redemption. In the event of a Change of Control (as defined), holders of the

                                                        (Continued on next page)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

(Continued from previous page)

Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the principal amount thereof (determined as of the date of repurchase), plus accrued and unpaid interest, if any, to the date of purchase.

  The Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and will rank senior in right of payment to all subordinated indebtedness of the Company. The Company conducts substantial business through its subsidiaries and the Notes will be effectively subordinated to all Indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. As of December 31, 1996, on a pro forma basis after giving effect to the Private Offering and the application of the proceeds therefrom, the Company's subsidiaries had approximately $5.7 million of liabilities. Such subsidiaries will be permitted to incur additional indebtedness in the future.

  The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on    , 1997,
unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Exchange Notes on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market for the Notes; Restrictions on Transfer."

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

  The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer."

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  SEE "RISK FACTORS," BEGINNING ON PAGE 12, FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL    , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depository") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "The Exchange Offer--Book-Entry Transfer" and "Book Entry; Delivery and Form."

                               ----------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. As used in this Prospectus, "UNIFI" or the "Company" refers to UNIFI Communications, Inc. and its subsidiaries, except where the context requires otherwise.

                                  THE COMPANY

OVERVIEW

  The Company is a leading provider of international enhanced facsimile transmission and delivery services. The Company has developed the Intelligent Delivery Network, a system which combines highly efficient store-and-forward network technology with a proprietary Delivery Expert System (as defined herein) and a 24-hour multi-lingual fax delivery staff. The Intelligent Delivery Network provides business customers with a facsimile delivery service that is secure, easy to use, more efficient, more reliable and less expensive than the direct dial services provided by the world's conventional long-distance carriers.

  UNIFI commenced operations in April 1992 by transmitting one-way facsimile traffic exclusively from the United States to Japan. By December 1993, the Company's monthly revenue from this single route had grown to approximately $440,000, the equivalent of annualized "run-rate" revenue of $5.3 million. As a result of these accomplishments, the Company was successful in attracting $80 million in total financing from several Asia/Pacific investors including the Nichimen Corporation (Japan) ("Nichimen"), the ORIX Leasing Corporation (Japan) ("ORIX") and affiliates of Singapore Telecommunications Limited ("SingTel"), a major provider of telecommunications services in Singapore. With a portion of the proceeds from these financings, the Company (i) expanded its sales, document delivery, network monitoring, research and development, and administrative infrastructures and (ii) from December 1995 to December 1996 established operations, either directly or through SingTel or contractual relationships with other parties, in seven additional countries to complement its existing operations in the United States and Japan. As of February 28, 1997, the Company had approximately 9,117 corporate customers (excluding non-revenue trial accounts and operations in China), of which approximately 721 were added in the first two months of 1997 and 1,238 were added in the fourth quarter of 1996. UNIFI's revenues for the year ended December 31, 1995 were approximately $10.7 million and revenues for the year ended December 31, 1996 were approximately $25.2 million.

  According to the International Telecommunications Union, international switched telecommunications traffic grew at an annual compound rate of 13.8% from 28 billion minutes in 1989 to 53 billion minutes in 1994. Based on several industry studies, the Company believes that fax transmissions represent approximately 20-25% of all switched international minutes, and in 1995, the market for international fax traffic totaled approximately $12 billion worldwide. The Company expects the growth of the telecommunications market to continue, particularly in emerging markets and in the Asia/Pacific region where the Company believes that facsimile will continue to be a preferred business communications technology. In order to capitalize on the technological trends in developed markets such as the United States and Western Europe, the Company has developed, and is actively testing product line extensions that will allow customers to access the Intelligent Delivery Network for fax transmissions from their PC-LAN environments, e-mail systems, and Internet software.

  Over the past five years, the Company has developed four key competitive elements which the management team believes are responsible for UNIFI's growth in the market:

 . Network Efficiency. The Intelligent Delivery Network's packet-switched store-and-forward technology transmits fax documents up to 16 times more efficiently than the circuit-switched technology utilized by the world's long-distance carriers. This efficiency advantage allows UNIFI to offer customers delivery rates that are significantly lower than the rates charged by long-distance carriers while generating attractive gross margins from its on-net traffic (i.e., traffic terminating in a country where the Company has installed a network node).

 . Superior Service--The Intelligent Delivery Network. Unlike its competitors, the Company provides end-users with a 24-hour, seven-day-a-week personalized delivery service based on its proprietary Delivery Expert System combined with a multi-lingual delivery staff that identifies, analyzes and resolves fax delivery obstacles. The Company believes this service is primarily responsible for the less than 1.5% monthly churn it has experienced in each of the twelve months ending on February 28, 1997 (other than October 1996, during which the Company experienced a 2.3% monthly churn due primarily to the recovery of FaxLinks from customers with monthly usage below certain minimum thresholds). The Company further believes that the Delivery Expert System provides a competitive advantage that cannot be easily replicated given the Company's experience and proprietary processes developed since 1992.

 .  Global Sales and Service Infrastructure. UNIFI has operations in the United
   States, Japan, the United Kingdom, France, Germany, Hong Kong and Korea. In addition, the Company conducts operations in China pursuant to a partnership with a local entity and has a presence in Singapore and Australia through its relationship with SingTel. UNIFI's investment in a global sales and account management organization of 365 (as of February 28, 1997) people has created a competitive advantage by allowing the Company to provide a consistent set of delivery services based on common service standards and centralized billing. Long-distance carriers, the Company's largest competitors, do not deploy a consistent set of global services due to regulatory and other market forces which constrain them from maintaining a global presence.

 .  Large, Established Corporate Customer Base. UNIFI has an existing (as of
   February 28, 1997) base of approximately 9,117 customers (excluding non-revenue trial accounts and operations in China). The Company's account base grew by 762 in October 1996, 840 in November 1996, 558 in December 1996 (due to seasonality), 779 in January, 1997 and 827 in February 1997 (in each case including a substantial number of non-revenue trial accounts). However, the Company primarily handles its customers' international fax transmission requirements (domestic fax services in the United States and Canada were only recently added) which constitute only a small portion of each customer's fax transmission needs. UNIFI has already begun to make significant investments necessary to broaden its service offerings to provide customers with a more complete set of fax delivery services through direct connection to desktop messaging software packages.

  The next phase of expansion for the Company involves increasing the size of the Intelligent Delivery Network to accommodate projected traffic growth and to increase the percentage of its traffic that is on-net, thereby decreasing variable delivery costs and improving gross margins. In addition, the Company intends to broaden its existing service offering to leverage its large existing customer base.

GROWTH STRATEGY

  UNIFI's goal is to rapidly increase both the number of worldwide customers that it services and the total volume of fax traffic transported over its Intelligent Delivery Network. UNIFI's strategy for achieving this goal is to leverage its existing operational and strategic competitive advantages by expanding the Intelligent Delivery Network into additional countries and by increasing the number of ways that customers can gain access to its Intelligent Delivery Network service.

 .  Leverage the Intelligent Delivery Network Cost Advantage by Expanding the
   Network. In order to capitalize on the efficiency advantage that the Intelligent Delivery Network provides with respect to on-net traffic, the Company is in the process of installing network nodes in each of the countries where the Company terminates a large number of fax minutes. The Company currently accepts cross-border fax traffic from its customers for delivery anywhere in the world. Traffic destined for termination outside of the ten countries (including Singapore and Australia) where the Company currently has Intelligent Delivery

   Network nodes ("off-net" traffic) is costly to deliver because the Company must utilize conventional long-distance telephone networks to reach those off-net locations. The Company's strategy is to significantly expand the Intelligent Delivery Network, both geographically and in terms of additional network nodes, to accommodate traffic growth and to leverage the Intelligent Delivery Network on-net efficiency advantage. During February 1997, approximately 64% of the Company's total fax traffic was on-net; the Company's goal is to significantly improve overall gross margin performance by increasing the percentage of on-net traffic through this node expansion program. There can be no assurance, however, that the Company will be successful in achieving this goal.

 .  Grow the Customer Base by Leveraging the Existing Global Sales/Service
   Infrastructure. The Company's goal is to further accelerate its customer growth rate and traffic growth rate by establishing sales channels in approximately two new countries in 1997 (bringing the total to 10 revenue generating countries by the end of 1997). The Company plans to achieve this goal by leveraging its existing global sales and service infrastructure by expanding to new countries located adjacent to existing operating units. The Company believes that revenue from additional countries can be generated quickly and efficiently by providing general management, technical support, administration and account management services to the new markets via the existing country units. For example, Hong Kong will provide support services to Taiwan, the United States will provide support services to Canada and Mexico, and the Company's French and German operations will provide support services to Belgium, The Netherlands and Switzerland.

  Grow Traffic Minutes by Leveraging the Company's Large, Corporate Customer Base. UNIFI's revenue growth to date has been based on international traffic originating solely from fax machines. UNIFI has an existing (as of February 28, 1997) base of approximately 9,117 customers (excluding non-revenue trial accounts and operations in China). The Company's account base grew by 762 in October 1996, 840 in November 1996, 558 in December 1996 (due to seasonality), 779 in January 1997 and 827 in February 1997 (in each case including a substantial number of non-revenue trial accounts). However, the Company primarily handles its customers' international fax transmission requirements (domestic fax services in the United States and Canada were only recently added), which constitute only a small portion of each customer's fax transmission needs. UNIFI has already begun to make the investments necessary to broaden its service offering to provide customers with a more complete set of fax delivery services through direct connection to desktop messaging software packages. The following product line extensions are in the process of being field tested and are currently scheduled to be introduced commercially in 1997:

  . Domestic fax service within the Japan and Germany. Provision of domestic service is expected to open up additional substantial fax markets to UNIFI inside these four countries.

  . Domestic and international Intelligent Delivery Network service from the desktop using e-mail and other LAN-based software. This service will allow customers to send and receive fax documents from the desktop via their existing e-mail or LAN-based systems.

  . Internet accessible fax services. This product will allow customers to send and receive fax documents via existing Internet connections utilizing the Company's secure and reliable Intelligent Delivery Network.

  .  Broadcast fax service (domestic and international).

  The Company is currently providing LAN-based facsimile service from the desktop to Union Bank of Switzerland's London office utilizing fax server technology. UNIFI has also entered into a strategic relationship with Control Data Systems ("CDS") to jointly develop an e-mail-to-fax outsourcing service that will be designed to allow business customers to send and receive fax documents from both LAN- and host-based e-mail systems. This new service will be based on integrating CDS's X.400 messaging technology with the Company's Intelligent Delivery Network. The Company expects that the joint product will be marketed to CDS's existing customer base during 1997 and then extended to a broader business audience in 1998. CDS's stated customer base includes approximately 170 "Global 2000" companies and approximately 3.5-5.0 million end users.

  The Company has also entered into definitive agreements or agreements in principle to establish strategic relationships with three software companies that are focused on providing LAN-based and Internet-based fax software packages including, RedBox Holdings N.V. ("RedBox"), NetXchange Communications, Inc., and PonyExpress, Inc. The Company expects to jointly develop software products that will enable its customers to gain access to UNIFI's Intelligent Delivery Network via a LAN-based or Internet-based connection utilizing a standard fax server or browser interface. Each of those transactions is subject to certain significant conditions, including definitive documentation, and there can be no assurance that any such transaction will be consummated.

INTEGRATING SERVICES BEYOND FAX

  Unified Mail Box Messaging Services. As computer and telephony applications continue to converge, the Company believes that electronic messaging formats such as e-mail and voice-mail will grow in importance in the more developed markets. UNIFI believes that its service paradigm and transmission network is equally applicable to these messaging environments. Further, UNIFI has positioned itself to provide electronic messaging services in support of this new unified mail-box environment. As part of its agreement to develop an e-mail-to-fax outsourcing service with CDS, UNIFI has licensed CDS's X.400 e-mail transport technology. UNIFI intends to utilize this technology to provide e-mail messaging over its Intelligent Delivery Network.

  The Company's growth plans are subject to numerous factors outside of its control, including rapid regulatory and technological change and the activities of its competitors. Although the Company's Intelligent Delivery Network is currently operational, the Company has generated substantial operating losses since its inception. The Company currently expects that the net proceeds of the Private Offering will be sufficient to satisfy the Company's liquidity needs through the first quarter of 1998; however, there can be no assurance to that effect. The Company will be required to obtain substantial additional debt or equity financing (which may include secured equipment financing) (the "Additional Financing") which the Company believes (based on current projections) is necessary to complete the build-out of the Intelligent Delivery Network, to fund operating losses until the Company begins to earn positive net cash flow from operations and to fund the Company's other liquidity needs. There can be no assurance that the Company will be successful in introducing new products and services, successfully implementing its growth strategy, completing necessary additional financings or expanding the commercial acceptance of its existing products and services. See "Risk Factors."

                             CORPORATE ORGANIZATION

  The Company conducts its business in the United States directly and conducts its business abroad through operating subsidiaries incorporated under the local laws governing the markets in which they operate. All of the Company's foreign operating subsidiaries, with the exception of Fax International Japan, Inc. ("Fax Japan") are 100% owned by the Company (except for nominal shares held by certain officers of the Company in certain jurisdictions requiring more than one shareholder). Fax Japan is 49% owned by Nichimen and ORIX.

                               THE EXCHANGE OFFER

The Exchange Offer......  The Company is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $175,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer."

                          Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes."

REGISTRATION RIGHTS       The Private Notes were sold by the Company on
AGREEMENT...............  February 21, 1997 to Smith Barney Inc. (the "Initial
                          Purchaser") pursuant to a Purchase Agreement, dated
                          February 14, 1997, by and among the Company and the Initial Purchaser (the "Purchase Agreement") as part of Units consisting in the aggregate of $175,000,000 in aggregate principal amount of Private Notes and 175,000 Warrants to purchase 4,816,818 shares of the Company's Common Stock, par value $.01 per share.
                          Pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into a Registration
                          Rights Agreement, dated as of February 21, 1997 (the
                          "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange Offer--Termination of Certain Rights."

EXPIRATION DATE.........  The Exchange Offer will expire at 5:00 p.m., New York
                          City time, on    , 1997, unless the Exchange Offer is
                          extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

ACCRUED INTEREST ON THE EXCHANGE
NOTES AND THE PRIVATE
NOTES...................
                          The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (February 21, 1997). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."

CONDITIONS TO THE
EXCHANGE OFFER..........
                          The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange Offer-- Conditions."
PROCEDURES FOR
TENDERING PRIVATE
NOTES...................  Each holder of Private Notes wishing to accept the
                          Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Fleet National Bank, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause
                          (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and
                          (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."
SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.......
                          Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery       Holders of Private Notes who wish to tender their
Procedures..............  Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The
                          Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the
Private Notes and
Delivery of the
Exchange Notes..........
                          Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights.......  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Certain Federal Income
Tax Considerations......
                          For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent..........  Fleet National Bank is serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

  The Exchange Offer applies to $175,000,000 in aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

Notes Offered...........  $175 million in aggregate principal amount of 14%
                          Senior Notes due 2004.

Maturity Dated..........  March 1, 2004.

Interest Payment          March 1 and September 1 of each year, commencing
Dates...................  September 1, 1997.

Optional Redemption.....  The Notes will be redeemable, in whole or in part, at the option of the Company at any time on or after March 1, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to March 1, 2000, the Company may redeem up to 33% of the aggregate principal amount of the Notes originally issued with the net proceeds of one or more Equity Offerings (as defined) at the redemption price set forth herein; provided that not less than 67% of the Notes issued under the Indenture remained outstanding immediately after giving effect to any such redemption. See "Description of Exchange Notes-- Optional Redemption."

Change of Control.......  Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of Exchange Notes--Change of Control."

Ranking.................  The Notes will represent general unsecured senior obligations of the Company. The Company conducts substantial business through its subsidiaries. The Notes will be effectively subordinated to all Indebtedness and other liabilities of the Company's subsidiaries (including trade payables). As of December 31, 1996, on a pro forma basis after giving effect to the consummation of the Private Offering and the application of the proceeds thereof, the Company's subsidiaries would have had approximately $5.7 million of liabilities (including trade payables) outstanding to which holders of the Notes would have been effectively subordinated in right of payment. The Indenture governing the Notes will permit the Company and its subsidiaries to incur additional indebtedness to fund the expansion of the Company's network and for other permitted purposes and to secure such indebtedness with liens on the assets of the Company and its subsidiaries.

Escrow of Proceeds......  Concurrently with the closing of the Private
                          Offering, the Company deposited with the Escrow Agent an amount of U.S. Government Securities that, together with the proceeds from the investment thereof, will be sufficient to pay when due the first four interest payments on the Notes. Such funds will be used to make the first four interest payments, with any balance to be retained by the Company. See "Description of Exchange Notes--Disbursement of Funds--Escrow Account."

Certain Covenants.......  The Indenture governing the Exchange Notes contains certain covenants which, among other things, will restrict the ability of the Company and its Restricted Subsidiaries (as defined) to (i) incur additional indebtedness; (ii) enter into sale and leaseback transactions, (iii) pay dividends or make distributions in respect of its capital stock or make certain other restricted payments; (iv) create liens;
                          (v) enter into certain transactions with affiliates or related persons; (vi) make certain asset sales; or
                          (vii) consolidate, merge or sell all or substantially all of its assets. These covenants are subject to important exceptions and qualifications. See "Description of Exchange Notes--Certain Covenants."

                                  RISK FACTORS

  An investment in the Exchange Notes involves a high degree of risk. Accordingly, prospective purchasers of the Exchange Notes should carefully consider the factors set forth under "Risk Factors" prior to making an investment in the Exchange Notes and should be able to afford a complete loss of their investment.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

  The Summary Consolidated Statements of Operations Data for the years ended December 31, 1994, 1995 and 1996 and the Summary Consolidated Balance Sheet Data as of December 31, 1995 and 1996 set forth below, have been derived from the Consolidated Financial Statements of UNIFI audited by Arthur Andersen LLP, independent public accountants, and should be read in conjunction with such Consolidated Financial Statements and the notes thereto included in this Prospectus. The Summary Consolidated Statement of Operations Data for the years ended December 31, 1992 and 1993 have been derived from audited Consolidated Financial Statements of UNIFI that are not included in this Prospectus.

                                       YEAR ENDED DECEMBER 31,
                         --------------------------------------------------------
                           1992       1993        1994        1995        1996
                         ---------  ---------  ----------  ----------  ----------
                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
  Revenues.............. $     475  $   3,943  $    6,952  $   10,664  $   25,218
                         ---------  ---------  ----------  ----------  ----------
  Costs and Expenses:
    Cost of Revenues....       957      2,979       4,656       7,840      27,599
    Sales and Customer
     Service............       940      2,611       8,326      11,837      25,706
    Research and
     Development........       679      1,381       1,656       4,810      11,620
    General and
     Administrative.....       610      1,496       1,800       2,676       4,165
    Information
     Systems............       --         --          290         803       3,527
                         ---------  ---------  ----------  ----------  ----------
    Total Costs and
     Expenses...........     3,186      8,467      16,728      27,967      72,617
  Loss From Operations..    (2,711)    (4,524)     (9,776)    (17,302)    (47,399)
  Interest and Other
   Income (Expense),
   Net..................       (61)      (209)       (509)        165      (2,462)
                         ---------  ---------  ----------  ----------  ----------
  Net Loss Before
   Minority Interest....    (2,772)    (4,733)    (10,285)    (17,137)    (49,861)
  Minority Interest(1)..       --         --        1,525       2,480         948
                         ---------  ---------  ----------  ----------  ----------
  Net Loss.............. $  (2,772) $  (4,733) $   (8,760) $  (14,657) $  (48,913)
                         =========  =========  ==========  ==========  ==========
  Net Loss Per Common
   Share(2)............. $   (0.85) $   (1.42) $    (2.64) $    (4.26) $   (13.04)
  Weighted Average
   Common Shares
   Outstanding..........     3,271      3,323       3,323       3,437       3,752
  Pro Forma Net Loss Per
   Common Share(2)......     (0.63)     (0.66)      (0.96)      (0.96)      (2.83)
  Pro Forma Weighted
   Common Average Shares
   Outstanding..........     4,392      7,225       9,148      15,291      17,267
OTHER FINANCIAL DATA:
  EBITDA(3)............. $  (2,540) $  (4,006) $   (6,441) $  (12,016) $  (40,191)
  Capital
   Expenditures(4)......       885      2,162       4,486       5,883      20,138
  Interest Expense......       (62)      (204)       (602)       (411)     (2,499)
  Ratio of Earnings to
   Fixed Charges(5).....       --         --          --          --          --

                                                                   PRO FORMA AS
                                                                     ADJUSTED
                                                                   DECEMBER 31,
                               DECEMBER 31, 1995 DECEMBER 31, 1996     1996
                               ----------------- ----------------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED BALANCE SHEET
 DATA:
  Cash, Cash Equivalents and
   Short-term Investments(6)..      $11,124          $  5,360        $157,491
  Working Capital
   (Deficiency)(6)............        6,633           (25,936)         95,800
  Total Assets................       25,378            41,184         199,952
  Long-term Debt(7)...........        9,703            46,613         213,425
  Shareholders' Equity
   (Deficit)..................        8,871           (42,507)        (34,318)

--------
(1)  See Note 2(b) to the Company's Consolidated Financial Statements.
(2)  See Note 2(k) to the Company's Consolidated Financial Statements.
(3) EBITDA means net loss plus interest expense, income tax expense, depreciation and amortization expense and all other non-cash charges, less any non-cash items which have the effect of increasing net income or decreasing net income or decreasing net loss. Information with respect to EBITDA is included herein because a similar measure will be used in the Indenture (as defined) with respect to the computation of certain covenants and because it is a widely accepted financial indicator of a company's ability to service debt. EBITDA should not be considered in isolation from, as a substitute for or as being more meaningful than net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. EBITDA, as presented herein, may be calculated differently by other companies and, as such, EBITDA amounts presented herein may not be comparable to other similarly titled measure of other companies.
(4) Includes assets acquired under capital lease arrangements of approximately $1,546,000, $2,545,000, $730,000 and $2,420,000 in 1993, 1994, 1995 and
     1996, respectively.
(5) For the purpose of calculating the ratio of earnings to fixed charges, earnings represent loss from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on non-cancelable leases and amortization of debt issuance costs and debt discount. The Company's earnings have been inadequate to meet its fixed charges in 1992, 1993, 1994, 1995 and 1996 by $2,711,000, $4,528,000, $8,159,000,
     $14,246,000, $8,077,000 and $44,900,000, respectively.
(6) Includes approximately $46 million of funds that will be deposited in the escrow account pursuant to the Indenture and approximately $1 million of restricted cash. See "Description of the Senior Notes--Disbursement of Funds--Escrow Account."
(7) After December 31, 1996, the Company incurred $7.5 million of interim financing of which approximately $0.7 million was outstanding after the Private Offering, after giving effect to certain payments and to the cancellation of a portion of such interim financing in exchange for 5,000 Units.

                                 RISK FACTORS

  An investment in the Exchange Notes is subject to a number of risks, including, but not limited to, those set forth below. The following factors, together with the other information contained herein, should be considered carefully by prospective investors in evaluating an investment in the Exchange Notes offered hereby.

CAUTIONARY STATEMENTS WITH RESPECT TO FORWARD LOOKING STATEMENTS

  This Prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's forward looking statements are set forth below and elsewhere in this Prospectus. Furthermore, the Company does not intend to update or revise the forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Prospective purchasers are cautioned not to place undue reliance on any of the forward looking statements included herein. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below.

FAILURE TO EXCHANGE PRIVATE NOTES

  Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

HISTORICAL AND ANTICIPATED OPERATING LOSSES; NEGATIVE CASH FLOW FROM
OPERATIONS

  Since inception, UNIFI has been primarily engaged in start-up activities and the build-out of its network, both of which require substantial expenditures. Consequently, UNIFI has reported operating losses before interest of approximately $9.8 million, $17.3 million and $47.4 million during 1994, 1995 and 1996, respectively, and net cash outflow before financing of approximately $10.5 million, $20.4 million and $43.2 million for the years ended December 31, 1994, 1995 and 1996, respectively. Further development of the Company's business and the expansion of its network will require significant additional expenditures and the Company expects that it will have significant operating losses and will record significant net cash outflows before financing in the near term. A substantial portion of the proceeds from the Private Offering will be utilized to fund working capital losses. There can be no assurance that the Company will have sufficient resources to complete such expenditures and make principal or interest payments with respect to the Exchange Notes. See "--Substantial Leverage; Ability to Service Indebtedness," "--Need for Additional Financing" and "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  The Company is highly leveraged. On a pro forma basis after giving effect to the Private Offering and the use of the proceeds therefrom, the Company and its subsidiaries would have had approximately $225.9 million in aggregate principal face value amount of indebtedness (without discounting the face value of the Notes for the value of the Warrants) outstanding at December 31, 1996. In addition, the Company has recorded a substantial deficiency of earnings to fixed charges in all fiscal years since inception. The Indenture permits the Company and its subsidiaries to incur additional indebtedness to fund the expansion of the Company's network and for other permitted purposes and to secure such indebtedness with liens on the assets of the Company and its subsidiaries. See "Description of Exchange Notes--Certain Covenants." In addition, the Company currently expects that the net proceeds of the Private Offering will be sufficient to satisfy the Company's liquidity needs through the first quarter of 1998 (although there can be no assurance to that effect). The Company will be required to obtain substantial additional debt or equity financing as soon as practicable following the Private Offering to complete the build-out of the Intelligent Delivery Network, to fund operating losses until the Company begins to earn positive net cash flow and to fund the Company's other liquidity needs. Holders of secured indebtedness will have priority in right of payment to the extent of the value of the assets securing such indebtedness. The ability of the Company and its subsidiaries to make scheduled payments with respect to such indebtedness will depend upon, among other things, the Company's ability to complete the necessary financing and the build-out of its network on a timely and cost-effective basis, the market acceptance and customer demand for the Company's services and the future operating performance of the Company. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. If the Company does not generate sufficient increases in cash flow from operations to repay the Exchange Notes at maturity, it could attempt to refinance the Exchange Notes; however, no assurance can be given that such a refinancing would be available on terms acceptable to the Company, or at all. Any failure by the Company to satisfy its obligations with respect to the Exchange Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness of the Company. In addition, there can be no assurance that the Company will have available the financial resources necessary to repurchase any or all Exchange Notes tendered upon a Change of Control. See "--Need for Additional Financing," "--Historical and Anticipated Operating Losses; Negative Cash Flow from Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Exchange Notes--Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

  The Company conducts substantial business operations through its subsidiaries. The Exchange Notes will be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries since the Company's right to receive any distribution from any such subsidiary upon its liquidation or reorganization will be subject to the prior satisfaction of the claims of such subsidiary's creditors (including trade creditors). As of December 31, 1996, on a pro forma basis after giving effect to the Private Offering and the application of the proceeds therefrom, the Company's subsidiaries had approximately $5.7 million of total indebtedness and other liabilities outstanding. The Company's subsidiaries are expected to incur additional indebtedness in connection with the build-out of the Company's network, working capital requirements and development costs. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations-- Liquidity and Capital Resources." The Indenture will limit, but not prohibit, the ability of the Company and its subsidiaries to incur additional indebtedness. The Company's obligations under the Exchange Notes will be effectively subordinated to any such additional indebtedness of its subsidiaries.

  The degree to which the Company is leveraged could have important consequences for holders of the Exchange Notes, including (i) making it more difficult for the Company to satisfy its obligations with respect to the Exchange Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to complete the build-out of its network, fund future working capital, capital expenditures and other general corporate purpose requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less-leveraged competitors. In addition, the Company's operating and financial flexibility is limited by covenants contained in agreements governing the indebtedness of the Company, including the Indenture. Among other things, these covenants limit or may limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions to its stockholders or make certain other restricted payments, create certain liens upon assets, apply the proceeds from the dispositions of certain assets or enter into certain transactions with affiliates. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities which may be in the interests of the Company. See "Description of Exchange Notes--Certain Covenants" and "Description of Certain Indebtedness."

DEVELOPMENT STAGE COMPANY; SHORT OPERATING HISTORY

  The Company began operations by sending fax document transmissions from the United States to Japan in April 1992 and is still developing. Moreover, the Company only began originating fax document transmissions from Japan in February 1995 and from its other markets during the first seven of months of 1996. Accordingly, the Company has a short operating history upon which an evaluation of the Company's prospects in each of its markets can be made. Since inception, the Company has been engaged in the provision of enhanced fax services, the recruitment of key management and technical personnel and raising capital to fund its operations and the development of the Intelligent Delivery Network and its existing and planned electronic messaging services. The Company's viability, profitability and growth depend upon successful expansion of its network and implementation of its growth plan. There can be no assurance that any of the Company's growth plans will be successful. The prospects for the Company's success must be considered in light of the risks, expenses and difficulties often encountered in the establishment of a new business in a continually evolving industry subject to rapid technological and price changes, and characterized by an increasing number of market competitors. The risks, expenses and difficulties often encountered in shifting from the research and development of prototype products to the commercialization of new products based on innovative technology must also be considered. See "Business."

DEPENDENCE ON NETWORK INFRASTRUCTURE

  The Company's future success will depend to a significant degree upon the capacity, reliability and security of its network infrastructure, and in particular upon the ability of the Company to continue deploying network nodes in different countries throughout the world. A network node is a group of specially configured micro-computers and assorted telecommunications equipment that allows the Company's systems to interface with telecommunications systems operated by other companies, similar to what is commonly referred to in the telecommunications industry as a "point of presence." The Company must continue to expand and adapt its existing network infrastructure as the number of customers and the volume of traffic they wish to transmit increase. The Company must install additional network nodes in countries to which the Company's customers direct significant portions of their transmissions in order to improve operating results by reducing the use of expensive third-party telecommunications carriers. The expansion and adaptation of the Company's existing network infrastructure, and the addition of new nodes in different countries, will require substantial financial, operational and management resources. In addition, such activities are and will remain subject to favorable political, economic and regulatory circumstances in host countries. There can be no assurance that the Company will be able to expand, adapt or add to its network infrastructure to meet additional demand on a timely basis, or at a commercially reasonable cost, or at all. See "Business-- The Intelligent Delivery Network" and "--Regulation."

RISKS ASSOCIATED WITH ANTICIPATED GROWTH

  The Company has experienced rapid growth. As the Company's business develops and expands, the Company will need to implement enhanced operational and financial systems and will require additional employees and management, operational and financial resources. Specifically, the Company's customer service personnel currently require a high level of support from information technology staff and the Company anticipates that it will need to continue to provide training to customer service personnel involved in connecting new customers and in providing new services. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in an evolving and increasingly competitive industry. Failure to implement such systems successfully, hire and integrate such employees or use such resources effectively could have a material adverse effect on the Company.

NEED FOR ADDITIONAL FINANCING

  From inception until December 31, 1996, the Company invested approximately $115 million (in excess of revenues) to finance the development of the Intelligent Delivery Network technology and to roll out and operate a portion of its network. The Company expects to continue to make significant capital outlays for the foreseeable future to fund the remaining cost of building and operating its network prior to the time that it begins to generate positive cash flows from operations and for the foreseeable future thereafter. The Company currently expects that the net proceeds of the Private Offering will be sufficient to satisfy the Company's liquidity needs through the first quarter of 1998; however, there can be no assurance to that effect. If the Company's plans or assumptions change, if its assumptions prove to be inaccurate, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the Private Offering otherwise prove to be insufficient, the Company may be required to seek additional capital sooner than currently anticipated.

  The Company will be required to obtain substantial additional debt or equity financing (which may include secured equipment financing) (the "Additional Financing") that the Company believes (based on current projections) is necessary to complete the build-out of the Intelligent Delivery Network, to fund operating losses after the first quarter of 1998 until the Company begins to earn positive net cash flow and to fund the Company's other liquidity needs. However, there can be no assurance that any such debt or equity financing will be available to the Company on favorable items or at all or that the Company will generate positive net cash flow from operations on a timely basis and in an amount that will be sufficient to meet its liquidity needs or at all. In the event that the Company is unable to obtain such additional capital or generate cash flow from operations, the Company will be required to delay or to reduce the scope of its currently anticipated expansion of the Intelligent Delivery Network, or take other actions which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete, and the value of the Securities. Any delay in the expansion of the Intelligent Delivery Network will delay the projected date on which the Company expects to begin generating positive net cash flow from operations, thereby increasing the need for additional financing.

  There can be no assurance that the Company's current projection of cash flow from operations (which will depend upon numerous future factors and conditions, many of which are outside of the Company's control) will be accurate. Projections are merely estimates of future events and actual events should be expected to vary from current estimates, possibly materially. Furthermore, there can be no assurance that any additional financing will be available to the Company. In addition, if customer demand exceeds current expectations and if such demand can be accommodated without adversely affecting the quality of the Company's service, the Company is likely to attempt to accelerate its expansion. If the Company elects to accelerate its build-out or introduce new products or services, its funding needs will increase, possibly to a significant degree, and there can be no assurance that such funding will be available on favorable terms, or at all, or that all or a significant portion of such funding will not be in the form of additional indebtedness. See "--Substantial Leverage; Ability to Service Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Because the Company's cost of expanding its network and operating its business, as well as the Company's revenues, will depend on a variety of factors (including the ability of the Company to meet its expansion schedules, the number of customers and the services for which they subscribe, the nature and penetration of new services that may be offered by the Company, regulatory changes and changes in technology) actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Accordingly, there can be no assurance that the Company will not be required to raise substantial additional capital in the future or that its current projections will prove to be accurate. If the Company's current projection of its future net operating losses or of future cash flows from operations is inaccurate in any material respect or if the Company is unable to obtain the additional financing it requires, the Company's cash needs could be higher than currently anticipated and exceed its cash availability, which would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Products and Services."

UNCERTAINTY OF MARKET ACCEPTANCE; POTENTIAL LACK OF CUSTOMER DEMAND

  The Company's success is subject to a number of business, economic, regulatory and competitive factors, many of which are beyond the Company's control, including the extent to which prospective customers will switch from their current fax service to the Company's. The Company's ability to service its indebtedness, including the Notes, is subject to the successful implementation of its growth strategy, which, in turn, is premised, among other things, on the Company's expectation that demand for its current services will increase significantly in its existing markets. The Company began providing international fax-to-fax services in 1992. Moreover, the Company has not commercially marketed any other electronic message delivery services, such as broadcast fax service, LAN-to-fax services, domestic fax services and e-mail and voice-mail services, and, therefore, the market acceptance and customer demand for such services are uncertain. Certain of these other services have not yet been beta tested or commercially introduced and there can be no assurance that any of them will achieve market acceptance or generate operating profits. Failure to gain market acceptance for current or planned products and services would have a material adverse effect on the Company's prospects. In addition, the Company has incurred and will continue to incur significant operating expenses, has made, and will continue to make, significant capital investments, has entered into operating leases, equipment supply contracts and service arrangements, and is attempting to secure financing, in each case based upon certain expectations as to the anticipated market acceptance of, and customer demand for, the Company's services. Accordingly, any material miscalculation by the Company with respect to its operating strategy or business plan could have a material adverse effect on the Company. See "--Need for Additional Financing," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The Company's success will depend on its ability to compete with a variety of other telecommunications providers including, AT&T Corp. ("AT&T"), MCI Communications Corp. ("MCI"), Sprint Corp. ("Sprint"), numerous national post, telephone and telegraph companies ("PTTs") around the world (operators of local public switched telephone networks ("PSTNs")), and other potential competitors such as the regional Bell operating companies. The market is also served by more specialized enhanced facsimile service providers that offer basic store-and-forward services. The Company also faces potential competition from Internet-based and other alternatives to fax services. Many of the Company's competitors possess significantly greater financial, marketing, technological and other resources than the Company and many offer enhanced and/or basic fax communications services that would compete with those offered by the Company. The Company cannot predict whether AT&T, MCI, Sprint, any PTTs or any other competitor will expand its enhanced and/or basic fax communications services business, and there can be no assurance that these or other competitors will not commence or expand their fax businesses. If any of the Company's competitors were to devote substantial resources to marketing enhanced fax and other electronic messaging services to the Company's target customer base, there could be an adverse effect on the Company's business. In addition, certain of the Company's competitors may target discounts in the fax market in order to gain an advantage in another market or with particular customers. The Company may be unable to compete with such discounts on an economically feasible basis. The PTTs also generally have certain competitive advantages that the Company and its other competitors do not have due to their control over the intra-national transmission lines and connection thereto, their ability to delay access to such lines and their relationship with often protectionist regulatory authorities. If the PTT in any jurisdiction uses its competitive advantages to their fullest extent, the Company could be adversely affected.

  The Company's receiving, queuing, routing and other systems hardware are generally not proprietary to the Company and as a result, there can be no assurance that such hardware will not be acquired or duplicated by the Company's existing and potential competitors. Generally, the Company does not have long-term agreements with its customers and there can be no assurance that its customers will continue to transact business with the Company in the future. In addition, even if there is continued growth in the use of enhanced and/or basic fax services, there can be no assurance that potential customers will not elect to use their own equipment and existing carriers to fulfill their needs for enhanced and/or basic fax communications services. There also can be no assurance that customers will not elect to use fax alternatives or that companies offering such alternatives will not develop product features or pricing policies which are more attractive to customers than those offered by the Company. See "Business--Competition."

  The provision of telecommunications services is and will continue to be extremely competitive. Prices have decreased substantially over the last few years in most of the markets in which the Company does business and prices are expected to decline substantially over the next several years in all of the markets where the Company does business or expects to do business. In addition, substantially all of the Company's markets and expected future markets were historically served by regulated or state run monopolies. As a result, customers in many of these markets are not familiar with shopping for fax services in a competitive marketplace and may be reluctant to use new providers, such as the Company. The Company expects that competition will increase in the future as the deregulation of telecommunications markets world-wide accelerates.

  Competition is based upon the type and quality of fax services offered, customer service and price. The Company attempts to price its services below the prices charged by the PTT and/or other major carriers in each of its markets. The Company has no control over the prices set by its competitors and some of the Company's larger competitors may be able to use their substantial financial resources to create price competition in the countries in which the Company operates. Although the Company does not believe that there is a sufficiently strong economic incentive for the major carriers to pursue such a pricing strategy or that such competitors are likely to engage in such a course of action, there can be no assurance that vigorous price competition will not occur. Any price competition could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain of the Company's competitors will provide potential customers with a broader range of services than the Company currently offers or can offer due to regulatory restrictions. See "Business--Regulation."

  In addition to these competitive factors, recent and pending deregulation in each of the Company's markets may encourage new entrants.

RISKS ASSOCIATED WITH RAPIDLY CHANGING INDUSTRY

  The electronic messaging and international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure, the globalization of the world's economies and free trade. There can be no assurance that the Company will be able to compete effectively under, or adjust its contemplated plan of development to meet, changing market conditions or that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market.

  This market is also marked by the introduction of new products and services and increased satellite and fiber optic cable transmission capacity for services similar to those provided by the Company, including utilization of the Internet for international voice and data communications. Future technological advances in the telecommunications industry may result in the availability of new product delivery services (or increase the efficiency of existing services). If a delivery technology becomes available that is more cost-effective, the Company may be unable to access such technology or its use may involve substantial capital expenditures which the Company may be unable to finance. There can be no assurance that existing, proposed or as yet undeveloped technologies will not render the Company's technology less profitable or less viable, or that the Company will have available the financial and other resources to compete effectively against companies possessing such technologies. The Company is unable to predict which of the many possible future products and services will meet evolving industry standards and consumer demands. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive positions.

TECHNOLOGY RISKS

  The Company's international fax-to-fax service is currently being commercially marketed. However, certain of its planned document delivery services are in various stages of development. See "Business--Products and Services." The Company's LAN-to-fax service is being network tested but the Company does not expect such services to be commercially available until late 1997. The Company's e-mail-to-fax service is currently being laboratory and network tested and the Company's e-mail and voice-mail services are only in the initial stages of development. No assurance can be given that such services will prove to be commercially viable or that the Company will not experience operational problems with such services after commercial introduction that could delay or defeat the ability of such services to generate revenue or operating profits. Future operational problems or the inability to obtain additional necessary financings could increase the cost of, or delay the Company's business plan which, in turn, could materially adversely affect the success of the Company and its ability to satisfy its obligations with respect to its indebtedness, including the Notes.

DEPENDENCE ON THIRD-PARTY CARRIERS

  Currently, the Company does not own any telecommunications lines and does not intend to construct or acquire any of its own transmission facilities. All of the faxes sent by the Company's customers are and will continue to be connected, at least in part, through transmission lines or satellite links that the Company leases from third-party carriers. The lessors of such facilities are competitors of the Company, and include, or may include in the future, AT&T, MCI, Teleglobe Canada, Inc., British Telecommunications PLC, France Telecom, Deutsche Telekom and Mercury Communications PLC. The Company's lines are either leased on a per-minute basis (some with minimum volume commitments) or, where the Company anticipates higher volumes of traffic, on a monthly or longer-term fixed cost basis. The negotiation of lease agreements involves estimates regarding future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of the Company's existing and future customers. The deterioration or termination of the Company's relationships with one or more of its carrier vendors could have a material adverse effect upon the Company's business, financial condition and results of operations.

  In many jurisdictions in which the Company conducts business or plans to conduct business, the only current provider of significant intra-national transmission facilities is the PTT. Accordingly, prior to full deregulation, there may be only one source of intra-national transmission lines in these countries and the Company may be required to lease transmission capacity at artificially high rates from a provider that occupies a monopoly or near monopoly position. Such rates may be too high to allow the Company to generate gross profit on intra-national calls or international calls routed to a Company node by means of such intra-national lines. In addition, PTTs will not necessarily be required by law to allow the Company to lease transmission lines. To the extent that applicable law requires PTTs to lease transmission lines to the Company, delays may nevertheless be encountered with respect to the commencement of operations and extensive delays can be expected with respect to the negotiation of leases and interconnection agreements. In addition, disputes may arise with respect to pricing terms and other matters.

RISK OF SYSTEM FAILURE; SECURITY RISKS

  The Company's operations are dependent upon its ability to protect its network from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry, computer viruses or other events beyond the Company's control. Although the Company currently locates its computer hardware and other telecommunications equipment at many sites, there can be no assurance that the Company's existing and planned precautions of backup systems, regular data backups and other procedures will be adequate to prevent significant damage, system failure or data loss. Despite the implementation of security measures by the Company, its infrastructure may also be vulnerable to computer viruses, hackers or similar disruptive problems caused by forces outside of the Company. Persistent problems continue to affect public and private data networks, including computer break-ins and the misappropriation of confidential information. Such environmental and human-caused disruptions may jeopardize the reliability and security of information stored in and transmitted over the Company's network, which may result in significant liability to the Company and also may deter potential customers from using the Company's services. Any damage, failure or security breach that causes interruption or data loss in the Company's operations or those of its customers could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

  The Company relies on third parties to supply key components of its network infrastructure, including local and long-distance telecommunications services and telecommunications node equipment, certain of which may be available only from limited sources. In addition, LDDS Worldcom (USA), AT&T (USA), Viatel
(USA) and NTT (Japan) are the primary providers of telecommunications services to the Company and accounted for 24%, 41%, 14% and 4%, respectively, of the Company's expenditures on telecommunications services in February 1997. In certain geographic markets, the market for telecommunications services is even more concentrated due to the predominance of national PTTs. All of the Company's fax traffic passes through long-distance lines, satellite links and/or local loop telephone lines operated by firms other than the Company. The Company has from time to time experienced interruptions of service from its telecommunications carriers and there can be no assurance that the Company will not experience such interruptions in the future. In addition, the Company's contracts with its be no assurance that such telecommunications providers will continue to provide services to the Company at attractive rates, or at all, or that the Company will be able to obtain such services in the future from these or other providers on the scale and within the time frames required by the Company. Although the Company recently began to implement satellite-based telecommunications services to supplement its land lines of transmission, any failure to obtain such land-based telecommunications services on a timely basis at an affordable cost, or any significant delays or interruptions of service from such carriers, would have a material adverse effect on the Company's business, financial condition and results of operations.

  All of the faxboards used in the Company's network nodes are supplied by Brooktrout Technology, Inc. ("Brooktrout"). The Company purchases Brooktrout faxboards on a non-exclusive basis pursuant to purchase orders issued by the Company from time to time, carries a limited inventory of faxboards and has no guaranteed supply arrangement with Brooktrout. In addition to faxboards, certain other components used in the Company's network infrastructure are supplied by limited sources on a non-exclusive, purchase order basis. There can be no assurance that Brooktrout or the Company's other suppliers will not enter into exclusive arrangements with the Company's competitors, or cease selling these components to the Company at commercially reasonable prices, or at all. The anticipated expansion of the Company's network infrastructure is expected to place a significant demand on the Company's suppliers, some of which have limited resources and production capacity. In addition, certain of the Company's suppliers, in turn, rely on sole or limited sources of supply for components included in their products. Failure of the company's suppliers to adjust to meet such increasing demand may prevent them from continuing to supply components and products in the quantities and the quality and at the times required by the Company, or at all. The Company's inability to obtain sufficient quantities of sole or limited source components or to develop alternative sources if required could result in delays and increased costs in the expansion of the Company's network infrastructure or the inability of the Company to properly maintain its existing network infrastructure. Such occurrences would have a material adverse effect on the Company's business, financial condition and results of operations.

PROTECTION OF PROPRIETARY INFORMATION

  The Company has applied for patent protection in the United States relating to certain of its existing and proposed processes and services. There is no assurance that any patents will be obtained. If obtained, there is no assurance that any patents will afford the Company commercially significant protection of its technologies or that the Company will have adequate resources to enforce its patents. Patent applications in the United States are maintained in secrecy until patents are issued, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that it will be the first creator of inventions covered by any patent application it makes or the first to file patent applications on such inventions.

  Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with the Company's ability to make and sell its products. The Company has not conducted an independent review of patents issued to third parties. In addition, because of the developmental stage of the Company, claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. Although the Company believes that its products do not infringe on the patents or other proprietary rights of third parties, there can be no assurance that other parties will not assert infringement claims against the Company or that such claims will not be successful. There can also be no assurance that competitors will not infringe on any patents obtained by the Company. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products.

  The Company also relies on unpatented proprietary technology and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company could be materially adversely affected.

REGULATION

  The Company is not currently subject to direct communications regulation by the United States federal or state governments of its international fax-to-fax service. However, the Company is subject to certain registration and other regulatory requirements in certain of the countries to which it now provides service and it may become subject to additional foreign regulations in the future. Although the Company has undertaken a review of and believes that it is in material compliance with all foreign regulations applicable to it in countries where 5% or more of its current international traffic terminates, there can be no assurance that this is the case. The Company may be subject to regulations in these or other countries (where it has conducted no review of applicable law) that limit or restrict its ability to provide existing or proposed services or that expose it to fines or other penalties.

  Certain of the domestic services that the Company now plans to provide in the United States may subject it to federal regulation by the Federal Communications Commission (the "FCC") and state regulation by certain public service commissions. As a result, the Company may be required to file tariffs and complete certification processes. In addition, certain of the services may be subject to state rate and/or quality of service regulation.

Although the Company does not believe any such federal or state regulation will prohibit it from offering any proposed domestic service, the Company has not completed a review of all regulations that may be applicable to it and there can be no assurance that the Company will be able to offer all proposed services to all areas of the United States.

  Moreover, with respect to both existing and proposed foreign and domestic operations, there can be no assurance that changes in current or future laws or regulations or future judicial intervention would not have a material adverse effect on the Company. The Company is unable to predict the effect that any future foreign or domestic legislation or regulation may have on its existing or future business. See "Business--Regulation."

DEPENDENCE ON KEY PERSONNEL

  The Company's business is managed by a number of key personnel, the loss of which could have a material adverse effect on the Company. In addition, as the expansion of the Company's network progresses and its business develops and expands, the Company believes that its future success will depend greatly on its continued ability to attract and retain highly skilled and qualified personnel. Currently the Company has entered into an employment agreement with Douglas J. Ranalli. There can be no assurance that key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. Failure by the Company to retain or attract such key personnel could have a material adverse effect on the Company. See "Management."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company's growth strategy involves expanding its operations to numerous foreign jurisdictions and a significant portion of the Company's current operations are conducted and located abroad. International operations and business expansion plans are subject to numerous additional risks, including the impact of foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to the Company's operations and growth strategy. See "Business--Growth Strategy," "--Marketing and Customer Service" and "Acquisitions of Fax Business of SingCom (Australia)."

  Although the Company's subsidiaries have attempted, and will continue to attempt, to match costs and revenues and borrowings and repayments in terms of their respective local currencies, payment for a majority of purchased equipment has been, and may continue to be, required to be made in currencies, including dollars, other than local currencies. In addition, the value of the Company's investment in a subsidiary is partially a function of the currency exchange rate between the dollar and the applicable local currency. In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The countries in which the Company's subsidiaries now conduct business generally do not restrict the removal or conversion of local or foreign currency; however, there can be no assurance this situation will continue.

RISKS RELATED TO POTENTIAL FUTURE ACQUISITIONS

  The Company has signed a letter of intent with respect to the acquisition of the fax business of SingCom (Australia). Following the consummation of the Private Offering, the Company commenced negotiation of definitive documentation which it is attempting to finalize. Although management believes that this acquisition is in the best interest of the Company, it involves substantial expenditures and risks on the part of the Company and has resulted in additional operating losses for the initial period. There can be no assurance that this acquisition will be completed successfully or, if completed, will yield the expected benefits to the Company or will not materially adversely affect the Company's business, financial condition or results of operations. See "Acquisition of Fax Business of SingCom (Australia)" and "Use of Proceeds."

  The Company may in the future pursue acquisitions of complementary services or product lines, technologies or business, although the Company has no present understandings, commitments or agreements with respect to any such acquisitions except as described above. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. In the event that any such acquisition were to occur, there can be no assurance that the Company's business, financial condition and results of operations would not be materially adversely affected.

SEASONALITY

  The Company faces seasonal variations in demand. Fax traffic declines during periods with lower numbers of business days. For example, fax traffic to and from Western Europe declines in August, the traditional summer holiday period in the region.

FRAUDULENT TRANSFER CONSIDERATIONS

  Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Private Notes, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (b) (i) received less than reasonably equivalent value or fair consideration and (ii)
(A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof),
(C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believe that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Notes or, in the alternative, subordinate the Notes to existing and future indebtedness of the Company. The measure of the insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present saleable value of its assets was less than the amount that would be required to pay the probably liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. Management believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Private Notes were issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that the Company will receive reasonably equivalent value or fair consideration therefor, and that after the issuance of the Private Notes and the application of the net proceeds therefrom, the Company is solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of management.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

  As of the date hereof, the only registered holder of Private Notes is Cede & Co., as the nominee of DTC. The Company believes that, as of the date hereof, such holder is not an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to the Private Offering, there had been no market for the Notes and there can be no assurance that such a market will develop or, of such a market develops, as to the liquidity of such market. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offering, Resales and

Trading through Automatic Linkages (PORTAL) market. The Exchange Notes are new securities for which there is currently no market. The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. The Company has been advised by the Initial Purchasers that they intend to make a market in the Exchange Notes, as well as the Private Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and any such market making activities may be discontinued at any time without notice. In addition, such market making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement (as defined in the Registration Rights Agreement). Therefore, there can be no assurance that an active market for the Notes will develop. See "The Exchange Offer" and "Plan of Distribution."

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on February 21, 1997 (the "Closing Date") to the Initial Purchaser pursuant to the Purchase Agreement as part of Units consisting of the Private Notes and 175,000 Warrants to purchase in the aggregate 4,816,818 shares of the Company's Common Stock, $.01 par value. The Initial Purchaser subsequently sold the Units (including the Private Notes) to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Units (including the Private Notes), the Company and the Initial Purchaser entered into the Registration Rights Agreement on February 21, 1997. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 60 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date and (iii) use its best efforts to consummate the Exchange Offer within 45 days after the date on which the Registration Statement was declared effective by the Commission. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $175,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on     ,
1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 14% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each March 1 and September 1, commencing September 1, 1997. Holders of Exchange Notes will receive interest on September 1, 1997 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either
(i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible

Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of

Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

  (a) The tender is made through an Eligible Institution;

  (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

  (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders,
(ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or
(iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 180 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 180 days after the Expiration Date.

ADDITIONAL INTEREST

  In the event of a Registration Default (as defined in the Registration Rights Agreement), the Company is required to pay as liquidated damages, Additional Interest (as defined in the Registration Rights Agreement) to each holder of Transfer Restricted Securities (as defined below), during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to 0.50% per annum per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities held by such holder. Such Additional Interest rate will increase by an additional 0.50% per annum at the beginning of each subsequent 90-day period during which the Registration Default continues. Transfer Restricted Securities shall mean each Private Note until (i) the date on which such Private Note has been exchanged for an Exchange Note in the Exchange Offer, (ii) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement (as defined in the Registration Rights Agreement) or (iii) the date on which such Private
Note is distributed to the public pursuant to Rule 144(k) under the Securities Act. The amount of the Additional Interest will increase by an additional 0.50% per annum per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum Additional Interest of 2.00% per annum per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities. Following the cure of all Registration Defaults, the payment of Additional Interest will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Private Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

EXCHANGE AGENT

  Fleet National Bank has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail:               By Hand Delivery:


    Fleet National Bank Corporation        Fleet National Bank Corporation
 Corporate Trust Department 5th Floor   Corporate Trust Department 5th Floor
  One Federal Street Boston, MA 02110    One Federal Street Boston, MA 02110


        By Overnight Delivery:                      By Facsimile:


    Fleet National Bank Corporation                (617) 346-5501
 Corporate Trust Department 5th Floor
  One Federal Street Boston, MA 02110

                                                Confirm by Telephone:

                                                   (617) 346-5498

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $ . Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

  The Company will not receive proceeds from the Exchange Offer. The net proceeds from the Private Offering, were approximately $163.1 million, after deducting the Initial Purchaser's commission, the issuance of 5,000 Units as payment for cancellation of a portion of the Interim Financing and other expenses payable by the Company. The Company has deposited approximately $46 million of such net proceeds with the Escrow Agent to fund the Escrow Account. See "Description of Exchange Notes--Disbursement of Funds--Escrow Account." The Company plans to use up to $34.5 million of the remaining net proceeds to fund the acquisition of hardware for the expansion of the Intelligent Delivery Network (including the purchase of FaxLink autodialers for installation at customer facilities), to finance the purchase of business systems to support the anticipated growth in the size of the Company's business and to finance the build-out of the Company's new headquarters facility in Lowell, Massachusetts. In addition, approximately $6.0 million (Australian) (approximately $4.5 million (U.S.) based upon the February 11, 1997 conversion rate) will be used to fund the acquisition by the Company of certain assets and liabilities, including the right to service the existing fax business customer base, of SingCom (Australia) and the repayment of existing indebtedness. See "Acquisition of Fax Business of SingCom (Australia)." In addition, approximately $1.8 million of such net proceeds have been used to repay a portion of the Interim Financing extended by SingTel. See "Description of Other Indebtedness--Interim Financing." The remaining net proceeds of the Private Offering have been or will be used to fund the working capital requirements of the Company (including approximately $12 million of accrued accounts payable which have been paid since the Private Offering) and for general corporate purposes, including to finance substantial additional operating losses. See "Risk Factors--Historical and Anticipated Operating Losses; Negative Cash Flow from Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Pending such uses, the net proceeds of the Private Offering have been invested in investment grade, interest bearing securities.

  The Company currently expects that the net proceeds of the Private Offering will be sufficient to satisfy the Company's liquidity needs through the first quarter of 1998; however, there can be no assurance to that effect. If the Company's plans or assumptions change, if its assumptions prove to be inaccurate, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the Private Offering otherwise prove to be insufficient, the Company may be required to seek additional capital sooner than currently anticipated. The Company will be required to obtain substantial additional debt or equity financing (which may include secured equipment financing) (the "Additional Financing") which the Company believes (based on current projections) is necessary to complete the build-out of the Intelligent Delivery Network, to fund operating losses after the first quarter of 1998 until the Company begins to earn positive net cash flow from operations and to fund the Company's other liquidity needs. However, there can be no assurance that any such debt or equity financing will be available to the Company on favorable terms or at all or that the Company will generate positive net cash flow from operations on a timely basis and in an amount that will be sufficient to meet its liquidity needs or at all. In the event that the Company is unable to obtain such additional capital or generating cash flow from operations, the Company will be required to delay or to reduce the scope of its currently anticipated expansion of the Intelligent Delivery Network, or take other actions which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete, and the value of the Securities. Any delay in the expansion of the Intelligent Delivery Network will delay the projected date on which the Company expects to begin generating positive net cash flow from operations, thereby increasing the need for additional financing. See "Risk Factors--Need For Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1996 on a pro forma basis, as adjusted to reflect the issuance of the Units and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                          DECEMBER 31, 1996
                                                        -----------------------
                                                                   PRO FORMA
                                                        ACTUAL   AS ADJUSTED(1)
                                                        -------  --------------
                                                        (AMOUNTS IN THOUSANDS
                                                        EXCEPT SHARE AMOUNTS)
Cash, Cash Equivalents and Short-Term Investments(1)... $ 5,629     $157,491
Current Portion of Long-term Debt(1)...................  12,810        8,578
                                                        =======     ========
Long-term Debt(3):
  14% Senior Notes Due 2004(5).........................     --      $166,812
  Capital Lease Obligations............................   1,821        1,821
  Senior Notes Payable.................................   3,433        3,433
  Senior Notes Payable to SingTel(4)...................  41,359       41,359
                                                        -------     --------
    Total Long-term Debt...............................  46,613      213,425
                                                        -------     --------
Stockholders' Equity (Deficit):
  Convertible Preferred Stock, $1.00 Par Value
   24,715,500 Shares Authorized, 13,515,030 Shares
   Issued and Outstanding..............................  13,515       13,515
Common Stock, $.01 Par Value, 50,000,000 Shares
 Authorized, 3,786,025.................................      38           38
  Shares Issued and Outstanding........................  23,664       23,664
  Additional Paid-in Capital........................... (80,286)     (80,286)
  Accumulated Deficit..................................
  Common Stock Warrants(5).............................     --         8,189
  Cumulative Translation Adjustment....................     562          562
    Total Stockholder Equity (deficit)................. (42,507)     (34,318)
                                                        -------     --------
    Total Capitalization...............................   4,106      179,107
                                                        =======     ========

--------
(1) Pro forma as adjusted to reflect the issuance of the Units and the application of the net proceeds therefrom as if such transactions occurred on December 31, 1996 including the use of approximately $6.0 million (Australian) (approximately $4.5 million (U.S.) based upon the February 11, 1997 conversion rate) to acquire certain assets and liabilities of SingCom (Australia), including the right to service its existing fax business customer base, of which approximately $4.2 million (U.S.) is included in the Company's historical current portion of long-term debt as of December 31, 1996, and the use of approximately $12.0 million for accrued accounts payable of the Company.
(2) Includes approximately $46 million to be used to purchase U.S. Government Securities to be pledged to secure the Notes offered hereby and to be held in escrow for payment of the first four interest payments on the Notes.
(3) After December 31, 1996, the Company obtained interim financings of $7.5 million, of which approximately $0.7 million remains outstanding following the Private Offering, after giving effect to certain payments and to the cancellation of a portion of such interim financing in exchange for 5,000 Units.
(4) These obligations will be contractually subordinated to the Notes. See "Description of Certain Indebtedness."
(5)  Includes the effects of the issuance of the Initial Warrants.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The Summary Consolidated Statements of Operations Data for the years ended December 31, 1994, 1995 and 1996 and the Summary Consolidated Balance Sheet Data as of December 31, 1995 and 1996 set forth below, have been derived from the Consolidated Financial Statements of UNIFI audited by Arthur Andersen LLP, independent public accountants, and should be read in conjunction with such Consolidated Financial Statements and the notes thereto included in this Prospectus. The Summary Consolidated Statement of Operations Data for the years ended December 31, 1992 and 1993 have been derived from audited Consolidated Financial Statements of UNIFI that are not included in this Prospectus.

                                       YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------
                           1992       1993       1994        1995        1996
                         ---------  ---------  ---------  ----------  ----------
                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
  Revenues.............. $     475  $   3,943  $   6,952  $   10,664  $   25,218
                         ---------  ---------  ---------  ----------  ----------
  Costs and Expenses:
    Cost of Revenues....       957      2,979      4,656       7,840      27,599
    Sales and Customer
     Service............       940      2,611      8,326      11,837      25,706
    Research and Devel-
     opment.............       679      1,381      1,656       4,810      11,620
    General and Adminis-
     trative............       610      1,496      1,800       2,676       4,165
    Information Sys-
     tems...............       --         --         290         803       3,527
                         ---------  ---------  ---------  ----------  ----------
      Total Costs and
       Expenses.........     3,186      8,467     16,728      27,967      72,617
  Loss From Operations..    (2,711)    (4,524)    (9,776)    (17,302)    (47,399)
  Interest and Other
   Income (Expense),
   Net..................       (61)      (209)      (509)        165      (2,462)
                         ---------  ---------  ---------  ----------  ----------
  Net Loss Before
   Minority Interest....    (2,772)    (4,733)   (10,285)    (17,137)    (49,861)
  Minority Interest(1)..       --         --       1,525       2,480         948
                         ---------  ---------  ---------  ----------  ----------
  Net Loss.............. $  (2,772) $  (4,733) $  (8,760) $  (14,657) $  (48,913)
                         =========  =========  =========  ==========  ==========
  Net Loss Per Common
   Share(2)............. $   (0.85) $   (1.42) $   (2.64) $    (4.26) $   (13.04)
  Weighted Average
   Common Shares
   Outstanding..........     3,271      3,323      3,323       3,437       3,752
  Pro Forma Net Loss Per
   Common Share(2)......     (0.63)     (0.66)     (0.96)      (0.96)      (2.83)
  Pro Forma Weighted
   Common Average Shares
   Outstanding..........     4,392      7,225      9,148      15,291      17,267
OTHER FINANCIAL DATA:
  EBITDA(3)............. $  (2,540) $  (4,006) $  (6,441) $  (12,016) $  (40,191)
  Capital
   Expenditures(4)......       885      2,162      4,486       5,883      20,138
  Interest Expense......       (62)      (204)      (602)       (411)     (2,499)
  Ratio of Earnings to
   Fixed Charges(5).....       --         --         --          --          --

                                                                   PRO FORMA
                          DECEMBER 31,      DECEMBER 31,          AS ADJUSTED
                              1995              1996           DECEMBER 31, 1996
                         ---------------   ---------------    -------------------
                         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash, Cash Equivalents
 and Short-term Invest-
 ments(6)...............   $        11,124   $         5,360      $        157,491
Working Capital (Defi-
 ciency)(6).............             6,633           (25,936)               95,800
Total Assets............            25,378            41,184               199,952
Long-term Debt(7).......             9,703            46,613               213,425
Shareholders' Equity
 (Deficit)..............             8,871           (42,507)              (34,318)

--------
(1) See Note 2(b) to the Company's Consolidated Financial Statements.
(2) See Note 2(k) to the Company's Consolidated Financial Statements.
(3) EBITDA means net loss plus interest expense, income tax expense, depreciation and amortization expense and all other non-cash charges, less any non-cash items which have the effect of increasing net income or decreasing net income or decreasing net loss. Information with respect to EBITDA is included herein because a similar measure will be used in the Indenture (as defined) with respect to the computation of certain covenants and because it is a widely accepted financial indicator of a company's ability to service debt. EBITDA should not be considered in isolation from, as a substitute for or as being more meaningful than net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. EBITDA, as presented herein, may be calculated differently by other companies and, as such, EBITDA amounts presented herein may not be comparable to other similarly titled measure of other companies.
(4) Includes assets acquired under capital lease arrangements of approximately $1,546,000, $2,545,000, $730,000 and $2,420,000 in 1993, 1994, 1995 and
    1996, respectively.
(5) For the purpose of calculating the ratio of earnings to fixed charges, earnings represent loss from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on non-cancelable leases and amortization of debt issuance costs and debt discount. The Company's earnings have been inadequate to meet its fixed charges in 1992, 1993, 1994, 1995 and 1996 by $2,711,000, $4,528,000, $8,159,000,
    $14,246,000, $8,077,000 and $44,900,000, respectively.
(6) Includes approximately $46 million of funds that will be deposited in the escrow account pursuant to the Indenture and approximately $1 million of restricted cash. See "Description of the Senior Notes--Disbursement of Funds--Escrow Account."
(7) After December 31, 1996, the Company incurred $7.5 million of interim financing of which approximately $0.7 million was outstanding after the Private Offering, after giving effect to certain payments and to the cancellation of a portion of such interim financing in exchange for 5,000 Units.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  UNIFI is a rapidly growing multinational telecommunications company that provides business-to-business international fax document delivery services. The Company commenced operations in April 1992 and by the end of 1994 provided its services to approximately 3,500 customers sending fax transmissions from the United States to Japan. In February 1995, after receiving $10 million in financing from ORIX and Nichimen, UNIFI expanded its network to provide its services to customers originating fax documents in Japan. In April 1995 affiliates of SingTel provided UNIFI with a total of $70 million of debt and equity financing consisting of $30 million in equity, $25 million in working capital financing commitments and $15 million in equipment financing commitments. In October 1996, the Company had utilized all of its borrowing capacity under such financing commitment. See "Description of Certain Indebtedness". Since October 1996, the Company has borrowed $15.35 million in aggregate principal amount of indebtedness of which $13.35 million was borrowed from SingTel and $2.0 million was borrowed from CDS. Of such amount, approximately $6.8 million has been subsequently repaid to SingTel. The Company's obligations under all such indebtedness are unsecured and rank pari passu with the Company's obligations under the Senior Notes. See "Description of Other Indebtedness--Interim Financing" and "Certain Relationships and Related Transactions--Transactions with SingTel." UNIFI has utilized this financing to expand the Intelligent Delivery Network to permit it to originate fax document transmissions in six of the world's major telecommunications markets (in addition to the United States and Japan), expand its infrastructure to a level that it believes is sufficient to service its current line of products and services over the expanded Intelligent Delivery Network and to repurchase equity securities from early round investors and repay certain existing indebtedness. By December 31, 1996, UNIFI had expanded the Intelligent Delivery Network to provide its fax document delivery services to businesses in the United Kingdom, France, Germany, Hong Kong, Korea and China (the Company conducts operations in China through a joint venture with a local entity). In addition, UNIFI has entered into agreements with SingTel pursuant to which SingTel acquired the right to transmit fax documents over the Intelligent Delivery Network from, to and through Singapore and the Company agreed to install and maintain a node and other network support in Singapore. See "Certain Relationships and Related Transactions--Transactions with SingTel." As of February 28, 1997 UNIFI had approximately 9,117 customers (excluding non-revenue trial accounts and operations in China), of which approximately 5,700 were in the United States and Japan.

  The Company derives its revenues primarily from monthly customer charges based on the actual number of minutes (or fractions thereof) of international fax document transmissions provided to customers. The Company also charges its customers a monthly rental fee (and in some markets sells FaxLinks) for the use of each FaxLink installed at the customers' offices. Additionally, SingTel pays the Company license and network support fees. See "Certain Relationships and Related Transactions--Transactions with SingTel." UNIFI does not require its customers to enter into long-term contracts. However, UNIFI has experienced monthly churn rates of less than approximately 1.5% (calculated on a revenue-weighted basis) in each of the 12 months ending December 31, 1996 (other than October 1996, during which the Company experienced a 2.3% monthly churn (due primarily to the recovery of FaxLinks from customers with monthly usage below certain minimum thresholds). UNIFI attributes its low churn rate primarily to the high value-added delivery services provided by the Intelligent Delivery Network which, the Company believes, makes many of its customers less sensitive to the competitive pricing in the market. However, due to this competitive pricing, the Company has experienced, and expects to continue to experience, declining revenue per minute, which UNIFI expects to offset with increased volumes and decreasing transmission costs per minute, although there can be no assurance to that effect.

  The Company's principal operating costs are sales and customer service personnel, fax document transmission costs and research and development expense. As part of the expansion of its infrastructure, during 1995 and 1996 the number of employees and contractors has grown from 157 at December 31, 1994 to 653 at December 31, 1996, and operating expenses have increased from $12.1 million in 1994 to $20.1 million in 1995 and to $45.0 million for 1996. A significant part of that growth represented the opening of offices in the United

Kingdom, France, Germany, Hong Kong, Korea, and China and the expansion of the Company's sales force and customer service staff from 92 at the end of 1994 to 151 at the end of 1995 and 367 as of December 31, 1996. Sales and customer service expenses correspondingly increased from $8.3 million during 1994 to $11.8 million during 1995 and $25.7 million for 1996. However, sales and customer service expenses as a percentage of revenues have decreased from 120% in 1994 to 111% in 1995 and to 102% for 1996.

  UNIFI's fax document transmission costs consist of (i) local access cost of transmitting a fax document from the customer's fax machine to the Intelligent Delivery Network, (ii) the cost of providing UNIFI's 24-hour personalized fax document delivery service, (iii) network support costs and (iv) the costs of long-distance transmission and local delivery costs. Local access costs represent the cost of a local telephone call from the customer's fax machine to the nearest Intelligent Delivery Network node and from the Intelligent Delivery Network node nearest the destination to the receiving fax machine. The Company bears these local access costs only in a portion of the United States market as a result of "1-800" service to its nodes. Customers bear the local access costs directly in all other cases. The cost of providing UNIFI's delivery service primarily represents the payment of salaries and benefits to the Company's 24-hour delivery staff. Network support costs consist of the costs of UNIFI's 24-hour network monitoring group and the costs of configuring, installing and maintaining the Intelligent Delivery Network globally.

  There are two broad categories of fax document transmission and delivery costs: (i) on-net costs which are the costs of transmission and delivery to countries in which the Company has installed a network node and (ii) off-net costs which are the costs of transmission and delivery to countries where the Company has no network facilities. On-net costs include the cost of using the Company's transmission facilities to the destination country and the cost of delivering faxes from the ending network node to the final destination via the local PSTN. All calls destined for countries that do not have a network node (off-net traffic) are routed from a Company network node to one of several international carriers with which the Company has contractual arrangements. Off-net costs include the cost of using other carriers' long-distance services. These long-distance charges are significantly higher than the Company's on-net costs and, therefore, the Company's cost of delivering a document varies significantly according to the destination country. Because the Intelligent Delivery Network was only established in 1992 and has historically had a limited number of nodes (two in 1992, three in 1993, four in 1994, 10 in 1995 and 23 as of December 31, 1996) dependence on expensive long-distance charges has adversely affected the Company's results of operations. Approximately 36% of all fax deliveries for February 1997 were off-net.

  The Company's pending network build-out is expected to substantially reduce off-net traffic and, as fax transmission volume increases, improve the Company's gross margins by reducing variable costs. The Company's variable costs per transmission and, therefore, gross margins are a function of the proportion of total traffic that is carried on-net. For example, in 1994 virtually all of the Company's traffic was on-net and its gross margins were 33% despite the fact that it used less than half of its leased long-distance carrying capacity. (The Company carried fax traffic only one-way from the United States to Japan but leased long-distance lines, which are always two-way.) On the other hand, after the Company expanded its service to deliver faxes to all countries in 1995, the proportion of the Company's fax traffic that was carried on-net fell to 88% by the end of 1995 and the Company's gross margins declined to 26%, reflecting, among other things, the increase in off-net traffic, low capacity utilization of the Company's leased two-way telecommunications lines and the increased costs associated with the build-up of the Company's global sales and service infrastructure. In December 1996, approximately 64% of the Company's total fax traffic was on-net. This drop was due, in part, to the increase in the number of countries served by the Company that originate substantial amounts of traffic destined for countries that do not have a network node. The Company's goal is to increase the proportion of on-net traffic by increasing its number of network nodes. The Company believes that this increased on-net traffic, combined with increased utilization of two-way capacity, will substantially increase gross margins. However, there can be no assurance that it will realize this goal. Furthermore, the Company expects that the cost of leasing two-way long-distance lines will be largely offset by the revenues produced by two-way traffic as volume grows for the new routes created by the new nodes. There can be no assurance, however, that revenues from locations with destination nodes will equal revenues from fax traffic to such destinations.

  The Company has historically made significant expenditures related to the design, development and build-out of the Intelligent Delivery Network. Since 1990, the Company has invested approximately $115 million in the development, build-out and operation of the Intelligent Delivery Network and for product development. The Company expects to continue to spend significant amounts to expand its network and roll out additional products and services. See "-- Liquidity and Capital Resources" and "Business--Products and Services." Because the Company has, to date, been engaged primarily in organizational and start-up activities and investing in its infrastructure and the Intelligent Delivery Network, the Company has incurred significant negative cash flows since it commenced operations. The Company expects to continue to incur substantial operating losses and net losses in the future. See "Risk Factors-- Historical and Anticipated Operating Losses; Negative Cash Flow from Operations." UNIFI believes that its historical results of operations discussed below are not indicative of the results of operations of UNIFI which will follow the completion of the build-out of the Intelligent Delivery Network and the marketing of UNIFI's full line of electronic document delivery services. See "--Liquidity and Capital Resources" and "Risk Factors-- Development Stage Company; Short Operating History."

  UNIFI conducts operations in the United States, the United Kingdom, France, Germany, Hong Kong and Korea either directly or through wholly owned subsidiaries. UNIFI's operations in Japan are conducted by Fax Japan, a 51% owned subsidiary of UNIFI. In China, the Company's wholly owned subsidiary operates through an intercompany operating agreement with a local entity. Pursuant to the management agreement, UNIFI receives a portion (currently 80%) of the operating income of the international fax business of the local entity pursuant to an agreed upon formula. In Singapore, the Company granted to SingTel an exclusive, perpetual and irrevocable license to use (but not sublicense) the Company's network and technology for the transmission of fax document transmissions to, from and through Singapore. The Company has also agreed to maintain the network in Singapore, train SingTel's personnel and provide user documentation to SingTel to enable SingTel to use the network for such purposes. SingTel has agreed to pay to the Company 4% of SingTel's gross revenues from providing fax document delivery services from Singapore on the Company's network, and to pay certain other fees in exchange for the maintenance and other services provided by the Company to SingTel.

RESULTS OF OPERATIONS

 Year ended December 31, 1996 Compared to Year ended December 31, 1995

  Revenues grew 136% to $25.2 million in 1996 from $10.7 million in 1995. This increase was primarily a result of an increase in fax document traffic from approximately 10.5 million minutes in 1995 to approximately 22.7 million minutes in 1996. The increase in traffic was due to the increase in the number of UNIFI's customers from approximately 4,300 at December 31, 1995 to approximately 8,400 at December 31, 1996. The Company believes that approximately 2,696 of such new customers were added as a result of the introduction of fax document delivery service for documents originating in the United Kingdom, France, Germany, Hong Kong and Korea in 1996.

  Sales and customer service expenses increased 118% to $25.7 million in 1996 from $11.8 million in 1995. This increase was primarily the result of the addition of 216 sales and customer service personnel in 1996 to support the expansion of UNIFI's operations from two countries to eight countries. Sales and customer service expenses as a percentage of revenue declined to 102% in 1996 from 111%.

  Cost of revenues increased 254% to $27.6 million in 1996 from $7.8 million in 1995. This increase resulted primarily from the increased level of transmission activity (which increased the proportion of off-net traffic) in 1996 as well as the increase in the number of personnel in the document delivery and network support groups to support the expansion of the Company's services from two to eight countries. Cost of revenues as a percentage of revenues increased to 109% in 1996 from 74% in 1995, as the cost of the build-out of the Company's infrastructure exceeded sales growth over the period. In addition gross margins were adversely impacted by the increase in the percentage of off-net deliveries over the period.

  Research and development expenses increased 142% to $11.6 million in 1996 from $4.8 million in 1995. This increase resulted primarily from an increase in research and development personnel from 43 at December 31, 1995 to 76 at December 31, 1996 to support the simultaneous start-up of six new country units and the development of additional new product lines. Research and development expense as a percentage of revenues increased to 46% in 1996 from 45% in 1995.

  General and administrative expenses increased 56% to $4.2 million in 1996 from $2.7 million in 1995. This increase resulted primarily from increased administrative and overhead costs associated with UNIFI's expansion of the Intelligent Delivery Network. General and administrative expenses as a percentage of revenue decreased to 17% in 1996 from 25% in 1995.

  Information systems expenses increased to $3.5 million in 1996 from $0.8 million in 1995. This increase resulted primarily from increased investment in hardware and the cost of an additional 24 personnel in 1996 to support the increase in the number of country operating units from two to eight. Information systems expenses as a percentage of revenue increased to 14% in 1996 from 8.0% in 1995.

  Interest income decreased to $0.2 million in 1996 from $0.7 million in 1995. This decrease primarily resulted from the decrease in cash which was used in operating activities and invested in hardware for the expansion of the Intelligent Delivery Network.

  Interest expense increased to $2.5 million in 1996 from $0.4 million in 1995. This increase primarily resulted from borrowings under the Company's debt facility with SingTel (Netherlands Antilles) Pte. N.V., an affiliate of SingTel ("SingTel N.V.") to fund its operations and the continuing expansion of the Intelligent Delivery Network.

  As a result of the foregoing, UNIFI incurred a net loss of $48.9 million in 1996, representing an increase of 232% over the net loss incurred in 1995 of $14.7 million.

 Year ended December 31, 1995 Compared to Year ended December 31, 1994

  Revenues grew 53% to $10.7 million in 1995 from $7.0 million in 1994. This increase was primarily a result of an increase in fax document traffic from approximately 7.4 million minutes in 1994 to approximately 10.5 million minutes in 1995. The increase in traffic was due to the increase in the number of UNIFI's customers from approximately 3,500 at the end of 1994 to approximately 4,300 at the end of 1995. Approximately 680 of such new customers were in Japan and were added as a result of the introduction of fax document delivery service for documents originating in Japan in February 1995.

  Sales and customer service expenses increased 42% to $11.8 million in 1995 from $8.3 million in 1994. This increase was the result of the addition of 59 sales and customer service personnel in 1995 primarily due to the start-up of the Company's Japanese operations. Sales and customer service expenses as a percentage of revenue declined to 111% in 1995 from 120% in 1994 as a result of the increase in revenues in 1995.

  Cost of revenues increased 68% to $7.8 million in 1995 from $4.7 million in 1994. This increase resulted primarily from the increased level of transmission activity in 1995 as well as the increase in the number of personnel in the document delivery and network support groups. Cost of revenues as a percentage of revenues increased to 74% in 1995 from 67% in 1994, as the cost of the build-out of the Company's infrastructure exceeded sales growth over the period. As a result of the decrease in on-net traffic, gross margins decreased over the period from 33% in 1994 to 26% in 1995.

  Research and development expenses increased 191% to $4.8 million in 1995 from $1.7 million in 1994. This increase resulted primarily from investments by UNIFI in the development of enhanced delivery services for the expanded network including the development of multi-lingual customer action reports, status reports and statements. Research and development expense as a percentage of revenues increased to 45% in 1995 from 24% in 1994.

  General and administrative expenses increased 49% to $2.7 million in 1995 from $1.8 million in 1994. This increase resulted primarily from increased administrative and overhead costs associated with UNIFI's expansion into Japan originated fax document delivery. General and administrative expenses as a percentage of revenue decreased to 25% in 1995 from 26% in 1994.

  Information systems expenses increased 177% to $0.8 million in 1995 from $0.3 million in 1994. This increase resulted primarily from increased investment in server capacity and disk storage hardware and the depreciation of hardware platforms installed to support UNIFI's global expansion. Information systems expenses as a percentage of revenue increased to 8% in 1995 from 4% in 1994.

  Interest and other income (expense), net decreased to $0.2 million in 1995 from ($0.6) million in 1994. This decrease primarily resulted from an increase in the interest income earned on the proceeds received from SingTel N.V. as well as a decrease in interest expense as a result of the repayment of debt with the proceeds of the SingTel N.V. financing.

  As a result of the foregoing, UNIFI incurred a net loss of $14.7 million in 1995, representing an increase of 67% over the net loss incurred in 1994 of $8.8 million.

LIQUIDITY AND CAPITAL RESOURCES

  UNIFI has incurred significant operating losses and negative cash flows in each year since it commenced operations, due primarily to start-up costs, the costs of developing and building the Intelligent Delivery Network and the cost of developing, selling and providing UNIFI's products and services. As a result of operating losses, cash used in operating activities amounted to $22.5 million in 1996 and $14.4 million and $7.8 million in 1995, and 1994 respectively. Cash used in investing activities, largely consisting of the purchase of equipment utilized in the build-out of the Intelligent Delivery Network, was $20.7 million for 1996 and $6.0 million and $2.7 million, in 1995 and 1994 respectively. UNIFI has historically financed its cash requirements for operations and investments primarily through private sales of equity securities as well as equipment financing arrangements and other borrowings. Cash flows from the sale of equity securities was $.06 million for 1996 and $30.0 million and $14.6 million, 1995 and 1994 respectively. Cash flows from borrowing was $39.6 million for 1996 and $13.6 million, and $1.7 million, in 1995 and 1994 respectively. In addition, in 1995, the Company repurchased shares of Preferred Stock and outstanding warrants to purchase Common Stock for $7.4 million. There is no further borrowing capacity under the Company's existing loan agreements. For a summary of the terms and conditions of the indebtedness issued by the Company during these periods, see "Description of Certain Indebtedness."

  The Company plans to undertake a significant expansion of the Intelligent Delivery Network, both geographically and in terms of additional nodes, thereby enabling the Company to capture a higher percentage of overall traffic on-net. The Company plans to invest up to $34.5 million of net proceeds from the Private Offering to fund the purchase of hardware for the expansion of the Intelligent Delivery Network (including to purchase FaxLink autodialers for installation at customer facilities), to finance the purchase of business systems to support the anticipated growth in the size of the Company's business and to finance the build-out of the Company's new headquarters facility in Lowell, Massachusetts. The Company will be required to obtain substantial additional debt or equity financing (which may include secured equipment financing) that the Company believes (based on current projections) is necessary to complete the build-out of the Intelligent Delivery Network, to fund operating losses after the first quarter of 1998 until the Company begins to earn positive net cash flow and to fund the Company's other liquidity needs. However, there can be no assurance that any such debt or equity financing will be available to the Company on favorable terms or at all or that the Company will generate positive net cash flow from operations on a timely basis and in an amount that will be sufficient to meet its liquidity needs or at all. In the event that the Company is unable to obtain such additional capital or generate cash flow from operations, the Company will be required to delay or to reduce the scope of its currently anticipated expansion of the Intelligent Delivery Network, or take other actions which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete, and the value of the Securities. Any delay in the expansion of the Intelligent Delivery Network will delay the projected date on which the Company expects to begin generating positive net cash flow from operations, thereby increasing the need for additional financing. See "Use of Proceeds."

  In addition, approximately $6.0 million (Australian) (approximately $4.5 million (U.S.) based upon the February 11, 1997 conversion rate) will be used to purchase certain assets and liabilities of SingCom (Australia), including the right to service its fax business customer base, and to repay existing indebtedness. See "Acquisition of Fax Business of SingCom (Australia)." In addition, approximately $1.8 million of such net proceeds was used to repay a portion of the Interim Financing extended by SingTel. See "Description of Other Indebtedness--Interim Financing." The remaining net proceeds of the Private Offering have been or will be used to fund the working capital requirements of the Company (including approximately $12 million of accrued accounts payable) and for general corporate purposes, including to finance substantial additional operating losses. See "Risk Factors--Historical and Anticipated Operating Losses; Negative Cash Flow from Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  UNIFI does not have a significant source of liquidity other than the net proceeds of the Private Offering (excluding the approximately $46 million of U.S. Government Securities held in escrow that will be used to fund the first four interest payments on the Notes). If the Company's current projection of its future net operating losses or of future cash flows from operations is inaccurate in any material respect, the Company's cash needs could exceed its cash availability, which would have a material adverse effect on the Company. See "Risk Factors--Need For Additional Financing; and--Substantial Leverage; Ability to Service Indebtedness."

  Pending application of the net proceeds of the Private Offering, the Company has invested the funds from the Private Offering in short-term, interest bearing investment grade securities until such funds are applied to the capital investments and operating needs of the Company and its subsidiaries and to fund operating losses. A portion of the net proceeds has been delivered to the Escrow Agent in the form of U.S. Government Securities with maturities as nearly as possible matching the first four interest payment dates on the Notes in amounts sufficient to pay interest on the Notes on such dates. The Company will make the first four interest payments on the Notes with the proceeds of the U.S. Government Securities.

  The Company is highly leveraged. The Indenture permits the Company and its subsidiaries to incur additional indebtedness under certain circumstances to fund the expansion of the Company's network, and for other permitted purposes and, to a limited extent, to secure such indebtedness with liens on the assets of the Company and its subsidiaries. See "Description of Exchange Notes-- Certain Covenants." Holders of secured indebtedness will have priority over the holders of Notes in right of payment to the extent of the value of the assets securing such indebtedness. The ability of the Company and its subsidiaries to make scheduled payments with respect to indebtedness (including the Notes) will depend upon, among other things, the Company's ability to complete the necessary additional financing, the completion of its network on a timely and cost-effective basis, the market acceptance and customer demand for the Company's services and the future operating performance of the Company. Each of these factors is, to a large extent, subject to economic, financial, competitive, regulatory and other factors, many of which are beyond the Company's control. If the Company does not generate sufficient increases in cash flow from operations to repay the Notes at maturity, it could attempt to refinance the Notes; however, no assurance can be given that such a refinancing would be available on terms acceptable to the Company, or at all. Any failure by the Company to satisfy its obligations with respect to the Notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness, if any, of the Company. See "Risk Factors--Historical and Anticipated Operating Losses; Negative Cash Flow from Operations" and "--Need for Additional Capital" and "Description of Exchange Notes--Certain Covenants" and "--Limitation on Incurrence of Additional Indebtedness."

                                   BUSINESS

OVERVIEW

  UNIFI is a leading provider of international enhanced facsimile transmission and delivery services. The Company has developed the Intelligent Delivery Network, a system which combines highly efficient store-and-forward network technology with a proprietary Delivery Expert System and a 24-hour multi-lingual fax delivery staff. The Intelligent Delivery Network provides business customers with a facsimile delivery service that is secure, easy to use, more efficient, more reliable and less expensive than the direct dial services provided by the world's conventional long-distance carriers.

  UNIFI commenced operations in April 1992 by transmitting one-way facsimile traffic exclusively from the United States to Japan. By December 1993, the Company's monthly revenue from this single route had grown to approximately $440,000, the equivalent of annualized "run-rate" revenue of $5.3 million. As a result of these accomplishments, the Company was successful in attracting $80 million in total financing from several Asia/Pacific investors including Nichimen, ORIX and affiliates of SingTel, a major provider of telecommunications services in Singapore. With a portion of the proceeds from these financings, the Company (i) expanded its sales, document delivery, network monitoring, research and development, and administrative infrastructures and (ii) from December 1995 to September 1996 established operations, either directly or through SingTel or other contractual relationships with other parties, in seven additional countries to complement its existing operations in the United States and Japan. As of February 28, 1997, the Company had approximately 9,117 corporate customers (excluding non-revenue trial accounts and operations in China), of which approximately 721 were added in the first two months of 1997 and 1,238 in the fourth quarter of 1996. UNIFI's revenues for the year ended December 31, 1995 were approximately $10.7 million and revenues for the year ended December 31, 1996 were approximately $25.2 million.

  According to the International Telecommunications Union, international switched telecommunications traffic grew at an annual compound rate of 13.8% from 28 billion minutes in 1989 to 53 billion minutes in 1994. Based on several industry studies, the Company believes that fax transmissions represent approximately 20-25% of all switched international minutes, and in 1995, the market for international fax traffic totaled approximately $12 billion worldwide. The Company expects the growth of the telecommunications market to continue, particularly in emerging markets and in the Asia/Pacific region where the Company believes that facsimile will continue to be a preferred business communications technology. In order to capitalize on the technological trends in developed markets such as the United States and Western Europe, the Company has developed, and is actively testing product line extensions that will allow customers to access the Intelligent Delivery Network for fax transmissions from their PC-LAN environments, e-mail systems, and Internet software.

  Over the past five years, the Company has developed four key competitive elements which the management team believes are responsible for UNIFI's growth in the market:

  . Network Efficiency. The Intelligent Delivery Network's packet-switched store-and-forward technology transmits fax documents up to 16 times more efficiently than the circuit-switched technology utilized by the world's long-distance carriers. This efficiency advantage allows UNIFI to offer customers delivery rates that are significantly lower than the rates charged by long-distance carriers while generating attractive gross margins from its on-net traffic (i.e., traffic terminating in a country where the Company has installed a network node).

  . Superior Service--The Intelligent Delivery Network. Unlike its competitors, the Company provides end-users with a 24-hour, seven-day-a-week personalized delivery service based on its proprietary Delivery Expert System combined with a multi-lingual delivery staff that identifies, analyzes and resolves fax delivery obstacles. The Company believes this service is primarily responsible for the less than approximately 1.5% monthly churn it has experienced in each of the last twelve months (other than October 1996, during which the Company experienced a 2.3% monthly churn due primarily to the recovery of Fax Links from customers with monthly usage below certain minimum thresholds). The

   Company further believes that the Delivery Expert System provides a competitive advantage that cannot be easily replicated given the Company's experience and proprietary processes developed since 1992.

  . Global Sales and Service Infrastructure. UNIFI has operations in the
    United States, Japan, the United Kingdom, France, Germany, Hong Kong and Korea. In addition, the Company conducts operations in China pursuant to a partnership with a local entity and has a presence in Singapore and Australia through its relationship with SingTel. UNIFI's investment in a global sales and account management organization of 365 people has created a competitive advantage by allowing the Company to provide a consistent set of delivery services based on common service standards and centralized billing. Long-distance carriers, the Company's largest competitors, do not deploy a consistent set of global services due to regulatory and other market forces which constrain them from maintaining a global presence.

  . Large, Established Corporate Customer Base. UNIFI has an existing
    (February 28, 1997) base of approximately 9,117 customers (excluding non-revenue trial accounts and operations in China). The Company's account base grew by 762 in October 1996, 840 in November 1996, 558 in December 1996 (due to seasonality), 779 in January 1997 and 827 in February 1997 (in each case including a substantial number of non-revenue trial accounts). However, the Company primarily handles its customers' international fax transmission requirements (domestic fax services in the United States and Canada were only recently added), which constitute only a small portion of each customer's fax transmission needs. UNIFI has already begun to make significant investments necessary to broaden its service offerings to provide customers with a more complete set of fax delivery services through direct connection to desktop messaging software packages.

  The next phase of expansion for the Company involves increasing the size of the Intelligent Delivery Network to accommodate projected traffic growth and to increase the percentage of its traffic that is on-net, thereby decreasing variable delivery costs and improving gross margins. In addition, the Company intends to broaden its existing service offering to leverage its large existing customer base.

THE OPPORTUNITY

  The Public Switched Telephone Network ("PSTN") has been designed to carry real-time, two-way voice signals. This communication mode utilizes a 64,000 bits per second ("bps") capacity circuit to transport the required information. Since the PSTN does not distinguish between voice and non-voice calls, it allocates a full 64,000 bps circuit to each call, regardless of whether the call is voice or fax. However, the conventional fax machine generates data at an average rate of less than 7,000 bps (with a maximum rate of 9,600 bps). Moreover, since voice traffic is two-way, the PSTN allocates one 64,000 bps circuit in each direction regardless of whether a call is voice or fax. Information flow in a fax transaction is largely one-directional; very little information flows over the reverse circuit from the destination to the source fax machine. As a result of this capacity allocation by the PSTN, the conventional fax machine produces signals which occupy the entire two-way voice channel on a PSTN but actually utilizes only about 5% of its capacity.

  The Company has designed and constructed a store-and-forward network that overcomes these transmission inefficiencies. The network operates parallel to, and is accessed by, the PSTN. The network itself consists of a series of nodes that are interconnected by dedicated communication circuits, either fiber optic cables or satellite links which are leased from third-party providers. The nodes interface directly with the PSTN and are the means by which customer fax traffic enters and exits the Company's network. A fax transmission begins with the customer dialing a destination fax number. The Company's FaxLink autodialer attached to the fax machine telephone line intercepts the call and screens the number. If the call is bound for a domestic destination, it is allowed to pass through and be carried by the user's normal carrier. If, however, the call is bound for a destination served by the Company, the FaxLink autodialer dials the telephone number of the nearest Company node and allows the attached fax machine to communicate with it once the connection is made. As the node receives the fax, it converts the fax signal from its analog format back into the original highly efficient "baseband" digital format produced by the originating fax machine. This sending node then organizes the fax file into a series of "packets" and transmits them to the destination node. Because it is in its baseband digital form, the signal can be transmitted without the inefficiencies inherent in digital format used by the PSTN networks. Incorporating the digital data into packets and other overhead reduces the efficiency of the store-and-forward network from a theoretical value of 20:1 to an actual value of approximately 16:1. That is, the Company can send approximately 16 faxes over the same size circuit that the PSTN utilizes to send only one fax. Upon reaching the destination node, the fax signal is reconverted to its original analog format; the destination node then dials the destination fax machine and transfers the fax to it. The Company's nodes are connected by long-distance transmission systems, operated by third-party carriers, which form the arteries of the Intelligent Delivery Network. The Company utilizes the Intelligent Delivery Network to bypass the expensive international switched circuit facilities.

  Traditional store-and-forward facsimile networks are characterized by a common competitive disadvantage--slow feedback on the outcome of transmissions. Traditional fax machine technology is activated when a user dials the destination telephone number and obtains one of three principal responses: busy, no-answer, or a connection with the destination. With the first two, the user must attempt the call at a later time. With the third response, provided a fax machine answers, the call is set-up and the scanned image is transferred from the originating to the destination machine. This process provides the user with instant notification of the call progress-- connection or no connection. Moreover, if a person answers, it is likely the call was placed to a wrong number. The user can, if necessary, take immediate corrective action. In contrast, a properly provisioned store-and-forward network node will have a sufficient number of telephone lines such that a customer never receives a busy signal. All calls are attended to immediately. However, contact with the node does not equate to contact with a destination fax machine. The destination may be busy, or may not answer, or the call may be answered by a human voice. In any case, the customer is unaware of these events, possibly for an extended period of time.

  The Company's experience indicates that about 25% of international fax calls fail on the first attempt. Store-and-forward faxes are no exception. However, if a destination node does not succeed on its first call attempt, it is programmed to repeat the attempt several times, typically every five minutes for a period of half an hour. The typical store-and-forward network, failing to deliver the document after several attempts, generates a nondeliverable notice and sends it to the originating fax machine. The Company believes that this unreliable delivery behavior undermines the efficiency advantage enjoyed by store-and-forward networks.

THE INTELLIGENT DELIVERY NETWORK

  To overcome the above deficiencies, the Company has created the Intelligent Delivery Network, a system which combines highly efficient store-and-forward technology with a personalized delivery system. The personalized delivery system has two principal components: a proprietary Delivery Expert System software and a 24-hour, 7-day-a-week Document Delivery Staff. These two components work in conjunction to identify and resolve the vast majority of obstacles encountered by the network as it attempts to deliver a fax document.

  The computer-based Delivery Expert System is designed to automatically overcome a large variety of delivery problems. If a network node fails to deliver a fax on its first attempt, depending on the failure mode, it will automatically redial the number several times over a fixed period of time. If preliminary delivery attempts fail, the delivery attempt history is automatically transferred to the Delivery Expert System for automated analysis and resolution. For example, a very common problem with a fax machine is that it does not answer a call when it runs out of paper. If this happens after business hours or on a weekend, one or more days may pass before the machine is operational once again. In this instance, the Delivery Expert System would elect to defer delivery of the document until the beginning of the next business day. The Delivery Expert System has been designed to recognize standard holidays as well as weekends in all destination countries and takes full account of these events in the decision process. Alternatively, where the Delivery Expert System has been programmed to do so, it will route the call to another fax machine. The Delivery Expert System was first installed in September 1996 and is undergoing beta-testing.

  If the Delivery Expert System fails to resolve a delivery problem, it transfers the problem to the Document Delivery Staff for resolution through human intervention. This Company's centralized facility in Lowell,

Massachusetts, operates 24 hours a day, seven days a week; collectively, members of the staff speak most of the major languages of the world. Individuals in the Document Delivery Staff are responsible for contacting either the sender or receiver of a fax document to resolve difficulties. In the example cited above, a delivery analyst would call the sender to obtain the telephone number of the recipient, an alternative fax number (if any) and direction as well as authorization to manage future difficulties. All of this information is ultimately incorporated into the database utilized by the Delivery Expert System for automatic use in the future. Other activities of this group range from rerouting traffic to circumvent natural disasters to responding to constantly changing national dialing patterns.

  The Company believes that its personalized delivery system is a cost-effective method for overcoming many of the common fax delivery obstacles and a significant service advantage over its unassisted store-and-forward competitors. The Company further believes that its ability to provide reliable, value-enhanced fax service is based upon its operational experience and its accumulated knowledge and database of alternative fax numbers and other delivery instructions. UNIFI believes that its experience in overcoming fax delivery obstacles and its growing database of delivery solutions provides it with a competitive advantage over new market entrants attempting to duplicate the Company's specialized delivery capabilities.

THE UNIFI INTERNATIONAL STORE-AND-FORWARD NETWORK

  The Intelligent Delivery Network consists of a series of nodes or "points-of-presence" that are interconnected by dedicated long-haul telecommunication facilities--either fiber cables or satellite links leased from third-party carriers. Computers, which are based upon the IBM personal computer (PC) standard, form the core of the equipment in a typical node. All are inexpensive and generally available as off-the-shelf items from a number of vendors. A node's computers can be divided into three separate categories depending on their functionality: the fax concentrator, the traffic administrator and the file server. The fax concentrator interfaces directly to the PSTN and is the means by which customer faxes are reformatted and enter and exit the network. A fax concentrator contains the specialized cards that transform a fax from its analog to digital format. A single fax concentrator accepts 5,000 minutes of traffic per day, interfaces with up to 24 telephone lines and costs approximately $28,000. Fax concentrators were designed to be added to the network in a modular fashion to accommodate increasing traffic. A traffic administrator, again a PC-based instrument, controls the flow of traffic across the network. The file server receives the customer fax in digital format from the fax concentrator; it stores a copy of the fax until it is delivered, thereby insuring that a customer document is never lost. Each node also includes a router, which is also available off-the-shelf from a number of vendors. Routers provide the connectivity between network nodes; they transform data files into packets and route them to the proper destination node. The above machines are replicated as required to provide redundancy for reliability. A node also contains other ancillary equipment related to reliability, maintenance and security.

  Nodes have been designed to be extremely flexible so that the Company can efficiently add or otherwise adjust capacity or configuration in response to growing or changing traffic patterns. Nodes can be either one-way (for destination use only) or two-way (send and receive). A one-way node would typically be installed in a country to which a significant amount of traffic flowed. However, without a sales presence in that country, the Company would not originate fax traffic from that location. Such a node would also be less expensive because of reduced equipment needs. The equipment cost of a basic two-way and one-way node is approximately $176,000 and $40,000, respectively. One-way nodes are connected to the network by two-way leased long-distance lines or satellite links and do not, therefore, offer the same opportunity for the higher gross margins obtainable where traffic flows in both directions. However, given sufficient traffic, routes serviced by one-way nodes are more efficient than routes that are completely off-net.

  The modular format of the Company's nodes allows them to be easily converted from one-way to two-way and further to be easily and inexpensively expanded to increase capacity in tandem with increases in customer demand. In addition, the simple and inexpensive nature of the node design means that the Company can quickly deploy new nodes in response to demand in new locations. Finally, nodes are compact and can be easily and inexpensively moved to new locations should the Company encounter lower than expected traffic or other difficulties in a given market. The Company believes that the flexible nature of its nodes will allow it to efficiently build-out its network in increments and at a pace that is related to consumer demand.

  The Company has standardized its node equipment and specifications and limited the number of its suppliers to achieve cost efficiencies. Substantially all of the Company's node components are readily available from large, well-known suppliers. The Company continually evaluates new developments in electronic document distribution technology in connection with the design and enhancement of its system and development of services to be offered to its customers.

  The Company has made arrangements with standard telecommunication service providers or similar agencies to house its network nodes. The housing is typically located in a secure facility containing environmental and fire control equipment with battery back-up power supplies to contend with power failures. Where appropriate, earthquake resistant structures have been utilized. The Company has also designed its nodes to be extremely reliable, obviating the need for on-site Company personnel. Routine maintenance is centrally performed from the Company's offices in Burlington; on-site maintenance is purchased as required from the housing vendor.

  The Company's nodes are interconnected by a variety of dedicated third-party transmission systems including satellite links, leased fiber optic cables and frame relay circuits. The Company believes that these third-party systems provide secure, high quality connections and reliable throughput.

TELECOMMUNICATION SERVICE PROVIDERS

  The Company requires two basic types of telecommunication services: dedicated connectivity between nodes and switched services that allow customer traffic to enter and exit the network.

  The Company utilizes a variety of vendors and technology to provide connectivity between and among its network nodes. Vendors are chosen based upon reliability of service and price. For international connectivity, the Company principally relies upon frame relay technology provided by AT&T under its World Partners program. Frame relay service is typically less expensive than conventional dedicated circuits while offering greater reliability because of the built-in redundancy of these networks. Further, frame relay circuits can be provisioned with forward and return paths having differing capacities (hence lower costs), an important consideration when large imbalances in traffic exist between two countries.

  The Company has recently completed an agreement with Orion Atlantic, L.P. ("Orion") to provide satellite service between its nodes in the Eastern United States and Western Europe. The service is currently operational between its network nodes in Marlboro, Massachusetts and Frankfurt, Germany. The Company expects to employ satellite linkages between other European cities in the near future. Satellite service is advantageous to the Company because it eliminates the need to provide costly land line connectivity between and among the many important business centers in Europe. The Company believes that its arrangement with Orion will allow it to efficiently and rapidly expand its coverage of Western Europe and that similar satellite arrangements may become available in other locations. This broadcast feature may allow the Company to economically add new fax routes that might not be justifiable using standard land lines. The contract with Orion is unlike that available with conventional telecommunication circuit providers in that the cost is variable and based upon the total traffic transmitted. This arrangement further decreases the risk in installing network nodes in new locations in Western Europe.

  Within any individual country, the Company attempts to contract with the most reliable and least expensive carrier to provide switched service from the node to the PSTN. Although UNIFI accepts fax traffic for delivery to any country in the world, the Company currently maintains a presence in only nine countries. Traffic destined for delivery outside of the ten countries (including Singapore and Australia) where the Company has nodes must currently be completed by costly, conventional long-distance carriers (so-called off-net traffic). The Company's planned expansion of its network will increase the volume of traffic that is on-net. The Company has made arrangements with a number of international switched service providers including AT&T and LDDS WorldCom in the United States and Hong Kong Telecom to carry off-net traffic. The network chooses the carrier based upon the lowest cost to the required destination. For example, if AT&T is chosen as the carrier for a particular fax, the associated file is routed to the network node in Newark, New Jersey, which maintains dedicated circuits to that carrier.

GROWTH STRATEGY

UNIFI's goal is to rapidly increase both the number of worldwide customers that it services and the total volume of fax traffic transported over its Intelligent Delivery Network. UNIFI's strategy for achieving this goal is to leverage its existing operational and strategic competitive advantages by expanding the Intelligent Delivery Network into additional countries and by increasing the number of ways that customers can gain access to its Intelligent Delivery Network service.

  . Leverage the Intelligent Delivery Network Cost Advantage by Expanding the
    Network. In order to capitalize on the efficiency advantage that the Intelligent Delivery Network provides with respect to on-net traffic, the Company is in the process of installing network nodes in each of the countries where the Company terminates a large number of fax minutes. The Company currently accepts cross-border fax traffic from its customers for delivery anywhere in the world. Traffic destined for termination outside of the ten countries (including Singapore and Australia) where the Company currently has Intelligent Delivery Network nodes ("off-net" traffic) is costly to deliver because the Company must utilize conventional long-distance telephone networks to reach those off-net locations. The Company's strategy is to significantly expand the Intelligent Delivery Network, both geographically and in terms of additional network nodes, to accommodate traffic growth and to leverage the Intelligent Delivery Network on-net efficiency advantage. During February 1997, approximately 64% of the Company's total fax traffic was on-net; the Company's goal is to significantly improve overall gross margin performance by increasing the percentage of on-net traffic through this node expansion program. There can be no assurance, however, that the Company will be successful in achieving this goal.

  . Grow the Customer Base by Leveraging the Existing Global Sales/Service
    Infrastructure. The Company's goal is to further accelerate its customer growth rate and traffic growth rate by establishing sales channels in approximately two new countries in 1997 (bringing the total to 10 revenue generating countries by the end of 1997). The Company plans to achieve this goal by leveraging its existing global sales and service infrastructure by expanding to new countries located adjacent to existing operating units. The Company believes that revenue from additional countries can be generated quickly and efficiently by providing general management, technical support, administration and account management services to the new markets via the existing country units. For example, Hong Kong will provide support services to Taiwan, the United States will provide support services to Canada and Mexico, and the Company's French and German operations will provide support services to Belgium, The Netherlands and Switzerland.

  . Grow Traffic Minutes by Leveraging the Company's Large, Corporate
    Customer Base. UNIFI's revenue growth to date has been based on international traffic originating solely from fax machines. UNIFI has an existing (as of February 28, 1997) base of approximately 9,117 customers (excluding non-revenue trial customers and operations in China). The Company's account base grew by 762 in October 1996, 840 in November 1996, and 558 in December 1996, 779 January 1997 and 827 in February 1997 (due to seasonality) (in each case including a substantial number of non-revenue trial accounts). However, the Company currently primarily handles its customer's international fax transmission requirements (domestic fax services in the United States and Canada were only recently added) which constitute only a small portion of each customer's fax transmission needs. UNIFI has already begun to make the investments necessary to broaden its service offering to provide customers with a more complete set of fax delivery services through direct connection to desktop messaging software packages. The following product line extensions are in the process of being field tested and are currently scheduled to be introduced commercially in 1997:

    . Domestic fax service within Japan and Germany. Provision of Domestic service is expected to open up additional substantial fax markets to UNIFI inside these four countries.

    . Domestic and international Intelligent Delivery Network service from the desktop using e-mail and other LAN-based software. This service will allow customers to send and receive fax documents from the desktop via their existing e-mail or LAN-based systems.

    . Internet accessible fax services. This product will allow customers to send and receive fax documents via existing Internet connections utilizing the Company's secure and reliable Intelligent Delivery Network.

    . Broadcast fax service (domestic and international).

  The Company is currently providing LAN-based facsimile service from the desktop to Union Bank of Switzerland's London office utilizing fax server technology. UNIFI has also entered into a strategic relationship with CDS to jointly develop an e-mail-to-fax outsourcing service that will be designed to allow business customers to send and receive fax documents from both LAN- and host-based e-mail systems. This new service will be based on integrating CDS's
X.400 messaging technology with the Company's Intelligent Delivery Network. The Company expects that the joint product will be marketed to CDS's existing customer base during 1997 and then extended to a broader business audience in 1998. CDS's stated customer base includes approximately 170 "Global 2000" companies and approximately 3.5-5.0 million end users.

  The Company has also entered into agreements in principle to establish strategic relationships with three software companies that are focused on providing LAN-based and Internet-based fax software packages: RedBox, NetXchange Communications, Inc., and PonyExpress, Inc. The Company expects to jointly develop software products that will enable its customers to gain access to UNIFI's Intelligent Delivery Network System via a LAN-based or Internet-based connection utilizing a standard fax servicer or browser interface. Each of those transactions is subject to certain significant conditions, including definitive documentation, and there can be no assurance that any such transactions will be consummated.

PRODUCTS AND SERVICES

  International Fax-to-Fax Services. The Company's Intelligent Delivery Network combines the efficiencies of advanced store-and-forward technologies with the reliability of sophisticated expert systems and a 24-hour delivery staff. The Company believes that it provides a secure, low cost, reliable, business-to-business, international fax service. The Company believes that its system is a more reliable and less expensive fax service than what is available from traditional long-distance telephone services. UNIFI currently serves approximately 9,117 customers in eight countries. In addition, the Company has granted to SingTel the right to transmit fax documents over the Intelligent Delivery Network from, to and through Singapore. See "Certain Relationships and Related Transactions--Transactions with SingTel."

  Domestic Fax-to-Fax Services. The Intelligent Delivery Network is already positioned to offer domestic fax-to-fax services in the markets in which the network nodes are operational. The Company has initially targeted the United States, Japan, Canada and Germany for the introduction of domestic fax document services beginning in 1997 and has recently commenced domestic service in the United States and Canada. While the Company expects that gross margins will be lower on this service than on UNIFI's international fax-to-fax service, the Company believes that it will significantly expand the number of businesses to which the Intelligent Delivery Network will appeal, as well as complement the services the Company offers to its existing customers. However, since UNIFI's domestic fax-to-fax service in the United States will be a real time, rather than store-and-forward service, it will be subject to regulation in the United States. See "--Regulation."

  LAN-to-Fax Services. The Company is developing LAN-to-fax services. The Company's network architecture will allow customers to connect their local area network ("LAN") based fax-server directly to the

Intelligent Delivery Network. This would give LAN users full faxing capabilities with the same efficiencies and enhanced reliability realized in the international fax-to-fax market without investing in fax server related hardware and without adding new telephone lines. Recent studies indicate that over 80% of business professionals that use a LAN infrastructure that is capable of supporting a fax server currently send their faxes using stand-alone machines. The Company believes that this statistic indicates a significant growth opportunity.

  The Company's LAN-to-fax service has undergone 14 months of beta-test at the Union Bank of Switzerland's London office. During this test, the Intelligent Delivery Network has delivered over 30,000 pages of fax documents in September 1996 alone. This extensive beta-test period has helped the Company to refine its product, particularly the hardware requirements, prior to a full-scale roll out.

  The Company has also entered into an agreement with RedBox in the United Kingdom to develop technology that would integrate the Company's fax delivery service with RedBox's fax server. The goal of the RedBox project is to integrate a feature into all RedBox fax servers that would forward all fax transmissions routed to such servers to the Company's Intelligent Delivery Network, providing another means of connecting LAN environments to the Company's network. The resulting product would be jointly sold by UNIFI and RedBox. RedBox has conducted extensive testing on this product and is currently in the beta phase. Following completion of the beta-test, the Company expects to commence commercial sales of RedBox fax servers incorporating this new technology in the United Kingdom and France in 1997. The Company is in discussions with several other fax server companies to make the Company's LAN-to-fax service available in other markets.

  In addition, the Company and CDS have entered into an agreement to jointly develop an e-mail-to-fax outsourcing service that would allow CDS's customers to send and receive fax documents from both LAN and host based e-mail systems by integrating CDS's technology with the Intelligent Delivery Network. CDS customer base includes 170 "Global 2000" companies using its e-mail technology, and 3.5-5.0 million end-users that could potentially use this service. CDS has provided financing to the company and currently holds a 3-year convertible note for approximately $2.0 million and a warrant to purchase 56,406 shares of the Company's Common Stock. See "Description of Other Indebtedness--Interim Financing."

  E-mail and Voice-Mail Services. The Company also intends to broaden its service offering in order to position itself as the obvious electronic message carrier as the unified electronic desktop mailbox becomes a reality. The Company believes that consumers are increasingly demanding a unified electronic mailbox that would allow users to manage all forms of electronic communications with a single desktop terminal. The Company's planned services are expected to include e-mail and voice-mail as well as fax transmissions. The Company has agreed to license CDS's X.400 message transport and X.500 directory technology which is a key component for multi-media messaging. This technology base is expected to facilitate the Company's extension into e-mail, voice-mail, and mixed media messaging services.

  Broadcast Fax Services. The Company is planning to introduce broadcast fax services in 1997. Broadcast fax services will enable customers to rapidly distribute the same document to many recipients by a single transmission to the Intelligent Delivery Network. The Company believes that this service will allow customers to achieve significant savings on the cost of managing the fax process and documenting fax deliveries to multiple locations.

  Although the Company has plans to introduce new products in 1997 and thereafter, there can be no assurance that any of such new products will be introduced on the timetable currently contemplated, with the features currently contemplated, or at all or that they will achieve commercial success. See "Risk Factors."

MARKETING AND CUSTOMER SERVICE

  Several factors make sales and marketing especially high priorities for UNIFI. Foremost, the Company believes that because of the high level of fixed costs of establishing, operating and maintaining its Intelligent Delivery Network and the relatively low variable cost of running additional traffic through it, it can significantly improve its operating margins by increasing sales volume. The Company also believes that the rapid changes that are taking place in the computer and telecommunications industries are creating a window of opportunity for emerging companies like UNIFI to establish themselves as significant carriers. Lastly, the Company reaps ongoing revenues from new customers because of its low churn rate. Accordingly, the Company has spent and expects to continue to spend substantial resources on its sales and marketing programs in an effort to rapidly increase its customer base.

  UNIFI has expanded its sales force and customer service staff from 92 at the end of 1994, primarily located in the United States, to 365 as of February 28, 1997, located in eight countries worldwide. The Company has recruited extensively in its local markets and believes that the local knowledge and contacts of its largely indigenous sales force is a source of competitive advantage. UNIFI believes that this heavy investment in local sales resources makes UNIFI well-positioned for its planned geographic expansion and for the roll-out of additional products as new electronic messaging formats emerge and proliferate.

  The Company's build-out plan has been designed to make the most of existing Company resources. The Company plans to add nodes in some of the largest business communications markets that it does not currently serve. The Company expects to locate these nodes in areas where its customers are directing their outgoing faxes. Fortunately many of these new markets are adjacent to markets that the Company is already serving. Accordingly, the Company expects to serve the majority of these new markets with its existing sales offices in neighboring markets. The Company also plans to supplement its existing sales force with local third-party sales agents located in the new markets.

  The Company is also leveraging its existing resources by pursuing strategic ventures with companies in related and complementary fields. For example, the Company has entered into product development ventures with RedBox, a maker of fax server hardware, and with CDS, an e-mail service company. See "--Growth Strategy" and "--Products and Services." The Company believes that these and similar ventures will help it to reach new customers by integrating its existing services with products and services offered by other firms. The Company also believes that such ventures will lead to new hybrid fax-based products that will interface with emerging electronic messaging formats. The Company expects to enter into additional strategic ventures in the future.

  The Company markets its services primarily with a direct sales force of Account Executives. The Company's 152 Account Executives are deployed globally in the Company's 13 sales offices in eight countries. Each of the Company's Account Executives is given primary marketing responsibility for a defined geographic territory. The Account Executives focus their efforts on making in-person and telephone sales calls to medium to large businesses that transmit at least 15 pages of international facsimiles per day.

  Once a customer has been signed up by an Account Executive, the customer becomes the responsibility of a particular Account Manager. Account Managers are the primary Company contact point for existing customers in their given territory. They are responsible for helping new customers install FaxLinks and training customers' personnel to use the Company's new services. The Company encourages its Account Managers to make regular service and sales calls to existing customers. The Company believes that Account Managers establish long-term, service based relationships with their clients that often lead to high account retention, additional FaxLink connections (and therefore greater sales) and also will serve as the springboard for marketing new services, such as e-mail and voice-mail, when the unified desktop electronic mailbox becomes a reality.

  The Company has recently started an independent sales agent and firm partnering program. Under this program, the Company's local sales offices are given a substantial degree of freedom to enter into customized arrangements with local sales agents and firms with existing distribution networks that are well suited for selling the Company's services. This program allows the Company's sales offices to take advantage of the different sales resources and channels in the various markets that they operate in around the world.

  The Company supports its Account Executives, Account Managers, independent sale agents, partner firms and strategic ventures with an active head-office marketing department. The marketing department is responsible for formulating the Company's marketing strategies and priorities, conducting market research, analyzing market competition and creating and disseminating advertising and public relations materials.

COMPETITION

  The global market for facsimile transmission services, broadly defined, is highly competitive and the Company has recently observed increasing competitive price pressures. This market is served primarily by large telecommunications companies including AT&T, Sprint and MCI in the United States and government run PTTs in much of the rest of the world. These competitors have financial, marketing, technological and other resources far in excess of the Company's and their historic market positions give them an incumbency advantage. These companies offer basic and, in some cases, enhanced fax communications services over networks that for the most part have been specifically designed to carry voice signals and are based on "circuit switched" technology. The global market for facsimile services is also served by a group of low cost long-distance companies, such as Frontier, Worldcom LDDS and Cable & Wireless. Most of these firms also have financial resources far in excess of those of the Company. The Company believes that these firms compete almost exclusively on price. These companies also operate networks that have been specifically designed to carry voice signals and are based on "circuit switched" technology.

  The market is also served by more specialized facsimile service providers that offer basic store-and-forward services such as, FaxSav Inc. These firms operate store-and-forward networks that are specifically designed for facsimile traffic. The Company also potentially competes with Xpedite Systems, Inc. which currently operates a broadcast fax service and is adding a point-to-point fax service. Some of these firms have financial resources in excess of those of the Company. While, as mentioned above, a limited number of other firms operate store-and-forward systems, none currently offer the same monitoring and follow-up services that ensure that customers' facsimiles overcome typical delivery obstacles. The Company believes that without such services, the store-and-forward format offers no advantage, other than fax document delivery cost, over traditional facsimile transmission over voice networks.

  The Company has chosen to serve a very specific segment of the facsimile transmission service market. The Company expects the focused nature of its market niche to reduce the chance of a direct competitive response from the major telecommunications firms. Virtually all of the Company's customers are acquired at the expense of other telecommunications firms, however, the Company believes that because it currently provides primarily international fax document delivery services (and now, domestic service in the United States and Canada) the amount of sales taken from any one competitor is relatively small. The Company's small size and focused services may also be an advantage in gaining access to certain foreign markets. Many foreign telecommunications markets are dominated by state run PTTs and telecommunications is often the subject of national priorities. The Company believes that large, high profile telecommunications companies would be more likely to face protectionist or other exclusionary forces were they to attempt to replicate the Company's services in such foreign markets. However, as the Company extends its product line and grows, some or all of these various advantages will cease or decrease.

  As its facsimile traffic increases, the Company's believes that its Intelligent Delivery Network should increase its competitive cost advantage over traditional "circuit-switched" systems designed for voice transmission. The Company converts its customers' facsimiles into a more efficient format which reduces its variable cost of transmission. This cost based advantage will grow as the Company increases its volume of facsimile traffic and expands its network of international nodes.

  The Company also believes that it has an early mover advantage over potential competitors in its market niche. The Company believes that its ability to provide effective value-enhancing document delivery services is based on its operators' experience and its accumulated data base. The Company has spent the past four years accumulating and refining its document delivery procedures and accumulating a data base of alternative delivery procedures, fax numbers and other routing information that help it to overcome delivery obstacles and get its customers' faxes to their final destination. The Company believes that this "learning curve" could slow a potential competitor's attempt to enter the Company's market niche.

  While the Company believes that it enjoys certain competitive advantages in its market niche, many of the Company's competitors have substantially greater financial resources than the Company and there can be no assurance that the Company will be able to compete effectively in a rapidly changing industrial and technological environment. The Company is also dependent on certain telecommunications infrastructure owned and operated by these competitors. See "Risk Factors Dependence on Third-Party Carriers." In addition, the Company cannot predict whether AT&T, MCI, Sprint or any other competitor will expand their fax service businesses, cut prices, target the Company's customer base or otherwise respond competitively to the Company's actual and planned businesses. Mergers and acquisitions in the telecommunications industry, such as tile recently announced agreement of merger between MCI and British Telecom, may alter the competitive environment in a manner that is adverse to the Company's interests. Lastly, the Company has little proprietary technology, no exclusive contracts or any other Source of market controls. Consequently, there can be no assurance that tile Company's services will not be duplicated by existing or potential competitors. See "Risk Factors-- Competition."

EMPLOYEES

  The Company considers its relationship with its employees to be good. The Company employed 620 persons (including 28 contractors) as of February 28, 1997, substantially all of whom were full-time employees and none of whom was covered by a collective bargaining arrangement. Of these employees, 365 were engaged in sales and customer service; 146 in operations; 76 in research and development; and 33 in general and administrative activities.

PATENTS AND PROPRIETARY INFORMATION

  The Company regards certain of its computer software as proprietary and seeks to protect such software with internal non-disclosure agreements and other common law safeguards. The Company currently holds no United States or foreign patents, but has several United States patent applications pending. The Company does not believe that patent protection of any of its intellectual property is material to its business.

REGULATION

  Overview. Though the Company's current operations are not subject to federal or state regulation, its proposed domestic services may subject the Company to federal regulation by the FCC and state regulation by certain public service commissions. In addition, the Company is subject to certain registration and other regulatory requirements in certain of the countries to which it now provides service and it may become subject to additional foreign regulations in the future.

  Existing Services. The Company believes that its international fax-to-fax service constitutes an "enhanced service" according to FCC rules and regulations and thus is not subject to regulation by United States federal or state governments. However, the Company's international fax-to-fax service is subject to certain registration and other regulatory requirements in certain of the countries in which it provides such service. Although the Company has undertaken a review of, and believes that it is in material compliance with, foreign regulations applicable to it in each country where more than 5% of its current international fax-to-fax service traffic terminates, there can be no assurance that it is in compliance with all applicable regulations. The Company has not reviewed regulations in other countries in which it provides international fax-to-fax service. The Company may be subject to regulations in such other countries that may limit or restrict its ability to provide existing or proposed services.

  Proposed Services. Certain of the domestic services that the Company plans to provide may subject it to federal regulation by the FCC and state regulation by certain public service commissions. As a result, the

Company may be required to file tariffs and complete certification processes with such state public service commissions. Such tariff filings may be subject to challenge by third parties; responding to any challenges to such tariff filings could divert the Company's resources from its operating business. Although the Company does not believe any such federal or state regulation will prohibit it from offering any proposed domestic services, the Company has not completed its review of all such regulations that may be applicable to it, and there can be no assurance that the Company will be able to offer all proposed services to all areas of the United States.

  In addition, while the Company believes that the passage of the Telecommunications Act of 1996 (the "1996 Telcom Act") does not have an adverse effect upon the Company's proposed services, the FCC has not completed its implementation of the rules and regulations which are required by the 1996 Telcom Act, and there can be no assurance that such rules will not have a material adverse effect upon the Company's existing or proposed services. In addition, the 1996 Telcom Act is intended to foster competition in all sectors of the communications industry and there can be no assurance that the Company will not face substantially greater competition in providing both its existing and proposed services. All federal, state, and foreign regulations affecting the Company's existing and proposed services are subject to change and the Company cannot predict the impact that such regulatory changes may have on the Company's business.

PROPERTIES

  UNIFI's principal offices are located at 900 Chelmsford Street, Lowell, Massachusetts. The Company leases approximately 144,000 square feet pursuant to a lease which expires on December 7, 2002.

  UNIFI also maintains four branch offices in three states ranging in size from 400-5,000 square feet. Additionally, the Company also maintains offices for its subsidiaries in Japan, Hong Kong, China, the United Kingdom, France and Germany. Each of the Company's foreign offices is approximately 5,000-10,000 square feet. UNIFI believes that the Lowell facility will be adequate for its currently projected needs.

LEGAL PROCEEDINGS

  The Company is involved from time to time in routine legal matters incidental to its business. Management believes that the resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

              ACQUISITION OF FAX BUSINESS OF SINGCOM (AUSTRALIA)

  The Company has executed a letter of intent (the "SingCom (Australia) Letter of Intent") with SingTel calling for the Company to purchase certain of the assets (and to assume certain liabilities) of SingCom (Australia), a wholly owned subsidiary of SingTel, including the right to service the fax business customer base of SingCom (Australia). On April 1, 1996 UNIFI has assumed operational control of SingCom (Australia). See Note 13 to the Company's Consolidated Financial Statements. Following the consummation of the Private Offering, the Company commenced negotiation of definitive documentation which it is currently attempting to finalize, although there can be no assurance that the documentation will be finalized on favorable terms or at all. The aggregate purchase price for the acquisition of the facsimile business of SingCom (Australia)'s assets and the repayment of existing indebtedness is approximately $6.0 million (Australian) (approximately $4.5 million (U.S.) based on the February 11, 1997 conversion rate), payable in full in cash at closing. The Company intends to provide these funds out of the proceeds received from the Private Offering. See "Use of Proceeds."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below are the names, ages and positions of the directors and executive officers of the Company. All directors hold office until the next annual meeting of the stockholders of the Company and until their successors are duly elected and qualified, and all executive officers hold office at the pleasure of the Board of Directors.

       NAME              AGE                                 POSITION
       ----              ---                                 --------
Douglas J. Ranalli*.....  35 Chairman of the Board of Directors, President and Chief Executive Officer
Thomas P. Sosnowski*....  60 Director, Vice President of Strategic Projects
Robert A. Huebner.......  39 Vice President of Technology
Paula P. Litscher.......  37 Vice President of Corporate Finance
Timothy J. Martel.......  38 Vice President of Product Operations
Shae J. Plimley.........  32 Vice President of Product Management
Alvarado Stoddard**.....  41 Executive Vice President of Worldwide Customer Interaction
Chua Sock Koong***......  39 Director
Lim Eng***..............  41 Director
John B. Beinecke........  57 Director

--------
  * Designated as a director by Douglas J. Ranalli pursuant to the Stockholders Agreement.
 ** Mr. Stoddard joined the Company in November 1996.
*** Designated as a director by SingTel pursuant to the Stockholders
    Agreement.

  Douglas J. Ranalli founded UNIFI (formerly Fax International, Inc.) in September 1990 and has been the Chairman, President and CEO of the Company since that time. Prior to starting UNIFI, Mr. Ranalli was the President and Founder of Student Life Magazine. Mr. Ranalli founded Student Life in 1981 as an undergraduate student at Cornell University. Within four years after graduation, Mr. Ranalli expanded the circulation of the magazine to over 1,000,000 per issue and had given it national distribution. In 1987 Mr. Ranalli sold the magazine to Time, Inc. Mr. Ranalli holds a B.S. in Engineering from Cornell University and an M.B.A. from the Harvard Business School. Mr. Ranalli is the spouse of Shae Plimley.

  Thomas P. Sosnowski has been Vice President of Strategic Projects of the Company since 1994. Prior to that time Dr. Sosnowski was the Vice President and Director of Engineering of the Company beginning in 1991 when he joined the Company. Prior to joining the Company, Dr. Sosnowski held various management positions at GTE Laboratories from 1979 to 1983 and Eikonix, from 1983 to 1986, and a research position at Bell Laboratories from 1967 to 1979. In 1986 he founded Sosnowski Associates, where he provided consulting services in engineering management from 1986 to 1991. Dr. Sosnowski holds a B.S. in Engineering Science from Pennsylvania State University, and a Ph.D. in Engineering from Case-Western University. He is a senior member of Institute of Electrical and Electronic Engineers, the author of more then 20 technical publications and a holder of 10 patents.

  Robert A. Huebner has been the Vice President of Technology since he joined the Company in 1993. Prior to joining UNIFI, Mr. Huebner served as the Director of Business Practices and Software Engineering at Fidelity Investment from May 1992 to November 1993. Mr. Huebner has also held technology and business management positions at McDonnell Douglas SI Company from May 1988 to May 1992 and ISC International Technologies Group, Inc. from March 1985 to May 1988. He held an engineering position at Electronic Data Systems from June 1981 to March 1985. Mr. Huebner holds a B.S. in Business Administration from Boston University and an MBA from Pennsylvania State University.

  Paula P. Litscher has been Vice President of Corporate Finance of the Company since she joined the Company in September, 1992. Prior to joining UNIFI, Ms. Litscher owned and operated a restaurant from 1990 to 1992 and prior thereto was Corporate Controller of Martignetti Companies from 1987 to 1990. Ms. Litscher holds an MBA from Bentley College and a B.A. from Holy Cross College.

  Timothy J. Martel has been Vice President of Product Operations since August 1, 1996. Prior to such position, Mr. Martel served as Vice President of Development since joining the Company in May 1995. Prior to joining the Company, Mr. Martel held various management positions at PictureTel Corporation beginning in March of 1985, most recently Director of Engineering. Mr. Martel holds a B.S. in Computer Science from the University of Massachusetts at Amherst.

  Shae J. Plimley has been Vice President of Product Management since October 1996. Prior to such position, Ms. Plimley served as Vice President of Product Operations from February 1995 to October 1995, and Director of Service from January 1992 to January 1995. Prior to joining the Company in 1992, Ms. Plimley served as a Captain in the United States Air Force. Ms. Plimley holds a B.S. in Mechanical Engineering from Cornell University. Between October 1995 and September 1996, Ms. Plimley was on medical leave of absence from the Company. Ms. Plimley is the spouse of Douglas J. Ranalli.

  Alvarado Stoddard joined the Company as its Executive Vice President of Worldwide Customer Interaction in November 1996. Prior to joining the Company, Mr. Stoddard was the Vice President of U.S. Distribution for the Systems Business Unit of Digital Equipment Corporation. From June 1993 to April 1995, Mr. Stoddard was the Vice President of Workgroup Computing Services at Synetics Corporation. From January 1992 to June 1993, Mr. Stoddard was Senior Director, Business Partners (VARs) Sales and Marketing for Lotus Development Corporation. Mr. Stoddard holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from the University of North Carolina at Chapel Hill.

  Chua Sock Koong has been a director of the Company since 1995 and has been the Senior Vice President (Corporate Affairs and Finance) of Singapore Telecommunications Limited since July 1995. Ms. Chua has been with Singapore Telecommunications Limited since 1989 and has also served as that company's Treasurer and Vice President of Corporate Affairs. Ms. Chua holds a degree in Accountancy (with honors) from the University of Singapore and is a Certified Public Accountant and a Chartered Financial Analyst.

  Lim Eng has been a Director of the Company since 1996 and has been the Assistant Vice President of Singapore Telecommunications Limited since February 1996. Mr. Lim has been with Singapore Telecommunications Limited since 1980 and has served as that Company's Division Manager (International Telephone Sales) and as Manager (Teleview). Mr. Lim holds an Electrical Engineering degree from the University of Singapore and a Master of Science degree in Management from the Massachusetts Institute of Technology.

  John B. Beinecke has been a Director of the Company since 1994, and has served as Vice President and Director of Antaeus Enterprises, Inc. for the past 13 years. Mr. Beinecke holds a B.A. from Yale University.

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid to the chief executive officer and each of the other four most highly compensated executive officers of the Company during 1996.

                                                  OTHER       RESTRICTED SECURITIES
        NAME AND           SALARY                 ANNUAL        STOCK    UNDERLYING     LTIP        ALL OTHER
   PRINCIPAL POSITION       ($)    BONUS ($) COMPENSATION ($) AWARDS ($) OPTIONS (#) PAYOUTS ($) COMPENSATION ($)
   ------------------     -------- --------- ---------------- ---------- ----------- ----------- ----------------
Douglas J. Ranalli,
 President & Chief
 Executive Officer......  $150,000      --         --            --           --         --            --
Robert A. Huebner, Vice
 President--Technology..  $150,000      --         --            --         4,511        --            --
Thomas P. Sosnowski,
 Vice President--
 Strategic Projects.....  $150,000  $29,500        --            --         4,254        --            --
Paula P. Litscher,
 Vice President--
 Corporate Finance......  $124,519  $20,749        --            --         3,260        --            --
Timothy J. Martel,
 Vice President of
 Product Operations.....  $120,000      --         --            --         1,915        --            --

  The following table sets forth individual grants of stock options by the Company during 1996 to the executive officers named above.

                            OPTION GRANTS FOR 1996

                          NUMBER OF   PERCENT OF
                         SECURITIES  TOTAL OPTIONS
                         UNDERLYING   GRANTED TO
                           OPTIONS   EMPLOYEES IN  EXERCISE OR BASE EXPIRATION
       NAME              GRANTED (#)  FISCAL YEAR    PRICE ($/SH)      DATE    5% ($) 10% ($)
       ----              ----------- ------------- ---------------- ---------- ------ -------
Douglas J. Ranalli......      --          --              --              --    --      --
Robert A. Huebner.......    4,511         1.0%          $1.05        12/31/05   237     474
Thomas P. Sosnowski.....    4,254         1.0%          $1.05        12/31/05   223     447
Paula P. Litscher.......    3,260           *           $1.05        12/31/05   171     342
Timothy J. Martel.......    1,915           *           $1.05        12/31/05   100     201

--------
* Less than 1%.

  The following table sets forth each exercise of options by the named executive officers during 1996 and year-end value of stock options held by the named executive officers.

              AGGREGATED OPTION/EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                  VALUE OF
                                                         NUMBER OF SECURITIES   UNEXERCISED
                                                              UNDERLYING        IN-THE-MONEY
                                                        UNEXERCISED OPTIONS AT   OPTIONS AT
                           SHARES                               FISCAL          FISCAL YEAR-
                         ACQUIRED ON                         YEAR-END (#)         END ($)
                          EXERCISE                           EXERCISABLE/       EXERCISABLE/
       NAME                  (#)     VALUE REALIZED ($)     UNEXERCISABLE      UNEXERCISABLE
       ----              ----------- ------------------ ---------------------- --------------
Douglas J. Ranalli......        0                 0              0/250,000          0/475,000
Robert A. Huebner.......    1,361        $   952.70         27,932/  1,533     33,518/  1,840
Thomas P. Sosnowski.....        0                 0          3,962/  1,446      4,754/  1,735
Paula P. Litscher.......   33,554        $23,487.80         46,591/  1,108     69,906/  1,330
Timothy J. Martel.......        0                 0         41,277/ 20,638     49,532/ 24,766

EMPLOYMENT AGREEMENT WITH MR. RANALLI

  In connection with the SingTel Investment, Mr. Ranalli entered into an employment agreement with the Company in April 1995. The agreement provides that Mr. Ranalli will serve as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, subject to removal by the Company's Board of Directors for any reason after April 2000. Under the agreement, Mr. Ranalli is entitled to an annual salary of $150,000, which may be increased by, and at the discretion of, the Board of Directors. In addition, pursuant to the agreement, Mr. Ranalli was granted an option to purchase 250,000 shares of the Company's common stock at a price of thirty-five cents per share. Such option will vest 50% at such time as the Company's common stock first attains a value of $7.00 per share and 100% at such time as the Company's common stock first attains a value of $10.50 per share. The agreement provides that such valuation be determined by the Board of Directors using its best judgment and standard valuation techniques. Mr. Ranalli's employment agreement also provides that if his employment is terminated prior to April 2000 other than for "Cause" (as defined therein) or by reason of his death or disability, Mr. Ranalli will receive a payment in an amount equal to the salary which Mr. Ranalli would have earned under the agreement with respect to the period remaining through April 2000.

STOCK OPTION PLANS

 Amended and Restated 1993 Stock Option Plan

  The Company's Amended and Restated 1993 Stock Option Plan, as amended (the "1993 Plan"), was adopted by the Board of Directors and approved by the shareholders of the Company on November 14, 1994. Of the 4,325,000 shares of Common Stock authorized for grant under the 1993 Plan, 1,366,776 are currently available for grant, as of December 31, 1996. The Company has allocated the shares grantable under the 1993 Plan into two pools: one pool for special grants, such as grants to new employees, and the other pool for the Company's Long-Term Retention policy, which provides an annual grant to each employee as of December 31 of each year based on the employee's base salary paid during the year.

  The 1993 Plan is administered by the Compensation Committee of the Board of Directors or any other committee appointed by the Board of Directors with the responsibility for administering the 1993 Plan or, in the absence of either such committee, by the Board of Directors as a whole (the "Committee"). The Committee has complete discretion to determine the employees and others to whom options under the 1993 Plan are granted and the terms of any such option, including the number of shares subject to the option and the exercise price thereof, the duration of the option and the exercise date or dates of the option. The 1993 Plan provides that certain restrictions shall apply to options granted thereunder that are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, including that the exercise price of any such options shall be not less than 100% of the fair market value of Common Stock on the date of grant (or, not less than 110% of the fair market value of Common Stock on the date of grant if the recipient owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "Ten Percent Owner")) and that any such option shall not be exercisable beyond the tenth anniversary of the date of grant (or, in the case of a Ten Percent Owner, beyond the fifth anniversary of the date of grant).

 1994 Investor Incentive Stock Option Plan

  The Company's 1994 Investor Incentive Stock Option Plan, as amended (the "1994 Plan"), was approved by the Board of Directors and the stockholders of the Company on March 11, 1994. The purpose of the 1994 Plan is to provide incentives for investors to make debt and/or equity investments in the Company or any of its subsidiaries or affiliates. Of the 7,856,818 shares of Common Stock authorized for grant under the 1994 Plan, 71,329 shares were available for grant, as of February 28, 1996. The 1994 Plan is administered by a committee appointed by the Board of Directors with the responsibility for administering the 1994 Plan or, in the absence of such a committee, by the Board of Directors as a whole (the "Committee"). The Committee has complete discretion to determine the investors or prospective investors to whom options under the 1994 Plan are granted and the terms of any such option, including the number of shares subject to the option and the exercise price thereof, the duration of the option and the exercise date or dates of the option.

COMPENSATION OF DIRECTORS

  The directors of the Company receive no separate compensation for serving as directors of the Company.

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

  The Company has not in the past used a compensation committee to determine executive officer compensation. Payments to Mr. Ranalli are made in accordance with the terms of his employment agreement. All other executive compensation decisions are made by Mr. Ranalli in consultation with the Board of Directors. See "--Employment Agreement with Mr. Ranalli."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of February 28, 1996 with respect to the beneficial ownership the Company's common stock by: (i) each director of the Company; (ii) each executive officer of the Company;
(iii) each other person known to hold 5% or more of any class of the outstanding capital stock of the Company; and (iv) all current executive officers (regardless of salary and bonus level) and directors of the Company as a group. Unless otherwise indicated, the persons listed in the table below have sole beneficial ownership with respect to the shares indicated.

                               BENEFICIAL OWNER

  BENEFICIAL             NUMBER OF SHARES NUMBER OF SHARES OF PERCENTAGE OWNERSHIP OF
  OWNERSHIP(1)           OF COMMON STOCK  PREFERRED STOCK(2)   VOTING STOCK(3)(4)(5)
  ------------           ---------------- ------------------- -----------------------
SingTel Global Services
 Pte. Ltd...............  2,000,000(6)       8,570,000(6)              38.5%
Douglas J. Ranalli......  2,350,000(7)         314,769(8)               9.7%
Thomas P. Sosnowski.....    284,576(9)         135,269(10)              1.5%
Robert A. Huebner.......    154,465(11)            --                    * %
Paula P. Litscher.......    231,253(12)            --                    * %
Timothy J. Martel.......     61,915(13)            --                    * %
Shae J. Plimley.........    675,154(14)         22,500(15)              2.5%
Lim Eng.................  2,000,000(16)      8,570,000(17)             38.5%
Chua Sock Koong.........  2,000,000(16)      8,570,000(17)             38.5%
John B. Beinecke........    173,955(18)        800,083(19)              3.6%
All executive officers
 and directors as a
 group (nine persons)...  5,931,318(20)      9,842,621(21)             57.5%

--------
  * Less than one percent.
 (1) The address of each person is c/o the Company, 900 Chelmsford Street, Lowell MA.
 (2) The Company has six series of Convertible Preferred Stock outstanding. Each share of Convertible Preferred Stock is convertible into one share of Common Stock, subject to certain adjustments. Holders of Convertible Preferred Stock are entitled to vote on all matters to be voted on by the stockholders of the Company as a single class with the holders of the Company's Common Stock and are entitled to the number of votes equal to the number of shares of Common Stock into which the Convertible Preferred Stock is convertible.
 (3) Assumes the conversion of the Convertible Preferred Stock into Common
     Stock.
 (4) Pursuant to the Stockholders Agreement, Mr. Ranalli and certain other significant stockholders have agreed that two of the Company's five directors shall be appointed by Mr. Ranalli and two of the Company's five directors shall be appointed by SingTel. See "Certain Relationships and Related Transactions."
 (5) The number of shares of Common Stock deemed outstanding on February 28, 1997 includes: (i) 3,786,025 shares of Common Stock outstanding on such date, (ii) assumed conversion of 13,515,030 shares of Convertible Preferred Stock outstanding on such date, (iii) 7,717,813 shares of Common Stock issuable pursuant to outstanding warrants to purchase Common Stock exercisable within 60 days, and (iv) 2,438,350 shares of Common Stock issuable pursuant to outstanding options.
 (6) Represents 2,000,000 shares of Common Stock issuable pursuant to warrants and 8,570,000 shares of Series G Convertible Preferred Stock representing 100% of the outstanding shares of such series.
 (7) Includes 250,000 shares issuable pursuant to options that could become exercisable within 60 days. Does not include shares owned beneficially and of record by Shae J. Plimley, spouse of Mr. Ranalli and an executive officer of the Company.
 (8) Includes 70,000 shares of Series A Convertible Preferred Stock and 244,769 shares of Series B Convertible Preferred Stock representing 9% and 18%, respectively, of the outstanding shares of such series. Does not include shares owned beneficially and of record by Ms. Plimley.
 (9) Includes 5,408 shares issuable pursuant to options that could become exercisable within 60 days.

(10) Includes 50,000 shares of Series A Convertible Preferred Stock and 81,000 shares of Series B Convertible Preferred Stock owned beneficially and of record by Mary J. Sosnowski, spouse of Mr. Sosnowski Representing 7% and 6% of the outstanding shares of such series, respectively. Mr. Sosnowski disclaims beneficial ownership of shares held by Ms. Sosnowski. Also includes 1,500 shares of Series A Convertible Preferred Stock held by Mr. Sosnowski's children.
(11) Includes 153,104 shares issuable pursuant to options that could become exercisable within 60 days.
(12) Includes 197,699 shares issuable pursuant to options that could become exercisable within 60 days.
(13) Represents 61,915 shares issuable pursuant to options that could become exercisable within 60 days.
(14) Includes 191,684 shares issuable pursuant to options that could become exercisable within 60 days. Does not include shares owned beneficially and of record by Douglas J. Ranalli, spouse of Ms. Plimley and an executive officer of the Company.
(15) Represents 22,500 shares of Series B Convertible Preferred Stock.
(16) Represents 2,000,000 shares issuable to SingTel Global pursuant to warrants. Mr. Lim Eng and Ms. Chua Sock Koong, each a director of the Company, are officers of SingTel and could be deemed to share voting control of shares owned beneficially and of record by SingTel Global. Mr. Lim Eng and Ms. Chua Sock Koong disclaim beneficial ownership of such shares.
(17) Represents 8,570,000 shares owned beneficially and of record by SingTel Global. Mr. Lim Eng and Ms. Chua Sock Koong, each a director of the Company, are officers of SingTel and could be deemed to share voting control of shares owned beneficially and of record by SingTel Global. Mr. Lim Eng and Ms. Chua Sock Koong disclaim beneficial ownership of such shares.
(18) Represents 35,000 shares issuable pursuant to warrants owned beneficially and of record by Antaeus Enterprises, Inc., a Delaware corporation ("Antaeus"), and 71,955 shares issuable pursuant to warrants owned beneficially and of record by 420 Associates, a New York General Partnership. Mr. Beinecke is a Vice President and Director of Antaeus and a general partner of 420 Associates, and may be deemed to share voting and investment control with respect to shares in the Company held by each such entity. Does not include 3,500 shares issuable pursuant to warrants held beneficially or of record by certain trusts of which Mr. Beinecke is an income beneficiary only.
(19) Includes 125,820 shares owned beneficially and of record by Antaeus and 674,262 shares owned beneficially and of record by 420 Associates, a New York General Partnership. Does not include 434,185 shares held beneficially or of record by certain trusts of which Mr. Beinecke is an income beneficiary only.
(20) Represents 2,897,553 shares owned beneficially and of record, 2,173,955 shares issuable pursuant to warrants and 859,810 shares issuable pursuant to options.
(21) Includes 761,615 shares of Series A Convertible Preferred Stock, 351,038 shares of Series B Convertible Preferred Stock, 8,570,000 shares of Series G Convertible Preferred Stock, 34,285 shares of Series D Convertible Preferred Stock and 125,682 Shares of Series F Convertible Preferred Stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH SINGTEL

  On April 10, 1995, affiliates of SingTel agreed to make $70 million of investments in the Company (the "SingTel Investment"), consisting of (i) a $25 million term loan, (ii) $15 million of equipment financing and (iii) the purchase of 8,570,000 shares of the Company's Series G Convertible Preferred Stock for $30 million. For a summary of the terms of such instruments, see "Description of Certain Indebtedness." On October 31, 1996, these arrangements were revised in contemplation of the Private Offering (the "Restructuring"). In connection with the Restructuring, the Company also granted SingTel Global or its assigns a warrant to purchase up to 2 million additional shares of Common Stock at $1.83 a share at any time or from time to time prior to March 1, 2007. Since October 31, 1996, SingTel has provided the Company with an additional $13.35 million of debt financing, approximately $6.8 million of which has subsequently been repaid. See "Use of Proceeds" and "Description of Certain Indebtedness--SingTel Advances." The following is a summary of certain arrangements entered into among the Company and its stockholders, on the one hand, and SingTel and its affiliates, on the other hand.

  SingTel and its affiliates do not guarantee the obligations of the Company and are under no obligation to provide any financial support to the Company. SingTel Global can be expected to exercise its rights with respect to the Company in the interests of SingTel Global and its affiliates, which may conflict with the interests of holders of the Notes and the Warrants.

 The Stockholders Agreement

  In connection with the SingTel Investment, the Company, SingTel Global, Douglas J. Ranalli and certain other significant stockholders of the Company entered into the Stockholders Agreement, which contains certain restrictions with respect to the transferability of Mr. Ranalli's capital stock of the Company, and provides for certain voting arrangements and other rights granted by the parties with respect to their shares of capital stock of the Company. The Stockholders Agreement provides that the Company's Board of Directors shall be comprised of (i) seven directors if the holders of the Company's Series D Convertible Preferred Stock are entitled to and have elected a director and (ii) five directors at all other times. SingTel Global is entitled to (i) appoint three directors if the Board of Directors is comprised of seven directors and two of the directors if the Board of Directors is comprised of five directors so long as it and its affiliates own at least six million shares of common stock of the Company (or Convertible Preferred Stock representing the right to acquire such shares) and (ii) appoint one director so long as it and its affiliates own at least one million but less than six million shares of the Company's common stock (or Convertible Preferred Stock representing the right to acquire such shares). Douglas J. Ranalli is entitled to appoint two of the directors and the stockholders which are unaffiliated with SingTel Global, Mr. Ranalli or management of the Company are entitled to appoint one director. In addition, if upon the death of Mr. Ranalli, SingTel Global and its affiliates own more than 50% of the outstanding common stock of the Company, SingTel Global will be entitled to appoint one additional director (and the number of directors shall be increased to give effect to such right). The Stockholders Agreement also provides that, subject to certain exceptions, Mr. Ranalli may not sell any shares of capital stock of the Company during the term of the Agreement. Currently, the Board of Directors is comprised of 5 directors, two of whom are appointed by Mr. Ranalli and two of whom are appointed by SingTel Global.

  The Stockholders Agreement will terminate upon the earlier to occur of (i) the consummation of a primary initial public offering of the Company's common stock by the Company at any time if such public offering is approved by a majority of the Board of Directors, has an aggregate price to the public of $20 million or more, and such shares are listed on certain national stock exchanges or NASDAQ (other than pursuant to the registration rights described herein) (a "Primary Initial Public Offering"), (ii) at SingTel Global's option, at any time that the stockholders party thereto (other than SingTel Global and its affiliates) own in the aggregate less than one million shares of common stock of the Company or (iii) the occurrence of certain events of insolvency with respect to the Company.

 The InterCompany Operating Agreement

  In connection with the SingTel Investment, the Company granted to SingTel an exclusive, perpetual and irrevocable license to use (but not sublicense) the Company's network and technology for the transmission of fax document transmissions to, from and through Singapore. The Company has also agreed to maintain the network in Singapore, train SingTel's personnel and provide user documentation to SingTel to enable SingTel to use the network for such purposes. SingTel has agreed to pay to the Company 4% of SingTel's gross revenues from providing fax document delivery services from Singapore on the Company's network, and to pay certain other fees in exchange for the maintenance and other services provided by the Company to SingTel. During 1995 and 1996, SingTel incurred expenses payable to the Company in an aggregate of approximately $.09 million and $3.4 million, respectively, pursuant to such agreement. SingTel has also provided $13.35 million of advances under the Intercompany Operating Agreement as Interim Financing since October 31, 1996. See "Description of Other Indebtedness--Interim Financing."

 The Stock Purchase Agreement

  The stock purchase agreement pursuant to which SingTel Global purchased the Company's Series G Convertible Preferred Stock (the "Stock Purchase Agreement") contains significant operating restrictions on the Company. Among other restrictions, the Stock Purchase Agreement provides that without the approval of at least two-thirds of the Board of Directors, the Company will not (subject to certain exceptions) (i) make, or permit any subsidiary to make, any material change in the nature of its business, (ii) consolidate or merge the Company with or into, or sell all or substantially all of its assets to another entity, (iii) loan funds to or provide other credit support for any borrowing by, any other person, (iv) redeem, purchase or otherwise acquire for value any shares of its capital stock, (v) declare or pay a dividend or other distribution, (vi) authorize or issue any capital stock senior to or on a parity with the Series G Convertible Preferred Stock, (vii) liquidate, voluntarily wind-up or dissolve the Company, (viii) issue, or grant any registration rights in respect of, any equity or debt securities or rights, options or warrants, to purchase any such securities, (ix) incur any indebtedness for borrowed money, (x) invest in the equity of any other person,
(xi) make capital expenditures in excess of $50,000 per transaction or (xii) amend the Company's Certificate of Incorporation or By-Laws. In addition, the Company's annual budget must be approved by at least two-thirds of the Board of Directors. Pursuant to the Stock Purchase Agreement, SingTel Global has the right so long as it and its affiliates own at least six million shares of the Company's Series G Convertible Preferred Stock (or shares of the Company's Series I Convertible Preferred Stock or Common Stock into which such Series G Shares are convertible) to appoint two members of the Company's executive staff (vice president level, including the Chief Financial Officer and the Chief Operating Officer) and up to three members of the Company's lower-tier management. In addition, pursuant to the Stock Purchase Agreement, the Company granted to SingTel Global (subject to certain exceptions) a right of first refusal to acquire (on terms to be agreed to in good faith) a 49% interest in any joint venture subsidiary established by the Company in either Australia or the Philippines for the purpose of providing facsimile network transmission services from those countries under an agreement similar to the agreement with the minority interest in Fax Japan. The Company also granted a right of first refusal to SingTel Global (subject to certain exceptions) with respect to an interest in any joint venture subsidiary established by the Company. Most of such restrictions (other than the rights of first refusal) terminate upon termination of the Stockholders Agreement.

  Pursuant to the Restructuring, the Stock Purchase Agreement was amended to provide that a Primary Initial Public Offering may be approved by a simple majority of the Board of Directors.

 The Registration Rights Agreement

  Pursuant to a registration rights agreement (the "Amended and Restated Registration Rights Agreement") among the Company and certain significant stockholders, holders of specified percentages of capital stock of the Company (other than Doug Ranalli) may demand registration of their capital stock subsequent to December 31, 1997 (subject to certain exceptions). The registration rights agreement also provides such stockholders with incidental registration rights with respect to such holders' shares of capital stock.

CAPITAL STOCK REPURCHASES

  From June 13, 1995 to July 7, 1995 the Company repurchased an aggregate of 1,738,440 shares of its Convertible Preferred Stock and warrants to purchase 543,149 shares of common stock for an aggregate cash purchase price of $7,385,838 or $3.50 per share.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE CREDIT AGREEMENT

  In connection with the SingTel Investment, the Company and SingTel N.V. have entered into a credit agreement (the "Credit Agreement") under which the Company has borrowed the $25 million. Amounts drawn under the Credit Agreement must be repaid on the later of (i) March 1, 2005 or (ii) the date on which the Notes are paid, defeased, redeemed, repurchased or otherwise satisfied in full (the "Note Payment Date") (provided that if the Note Payment Date is prior to March 1, 2005, borrowings under the Credit Agreement will become due 91 days after the Note Payment Date). Borrowings under the Credit Agreement accrue interest at a rate equal to the five-year benchmark treasury rate (as defined) on the applicable drawdown date plus 3% per annum (with a premium of 3% per annum during the continuance of an event of default). Prior to the Note Payment Date, interest will not be paid in cash but will be added to the principal amount of the loan quarterly in arrears. Thereafter, interest shall be paid quarterly in arrears. The Company's obligations under the Credit Agreement are unsecured and subordinated to the Company's obligations under the Notes.

  The Credit Agreement contains significant operating restrictions on the Company, including prohibitions on the Company's ability to (i) incur liens,
(ii) make investments, (iii) make asset sales outside the ordinary course of business, (iv) purchase, lease or otherwise acquire assets outside the ordinary course of business, (v) become a party to a sale-lease-back transaction, (vi) pay dividends or make other distributions in respect of capital stock, (vii) redeem, repurchase or otherwise acquire outstanding capital stock or (viii) merge or consolidate with or into any other person. The Credit Agreement contains customary events of default in addition to a cross default to the Stock Purchase Agreement. See "Certain Relationships and Related Transactions."

  As of December 31, 1996, there was $25 million in aggregate principal amount of indebtedness and approximately $1.4 million of accrued interest outstanding under the Credit Agreement.

THE EQUIPMENT FINANCING AGREEMENT

  The Company and SingTel N.V. have also entered into an equipment financing agreement (the "Equipment Financing Agreement"), pursuant to which SingTel N.V. has loaned the Company the maximum of $15 million to purchase equipment provided for in the Company's annual budget, which annual budget is subject to the approval of two-thirds of the Board of Directors pursuant to the Stock Purchase Agreement. Amounts drawn under the Equipment Financing Agreement must be repaid on the later of (i) March 1, 2005 or (ii) the Note Payment Date (provided that if the Note Payment Date is prior to March 1, 2005, borrowings under the Equipment Financing Agreement will become due 91 days after the Senior Note Payment Date). Prior to the Note Payment Date, interest will not be paid in cash but will be added to the principal amount of the loan quarterly in arrears. Thereafter, interest shall be paid quarterly in arrears. Borrowings under the Equipment Financing Agreement accrue interest at six month United States Dollar LIBOR on the applicable drawdown date plus 2% per annum (with a premium of 3% per annum during the continuance of an event of default). The covenants and events of default provided for in the Equipment Financing Agreement are substantially the same as those provided for in the Credit Agreement. The Company's obligations under the Equipment Financing Agreement are unsecured and subordinated to the Company's obligations under the Notes.

  As of December 31, 1996, there was approximately $15 million in aggregate principal amount of indebtedness and approximately $0.2 million of accrued interest outstanding under the Equipment Financing Agreement.

INTERIM FINANCING

 SingTel Advances

  Pursuant to a series of letter agreements, SingTel has made advances (the "SingTel Advances") to the Company of $13.35 million under the Company's InterCompany Operating Agreement with SingTel. See

"Certain Relationships and Related Transactions--Transactions with SingTel-- The InterCompany Operating Agreement," Each such advance bears interest at a rate per annum equal to the sum of (i) the one-year United States Treasury rate in effect at the time the advance was made plus (ii) 5%. All such interest is payable in cash monthly in arrears. Such advances will be applied to the fees and other amounts payable by SingTel to the Company under the Intercompany Operating Agreement. As of March 31, 1997, approximately $2.4 million of the SingTel Advances had been so applied. SingTel has canceled $6.8 million of such indebtedness in exchange for 5,000 Units and payment of $1.8 million in cash. In connection with such advances, among other things the Company granted SingTel the right to appoint a second executive officer of the Company (thereby giving SingTel the contractual right to appoint both the Chief Operating Officer and Chief Financial Officer of the Company plus three members of lower-tier management). See "Certain Related Transactions-- Transactions with SingTel--The Stock Purchase Agreement."

  After December 1996 the Company has not made the required payments of interest of approximately $250,000 on the Sing Tel Advances and the Term Loan Agreement. Sing Tel has agreed to waive such defaults upon receipt of such interest payments, which waiver is effective as of the consummation of the Private Offering.

 CDS Financing

  In December 1996, the Company obtained $2.0 million of interim debt financing (the "CDS Financing") from Control Data Systems, Inc. ("CDS"), pursuant to a 10% convertible term note issued by the Company to CDS (the "Original CDS Note"). As of April 1, 1997, the Company and CDS entered into an agreement pursuant to which CDS exchanged the Original CDS Note for (i) the Company's 14% Convertible Term Note (the "CDS Exchange Note:) in principal amount equal to the original principal amount of the Original CDS Note plus accrued interest thereon through March 31, 1997, and (ii) a warrant to purchase up to 56,406 shares of the Company's Common Stock (the "CDS Warrant") at an exercise price per share equal to $0.25. The terms of the CDS Exchange Note provide that (i) such note shall mature three years from the date of issuance thereof, (ii) interest thereon shall accrue and be paid semi-annually in arrears on April 1 and October 1 in each year, commencing on October 1, 1997, (iii) CDS may redeem all (but not less than all) of the outstanding principal and accrued and unpaid interest thereon at any time on or after April 1, 1999 in the event the Company shall have completed an initial public offering of Common Stock, convert all (but not less than all) of the outstanding principal and accrued and unpaid interest thereon into shares of Common Stock at a price per share equal to the lesser of (a) $15.0, or (b) the price per share to the public of the shares of Common Stock sold by the Company in such offering. The CDS Warrant is exercisable in whole or in part for ten years form the date of issuance. The number of shares for which the CDS Warrant is exercisable are subject to adjustment for certain events such as stock splits, stock dividends, and certain issuances of Common Stock or rights to acquire Common Stock.

STEELCASE FINANCING

  The Company has entered into financing arrangements consisting of a loan to the Company of $308,000 and lease financing of up to $2,500,000, in each case from Steelcase Financial Services Inc. ("Steelcase"). Such lease is for work stations and furniture for the Company's new headquarters facilities in Lowell, MA, and such loan was made to enable the Company to discharge its remaining obligations under a prior third-party equipment and furniture lease and bears interest at a rate of 12% per annum. The Company has granted to Steelcase a first-priority security interest in the workstations and furniture financed by Steelcase as well as certain of the Company's accounts receivables. Steelcase has agreed to release its security interests in such accounts receivable upon receipt by Steelcase of a letter of credit or cash collateral from the Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  In the opinion of Latham & Watkins, counsel to the Company, the following discussion describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

  The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes.

                         DESCRIPTION OF EXCHANGE NOTES

  The Exchange Notes will be issued under an indenture, dated as of February 21, 1997 (the "Indenture") between the Company and Fleet National Bank, as Trustee (the "Trustee"). The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA"), as in effect on the Date of the Indenture. The following summary of the material provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture and Escrow Agreement, including the definitions of certain terms contained therein and those terms made a part of the Indenture by reference to the TIA. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used below in this "Description of Exchange Notes" section, the term "Company" means UNIFI Communications, Inc., but not any of its Subsidiaries, unless the context otherwise requires.

GENERAL

  The Notes will be senior obligations of the Company. The Notes will be collateralized by a first priority security interest in the Escrow Account described under "Disbursement of Funds--Escrow Account." The Notes will be effectively subordinated to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of the Company. As of December 31, 1996, after giving effect to the Private Offering and the consummation of the transactions contemplated hereby, the Company would have had approximately $55.2 million of indebtedness outstanding ranking subordinate to the Notes and the Subsidiaries of the Company would have had approximately $5.7 million of indebtedness and other liabilities outstanding ranking effectively senior to the Notes.

  The Notes will be issued only in registered form, without coupons, in principal denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the office of the Company's agent in the City of New York located at the corporate trust office of the Trustee. In addition, interest may be paid at the option of the Company, by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Notes. The Company may change any paying agent and registrar without notice to the holders.

MATURITY, INTEREST AND PRINCIPAL

  The Notes are limited to an aggregate principal amount of $175,000,000 and will mature on March 1, 2004. Interest on the Notes will accrue at a rate of 14% per annum and will be payable semi-annually on each March 1 and September 1, commencing on September 1, 1997, to the persons who are registered holders at the close of business on the February 15 and August 15 immediately preceding the applicable interest payment date. The Company will pay interest on overdue principal from time to time on demand at the rate of 2% per annum in excess of the rate shown on the cover page of this Prospectus. The Company shall, to the extent lawful, pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate of 2% per annum in excess of the rate shown on the cover page of this Prospectus. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months, and, in the case of a partial month, the actual number of days elapsed.

Interest on the Notes may increase if the Company fails to fulfill its obligations under the Notes Registration Rights Agreement. See "Exchange Offer; Registration Rights."

  The Notes will not be entitled to the benefit of any mandatory sinking fund.

OPTIONAL REDEMPTION

  The Indenture provides that the Notes will not be redeemable (except as provided below) prior to March 1, 2001. On and after March 1, 2001 the Notes will be redeemable, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date if redeemed during the 12-month period beginning on March 1 of the years indicated below:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2001............................................................  114.000%
     2002............................................................  107.000%
     2003 and thereafter.............................................  103.500%

  The Indenture provides that in the event that on or prior to March 1, 2000, the Company consummates one or more Equity Offerings (as defined), the Company may, at its option, redeem from the proceeds of such Equity Offerings no later than 60 days following the consummation thereof 33% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 114% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that immediately after giving effect to any such redemption, not less than 67% of the aggregate principal amount of the Notes originally issued remains outstanding.

CHANGE OF CONTROL

  The Indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that the Company repurchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

  The Indenture provides that within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be not less than 30 days nor more than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, properly endorsed for transfer together with such other customary documents as the Company may reasonably request, to the paying agent at the address specified in the notice prior to the close of business on the date the Change of Control Offer expires.

  The Indenture provides that the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer.

  If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company might be required to purchase. In the event that the Company were required to purchase Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all.

  With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

  The foregoing provisions may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect the holders because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

SELECTION AND NOTICE

  The Indenture provides that in the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee pro rata, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that if the Notes are redeemed in part with the proceeds of an Equity Offering, the Trustee shall select the Notes to be redeemed by prorating, as nearly as may be, the principal amount of Notes to be redeemed among the holders of the Notes in proportion to the principal amount of Notes registered in their respective names. In any proration pursuant to an Equity Offering, the Trustee shall make such adjustments, reallocations and eliminations as it shall deem proper to the end that the principal amount of Notes so prorated shall be $1,000 or a multiple thereof, by increasing or decreasing or eliminating the amount which would be allocable to any holder on the basis of exact proportion by an amount not exceeding $1,000. The Trustee in its discretion may determine the particular Notes (if there are more than one) registered in the name of any holder which are to be redeemed, in whole or in part. No Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, unless the Company defaults in the payment of the redemption price therefor.

DISBURSEMENT OF FUNDS--ESCROW ACCOUNT

  The Notes will be collateralized, pending disbursement pursuant to the Escrow Agreement dated as of February 21, 1997, among the Company, the Trustee and Fleet National Bank, as Escrow Agent (the "Escrow Agreement"), by a pledge of the Escrow Account, which initially contained approximately $46 million of the net proceeds from the sale of the Private Notes issued pursuant to the Private Offering (the "Escrow Collateral"), representing funds that together with the proceeds from the investment thereof will be sufficient to pay two years' interest on the Notes.

  The Company entered into the Escrow Agreement which provides for the grant by the Company to the Trustee, for the benefit of the holders, of security interests in the Escrow Collateral. All such security interests will collateralize the payment and performance when due of certain of the Obligations of the Company under the Indenture and the Notes, as provided in the Escrow Agreement. The Liens created by the Escrow Agreement will be first priority security interests in the Escrow Collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company.

  Pursuant to the Escrow Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest on the Notes scheduled to be paid on such date or the Company may direct the Escrow Agent to release to the Note Trustee from the Escrow Account proceeds sufficient to pay interest then due on the Notes. In the event that the Company exercises the former option, the Escrow Agreement provides that the Company may thereafter direct the Escrow Agent to release to the Company proceeds or Escrow Collateral from the Escrow Account in like amount.

  In the event that the funds or U.S. Government Securities (the "Available Funds") held in the Escrow Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company or the Company's regular independent public accountants, to provide for payment in full of the first four scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the fourth scheduled interest payment), the Trustee will be permitted to release to the Company at the Company's request any such excess amount.

  Pending such disbursements, all funds contained in the Escrow Account will be invested in U.S. Government Securities. Interest earned on the U.S. Government Securities will be placed in the Escrow Account. Upon the acceleration of the maturity of the Notes, the Escrow Agreement will provide for the foreclosure by the Trustee upon the net proceeds of the Escrow Account. Under the terms of the Indenture, the proceeds of the Escrow Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and second, to the Obligations under the Notes and the Indenture. Under the Escrow Agreement, assuming that the Company makes the first four scheduled interest payments on the Notes in a timely manner with Available Funds (the "Available Funds"), all of the U.S. Government Securities will be released from the Escrow Account.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants.

  Limitation on Incurrence of Additional Indebtedness. The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly, create, incur, assume, guarantee, acquire or become liable, contingently or otherwise, for (collectively "incur") any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitations, the Company may incur Indebtedness (including, without limitation, any Acquired Indebtedness) and Restricted Subsidiaries may incur Indebtedness under Vendor Financing Arrangements if after giving pro forma effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom the Company's Leverage Ratio would be less than 5.0 to 1; provided, that if prior to March 1, 1999, the Company has not consummated a primary underwritten public offering (excluding any offering pursuant to Form S-8 under the Securities Act or any other publicly registered offering pursuant to the Securities Act pertaining to an issuance of shares of Common Stock or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) of Common Stock of the Company pursuant to an effective registration statement under the Securities Act resulting in gross proceeds to the Company of at least $35 million, such ratio shall be reduced to 4.5 to 1 until such time as the Company completes such an offering.

  The Indenture provides that any Indebtedness of an entity existing at the time it becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Company or any Restricted Subsidiary shall be deemed to be incurred as of the date such entity becomes a Restricted Subsidiary or the date of such merger.

  The Indenture provides that the Company will not incur any Indebtedness that is subordinate to any other Indebtedness of the Company unless such Indebtedness is also expressly subordinated to the Notes; provided, however, that no Indebtedness of the Company shall be deemed to be subordinate to any other Indebtedness of the Company solely because such other Indebtedness is secured. Accretion of accreted value and accrual of interest shall not be deemed to be an "incurrence" for purposes of this covenant, nor shall the payment of interest in the form of additional Indebtedness.

  Limitation on Restricted Payments. The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly:

    (i) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or payable to any Restricted Subsidiary of the Company) on shares of the Capital Stock of the Company;

    (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any Restricted Subsidiary not owned or held by the Company or a Restricted Subsidiary, or any warrants, rights or options to acquire shares of any class of such Capital Stock, other than
  (x) the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (y) to the extent that such Capital Stock or warrants, rights or options are owned by the Company or any Restricted Subsidiary of the Company;

    (iii) make any principal payment on, purchase, decrease, redeem, prepay, defease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate or junior in right of payment to the Notes (other than any such Indebtedness owing to the Company or any Restricted Subsidiary of the Company); or

    (iv) make any Investment (other than Permitted Investments) after the Issue Date;

(each of the foregoing prohibited actions set forth in clauses (i), (ii), (iii) and (iv) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (a) a Default or an Event of Default under the Indenture shall have occurred and be continuing or would result therefrom, (b) the Company is not, at such time, able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the Leverage Ratio described under the covenant "--Limitation on Incurrence of Additional Indebtedness" above, or (c) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) exceeds or would exceed the sum of:

    (A) Cumulative EBITDA since the Issue Date less the product of 2.0 times Cumulative Interest Expense since the Issue Date, plus

    (B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding net cash proceeds attributable to the equity securities comprising a part of the Units), plus

    (C) without duplication of any amounts included in the immediately preceding subclause (B), 100% of the aggregate net proceeds (determined pursuant to the penultimate paragraph of this covenant) received by the Company from the issuance and sale (other than to any Restricted Subsidiary) of any Qualified Capital Stock of the Company upon the conversion of, or in exchange for, any Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness under the SingTel Credit Agreement and SingTel Equipment Financing Agreement and any other subordinated Indebtedness outstanding immediately after the Issue Date), plus

    (D) an amount equal to the aggregate amount of cash dividends, repayments of loans or advances in cash or other assets constituting Productive Assets and valued at the fair market value thereof, or other transfers of cash, in each case to the Company or to any Restricted Subsidiary of the Company from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating Cumulative such amount included in calculating Cumulative EBITDA of the Company), or the amount resulting from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in the covenant described under "--Limitation on Restricted and Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture, plus

    (E) without duplication of the immediately preceding subclause (D), an amount equal to (i) the lesser of the cost or net cash proceeds or other assets constituting Productive Assets and valued at the fair market value thereof received upon the sale or other disposition of any Investment made after the Issue Date which had been treated as a Restricted Payment and
  (ii) the cost of any Investment then outstanding in any Person (other than an Unrestricted Subsidiary) at the time of a transaction whereby such Person becomes a Restricted Subsidiary (but, in each case, without duplication of any amount included in calculating Cumulative EBITDA of the Company).

  No amount determined under subclause (D) or (E) above shall be less than zero for purposes of this covenant.

  Notwithstanding the foregoing, these provisions do not prohibit:

    (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date of declaration; or

    (2) the acquisition of Capital Stock of the Company or any Restricted Subsidiary or warrants, options or other rights to acquire such Capital Stock through the application of the net proceeds of any capital contribution (other than from a Restricted Subsidiary) or a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company; or

    (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, either (i) solely in exchange for shares of Qualified Capital Stock of the Company (or warrants, options or other rights to acquire Qualified Capital Stock of the Company) or for Indebtedness of the Company which is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes, and has a Weighted Average Life to Maturity no less than that of the Indebtedness being exchanged or (ii) through the application of the net proceeds of any capital contribution or a substantially concurrent sale for cash (other than to or from a Restricted Subsidiary) of Qualified Capital Stock of the Company (or warrants, options or other rights to acquire Qualified Capital Stock of the Company) or Refinancing Indebtedness; or

    (4) the repurchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from employees or former employees of the Company or any Restricted Subsidiary for consideration which, when added to all loans made pursuant to clause (5) below of this paragraph during the same fiscal year and then outstanding (determined as provided in clause (5) below) does not exceed $500,000 in the aggregate in any fiscal year plus the aggregate cash proceeds received by the Company during such fiscal year from the sale of Capital Stock to employees of the Company or any Restricted Subsidiary; or

    (5) the making of loans and advances to employees of the Company or any Restricted Subsidiary in an aggregate amount at any time outstanding (including as outstanding any such loan or advance written off or forgiven) which, when added to the aggregate consideration paid pursuant to clause
  (4) of this paragraph during the same fiscal year, does not exceed $500,000 in any fiscal year plus the aggregate cash proceeds received by the Company during such fiscal year from the sale of Capital Stock to employees of the Company or any Restricted Subsidiary; or

    (6) the redemption, repurchase or other acquisition of shares of Capital Stock in satisfaction of indemnification or similar claims arising under any merger, asset purchase, stock purchase, contribution, joint venture, consolidation or similar acquisition agreement pursuant to which such shares of Capital Stock were issued;

    (7) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of any Restricted Subsidiary from any person other than an Affiliate; or

    (8) the repurchase of the Warrant Shares pursuant to the terms of the Warrant Agreement (as in effect on the Issue Date); or

provided, however, that in the case of the immediately preceding clauses (2),
(3), (4), (5) and (6), and in the case of clauses (vi), (x) and (xi) of the definition of "Permitted Investment," no Default or Event of Default shall have occurred or be continuing at the time of such Restricted Payment or Permitted Investment, as the case may be, or would occur as a result thereof. For purposes of clause (3) above, Indebtedness that is "subordinate or junior in right of payment to the Notes" will qualify under subclauses (i) and (ii) thereof if such Indebtedness provides that interest and other amounts are not payable thereon prior to the times at which, and in the amounts of, interest and other amounts may be paid upon the Indebtedness being acquired. For purposes of clause (4) above, the proceeds of Capital Stock sold to employees shall not be duplicative of any such proceeds credited under clause (B) above.

  The Indenture provides that in determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (2), (3) (but only to the extent that Indebtedness is acquired in exchange for, or with the net proceeds from, the issuance of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company), (4), (5) and (6) of the immediately preceding paragraph, and clauses (vi), (x) (except, if at the time of such Investment, WorldVoice, Inc. shall be a Restricted Subsidiary) and
(xi) of the definition of "Permitted Investment," shall be included in such calculation.

  The Indenture provides that for purposes of calculating the net proceeds received by the Company from the issuance or sale of its Capital Stock either upon the conversion of, or exchange for, Indebtedness of the Company or any Restricted Subsidiary, such amount will be deemed to be an amount equal to the difference of (a) the sum of (i) the principal amount or accreted value (whichever is less) of such Indebtedness on the date of such conversion or exchange and (ii) the additional cash consideration, if any, received by the Company upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale. In addition, for purposes of calculating the net proceeds received by the Company from the issuance or sale of its Capital Stock upon the exercise of any options or warrants of the Company, such amount will be deemed to be an amount equal to the difference of (a) the additional cash consideration, if any, received by the Company upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale.

  The Indenture provides that not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculation may be based on the Company's latest financial statements.

  Limitation on Asset Sales. The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly, consummate any Asset Sale unless:

    (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

    (ii) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is cash or Cash Equivalents and is received at the time of such disposition; provided, that, for purposes of this covenant "cash" shall include the amount of any liabilities of the Company or a Restricted Subsidiary that are assumed by the transferee of assets in such Asset Sale (excluding any liability incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is without further recourse to the Company and the Restricted Subsidiaries; and

    (iii) the Company applies, or causes such Restricted Subsidiary to apply, or enters into, or causes such Restricted Subsidiary to enter into, a binding commitment to apply, any Net Cash Proceeds within 270 days of receipt thereof (it being understood that any binding commitment to so apply must be consummated within 360 days of such receipt) either (A) to reinvest in Productive Assets, or (B) to repay or prepay Indebtedness (other than non-recourse Indebtedness) of any Restricted Subsidiary, or (C) to repay or prepay any Indebtedness of the Company that is secured by a Lien permitted to be incurred pursuant to "--Limitation on Liens" below, or (immediately preceding clauses (A), (B) or (C), pro rata (based on the aggregate principal amount of the Notes and such other Indebtedness then outstanding) to (I) the repayment or prepayment of any Indebtedness of the Company (other than the Notes, and any Indebtedness subordinated to the Notes) that is at the time redeemable or prepayable (and is so redeemed or prepaid) and (II) purchase Notes tendered to the Company for purchase at a price equal to 100% of the principal amount thereof, plus in each case accrued and unpaid interest, if any, to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (an "Asset Sale Offer"); provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this clause (iii); provided, further, however, that the Company may defer making an Asset Sale Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied equal or exceed $5,000,000.

  The Indenture provides that each notice of an Asset Sale Offer will be mailed, by first class mail, to holders of Notes as shown on the applicable register of holders of Notes. Such notice will specify, among other things, the purchase date (which will be not less than 30 days nor more than 45 days from the date such notice is mailed, except as otherwise required by law) and the amount of Net Cash Proceeds available to repurchase Notes and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, holders of Notes may elect to tender their Notes in whole or in part in integral multiples of $1,000 in principal amount. To the extent holders properly tender Notes with an aggregate principal amount exceeding the Net Cash Proceeds available to repurchase Notes in the Asset Sale Offer, Notes of tendering holders will be repurchased on a pro rata basis (based upon the aggregate principal amount tendered). To the extent that the aggregate principal amount of Notes tendered pursuant to a Asset Sale Offer is less than the amount of Net Cash Proceeds available therefor, the Company may use any remaining portion of such available Net Cash Proceeds not required to fund the repurchase of tendered Notes for any purposes otherwise permitted by the Indenture. Upon the consummation of any Asset Sale Offer, the amount of Net Cash Proceeds from the Asset Sale in question to be the subject of future Asset Sale Offers shall be deemed to be zero.

  The Indenture provides that the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

  Limitations on Transactions with Affiliates. The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly, enter into or amend any transaction (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with or for the benefit of any of its Affiliates (an "Affiliate Transaction"), other than any Affiliate Transaction or Affiliate Transactions that are on terms that are no less favorable to the Company than those that might reasonably have been obtained at such time in a comparable transaction by the Company on an arm's-length basis from a Person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $1,000,000 or more, such determination will be made in good faith by a majority of the disinterested members of the Board of Directors of the Company, if any; provided, further, however, that for a transaction or series of related transactions involving value of $5,000,000 or more, the Board of Directors of the Company shall have received, prior to the consummation thereof, an opinion from a nationally recognized investment banking, accounting or appraisal firm that such Affiliate Transaction is fair, from a financial point of view, to the holders of Notes. The foregoing provisions shall not prohibit or restrict

(a) transactions between the Company and a Restricted Subsidiary of the Company or among Restricted Subsidiaries of the Company, (b) Restricted Payments and Permitted Investments made in accordance with the covenant described under "--Limitation on Restricted Payments" above, (c) the payment of reasonable and customary fees to directors of the Company who are not employees of the Company and the payment of reasonable and customary compensation for director and Board of Director observer fees, meeting expenses, insurance premiums and indemnities, to the extent permitted by law,
(d) making loans or advances to officers, employees or consultants of the Company and the Restricted Subsidiaries (including travel and moving expenses) in the ordinary course of business for bona fide business purposes of the Company or such Restricted Subsidiary, (e) any employment or option agreement entered into by the Company or any Restricted Subsidiary in the ordinary course of business that is approved by the Board of Directors of the Company,
(f) Affiliate Transactions in existence, or for which rights or agreements are in existence, on the Issue Date, in each case as in effect on the Issue Date and as amended thereafter as long as such amendment is not materially adverse to the interests of the holders of the Notes as determined in good faith by the Board of Directors, (g) the issuance of stock options (and shares of stock upon the exercise thereof) pursuant to any stock option plan approved by the Board of Directors and shareholders of the Company, and (h) Affiliate Transactions pursuant to or contemplated by the SingTel Documents, in each case as in effect on the Issue Date and as amended thereafter as long as such amendment is not materially adverse to the interests of the holders of the Notes as determined in good faith by the Board of Directors.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary; (c) guarantee any Indebtedness or any other obligation of the Company or any Restricted Subsidiary; or (d) transfer any of its property or assets to the Company or any Restricted Subsidiary (each of the foregoing restrictions, a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any lease or other agreement of the Company or any Restricted Subsidiary; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction was not incurred in connection with, as a result of, or in anticipation of the incurrence of such Indebtedness and is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (5) instruments governing Indebtedness of Restricted Subsidiaries in respect of Vendor Financing Arrangements incurred in accordance with the terms of the Indenture; (6) agreements existing on the Issue Date as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements which affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the Board of Directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification; (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement described in clause (4), (5) or (6) of this covenant; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are not less favorable to the Company in any material respect as determined in good faith by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (4), (5) or (6) of this covenant; (8) Liens permitted under the Indenture to the extent that such Liens restrict the transfer of the asset or assets subject thereto; and (9) with respect to clause (d) above, purchase money obligations for property acquired in the ordinary course of business pursuant to ordinary business terms.

  Limitation on Restricted and Unrestricted Subsidiaries. The Indenture provides that the Board of Directors of the Company may (subject to the penultimate paragraph of this covenant), if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that
(i) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and the Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the covenant described under "--Limitation on Incurrence of Additional Indebtedness" above; and (ii) unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Leverage Ratio of the covenant described under "--Limitation on Incurrence of Additional Indebtedness" above. The Board of Directors of the Company also may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation is at that time permitted under the covenant described under "--Limitation on Restricted Payments" above and (ii) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Leverage Ratio of the covenant described under "--Limitation on Incurrence of Additional Indebtedness" above. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's Board of Directors giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

  The Indenture provides that for purposes of the covenant described under "-- Limitation on Restricted Payments" above, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to (A) the amount of Investments in any Unrestricted Subsidiary that becomes a Restricted Subsidiary after the date of such Investment or (B) the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary that were treated as Restricted Payments under the Indenture (in each case (i) and (ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

  The Indenture provides that notwithstanding the foregoing, the Board of Directors of the Company may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation, (a) the Company or any other Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) a default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity or (c) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

  The Indenture provides that Subsidiaries of the Company that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this covenant, all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

  Limitation on Preferred Stock of Restricted Subsidiaries. The Indenture provides that the Company will not permit any Restricted Subsidiary to, directly or indirectly, issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a

Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prevent the issuance of or be violated by reason of (i) Preferred Stock of Restricted Subsidiaries to the extent that such Preferred Stock is outstanding on the Issue Date; (ii) Preferred Stock issued by a Person prior to the time that (a) such Person becomes a Restricted Subsidiary, (b) such Person merges with or into a Restricted Subsidiary or (c) another Person merges with or into such Person in a transaction in which such Person becomes a Restricted Subsidiary, in each case only if such Preferred Stock was not issued in anticipation of or in connection with or as a result of such transaction; and (iii) Preferred Stock issued in exchange for, or the proceeds of which are used to refinance, Preferred Stock referred to in the foregoing clauses (i) or (ii) (other than Preferred Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is redeemable at the option of the holder thereof or is otherwise redeemable, pursuant to sinking fund obligations or otherwise, prior to that date of redemption or maturity of the Preferred Stock being so refinanced); provided, further, however, that (a) the liquidation value of such Preferred Stock so issued shall not exceed the liquidation value of the Preferred Stock so refinanced and (b) the Preferred Stock so issued (I) shall have a stated maturity not earlier than the stated maturity of the Preferred Stock being refinanced and (II) shall have a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Preferred Stock being refinanced.

  Limitation on Liens. The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly, create, incur, assume or suffer to exist any Liens upon any of their respective property or assets or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, whether owned on the date of the Indenture or thereafter acquired, unless (x) in the case of Liens securing Indebtedness subordinate to the Notes, the Notes are secured by a valid, perfected Lien on such property, assets or proceeds that is senior in priority to such Liens and
(y) in all other cases, the Notes are equally and ratably secured; provided, however, that the foregoing shall not prohibit or restrict, and the Company need not equally and ratably secure the Notes as a result of, Permitted Liens.

  Limitation on Sale and Leaseback Transactions. The Indenture provides that neither the Company nor any Restricted Subsidiary will, directly or indirectly, enter into any Sale and Leaseback Transaction, except that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if (i) after giving effect to such Sale and Leaseback Transaction (the Indebtedness thereunder being equivalent to the Attributable Value thereof) (A) the Company could incur at least $1.00 of additional Indebtedness in compliance with the Leverage Ratio of the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" above provided, that in the case of a Restricted Subsidiary, the Indebtedness incurred in such Sale and Leaseback Transaction was Indebtedness in respect of a Vendor Financing Arrangement, or (B) the Indebtedness incurred in such Sale and Leaseback could have been incurred as (and shall be deemed incurred as) Permitted Indebtedness under clauses (v), (vi), or (vii) thereof, and (ii) the Sale and Leaseback Transaction is effected in accordance with the requirements of the covenant described under "--Limitation on Asset Sales" above.

  Limitation on Line of Business. The Indenture provides that for so long as any Notes are outstanding, the Company and the Restricted Subsidiaries will engage in all material respects in the business of (i) communications services, including facsimile transmission and delivery services and voice, video or data transmission and delivery services, (ii) utilizing their facilities for any commercial purpose permitted by applicable regulation, and
(iii) evaluating, participating or pursuing any other activity or opportunity that is ancillary or related to those identified in (i) or (ii) above (including pursuant to acquisitions of entities or divisions or lines of business of entities in the foregoing business) (together, the "Electronic Messaging Business"); notwithstanding the foregoing, however, ownership by the Company or any Restricted Subsidiary of stock in any Unrestricted Subsidiary, or any other entity which is not a Restricted Subsidiary, shall not be deemed to violate this covenant.

  Merger, Consolidation and Sale of Assets. The Indenture provides that the Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in a direct or indirect sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and the Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless at the time of and after giving effect thereto (a) either (i) if the transaction or series of transactions is a merger or consolidation involving the Company, the Company shall be the surviving Person of such merger or consolidation, or (ii) the Person formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (including, with respect to the Restricted Subsidiaries, by merger or consolidation) (any such surviving Person or Persons of such merger or consolidation or to whom such sale, assignment, conveyance, lease or other disposition has been made being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by supplemental indentures executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and, if then in effect, the Notes Registration Rights Agreement, and the Escrow Agreement, and in each case, the Indenture and, if then in effect, the Notes Registration Rights Agreement, and the Escrow Agreement shall remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Leverage Ratio in the covenant described under "--Limitation on Incurrence of Additional Indebtedness" above; and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Consolidated Net Worth of the Company or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions.

  The Indenture provides that in connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof complies with the requirements under the Indenture.

  The Indenture provides that upon any consolidation or merger or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein, and thereafter, except in the case of a lease, the predecessor corporation shall be relieved of all obligations and covenants under the Indenture, the Notes, and if then in effect, the Notes Registration Rights Agreement; provided, however, that solely for purposes of calculating Cumulative EBITDA in connection with the covenant described under "-- Limitation on Restricted Payments" above, any such successor Person shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets.

  The Indenture provides that for all purposes of the Indenture and the Notes (including the provisions of this covenant and the covenants described under "--Limitation on Incurrence of Additional Indebtedness," "--Limitation on Restricted and Unrestricted Subsidiaries" and "--Limitation on Liens"), Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or

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

Unrestricted Subsidiaries as provided pursuant to the covenant described under "--Limitation on Restricted and Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred upon such transaction or series of transactions.

  Issuance of Contingent Warrants. The Indenture provides that the Company will be obligated to issue to holders of the Notes the Contingent Warrants, exercisable for 8.0% of the Common Stock of the Company on a fully-diluted basis as of the date of such issuance after giving effect to the issuance of such warrants, in the event that the Company does not effect a primary underwritten public offering (excluding any offering pursuant to Form S-8 under the Securities Act or any other publicly registered offering pursuant to the Securities Act pertaining to an issuance of shares of Common Stock or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) of Common Stock of the Company pursuant to an effective registration statement under the Securities Act on or prior to September 1, 1999 resulting in gross proceeds to the Company of at least $35.0 million. Such Warrants will be issued pursuant to the Warrant Agreement and holders will have the benefits of the Warrant Shares Registration Rights Agreement.

  Any Contingent Warrants issued shall be issued to the holders of the outstanding Notes as of September 1, 1999 pro rata, based upon the aggregate principal amount of Notes held by such holders as of August 15, 1999.

EVENTS OF DEFAULT

  The Indenture provides that the following events constitute "Events of Default:"

    (i) the failure to pay interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days;

    (ii) the failure to pay the principal of any Note when such principal becomes due and payable, at maturity, upon acceleration, redemption, pursuant to a required offer to purchase or otherwise;

    (iii) a default in the observance or performance of any other covenant or agreement contained in the Notes, the Indenture or the Escrow Agreement which default continues for a period of 60 days after the Company receives written notice thereof from the Trustee specifying the default and stating that such notice is a "Notice of Default" under the Indenture or the Company and the Trustee receive such notice from holders of at least 25% in aggregate principal amount of the outstanding Notes;

    (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Material Subsidiary (or the payment of which is guaranteed by the Company or any Material Subsidiary), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal, at the final stated maturity thereof, on such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more and with respect to such clauses (a) and (b) such Payment Default or acceleration has not been rescinded or annulled or such Indebtedness discharged or paid in full in cash within 20 days;

    (v) one or more judgments in an aggregate amount in excess of $5,000,000 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) being rendered against the Company or any of its Material Subsidiaries and such judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

    (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Material Subsidiaries; or

    (vii) any holder or holders of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company or any Material Subsidiary shall foreclose upon assets of the Company or any Material Subsidiary having an aggregate fair market value, individually or in the aggregate, of at least $5,000,000 or shall have otherwise taken ownership of such assets pursuant to any right under applicable law or applicable security documents in lieu of foreclosure.

  The Indenture provides that upon the happening of any Event of Default specified in the Indenture, the Trustee may, or the holders of at least 25% in principal amount of outstanding Notes may, declare the principal amount of, and accrued but unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and upon such declaration the same shall become immediately due and payable, notwithstanding anything contained in the Notes, or the Indenture to the contrary. If an Event of Default with respect to bankruptcy or similar proceedings relating to the Company occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitation, holders of not less than a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. If a Default or an Event of Default occurs and is continuing and is known to the Trustee, Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or a failure to comply with the covenants and provisions described under "--Change of Control," "--Certain Covenants--Limitation on Asset Sales" and "--Merger, Consolidation and Sale of Assets" above) if it determines that withholding notice is in their interest.

  The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph but before a judgment or decree of money due in respect of the Notes has been obtained, the holders of not less than a majority in principal amount of the Notes then outstanding by written notice to the Company and the Trustee may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes (iii) the principal of and premium, if any, on any Notes, which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate provided for in the Notes, which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes, as the case may be, that have become due solely by such declaration of acceleration, have been cured or waived. Prior to the declaration of acceleration of the Notes, the holders of not less than a majority in principal amount of the Notes, may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes, or any default in respect of any covenant which cannot be amended without the consent of each holder affected.

  The Indenture provides that no holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or the Notes or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes, have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes, and the Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice, request and offer of indemnity and the applicable Trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of not less than a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed or provided for in such Note.


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

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of not less than a majority in aggregate principal amount of the outstanding Notes, have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Note, or exercising any trust or power conferred on such Trustee under the Indenture.

  The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indentures and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Indenture provides that the Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Notes, ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes, when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above (including the covenant described under "--Change of Control" above) and any subsequent failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes or ("covenant defeasance").

  The Indenture provides that in order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes, to redemption or maturity (except lost, stolen or destroyed Notes, which have been replaced or paid); (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes, will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default relating to the incurrence of Indebtedness to finance such defeasance); (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound (other than the Indenture); (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an officers' certificate and

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

an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture provides that such Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes, when (i) either (a) all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes, which have been replaced or repaid, Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes such not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes, which have been replaced or paid) have been called for redemption pursuant to the terms of the Notes, or have otherwise become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under such Indenture by the Company; (iii) there exists no Default or Event of Default under such Indenture; and (iv) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

REPORTS TO HOLDERS

  The Indenture provides that the Company shall deliver to the Trustee, within 15 days after it files them with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act within the time periods prescribed under such rules and regulations. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Indenture requires the Company, following consummation of the Exchange Offer contemplated by the Registration Rights Agreement to file with the Commission and provide to the Trustee such annual and interim reports on Forms 10-K and 10-Q, respectively, as the Company would be required to file were it subject to such reporting requirements within the time periods prescribed under such rules and regulations. Upon qualification of the Indenture under the TIA, the Company shall also comply with the provisions of TIA Sec. 314(a). The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings but shall remain obligated to provide such reports to the Trustee and the holders within the periods of time referred to in the preceding sentence. The Company shall provide to any holder of Notes, any information reasonably requested by such holder concerning the Company (including financial statements) consistent with the requirements of Rule 144A(d)(4) promulgated under the Securities Act necessary in order to permit such holder to sell or transfer Notes, in accordance with Rule 144A promulgated under the Securities Act.

MODIFICATION OF THE INDENTURE

  The Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may amend, waive or supplement the Indenture or the Notes without notice to or consent of any holder: (a) to cure any ambiguity, defect or inconsistency; (b) to comply with "--Certain Covenants-- Merger, Consolidation, and Sale of Assets" above; (c) to provide for uncertificated Notes in addition to certificated Notes; (d) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; (e) to provide for issuance of the Exchange Notes (which will have terms substantially identical in all

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

material respects to the Notes except that the transfer restrictions contained in the Notes will be modified or eliminated, as appropriate), and which will be treated together with any outstanding Notes, as a single issue of securities; or (f) to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder. Other modifications, amendments and waivers of each Indenture or the Notes may be made with the consent of the holders of not less than two-thirds in aggregate principal amount of the then outstanding Notes except that, without the consent of each holder of the Notes affected thereby, no modification, amendment or waiver may, directly or indirectly: (i) reduce the amount of Notes whose holders must consent to any amendment, modification or waiver; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest or special interest, additional interest, on any Notes; (iii) reduce the principal amount outstanding of, or change the fixed maturity of, any Notes or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of such Indenture protecting the right of each holder of a Note to receive payment of principal of, premium, if any, or interest on such Note on or after the date thereof or to bring suit to enforce any payment on or with respect to the Notes; (vi) waive a default in the payment of the principal of, premium, if any, or interest on, or redemption with respect to, any Note (except a rescission of acceleration of the Notes by two-thirds of the holders for non-payment defaults and a waiver of the consequences of such acceleration); (vii) subordinate in right of payment, or otherwise subordinate, the Notes to any other Indebtedness or obligation of the Company;
(viii) upon or following the occurrence of a Change of Control, amend, alter, change or modify the obligation of the Company to make and consummate a Change of Control Offer with respect to such Change of Control or waive any Default in the performance of any such offer or modify any of the provisions or definitions with respect to any such offer; or (ix) directly or indirectly release the liens on the Escrow Collateral except as permitted by the Escrow Agreement.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture, the Notes and the Escrow Agreement will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.


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

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person, including any such Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person's becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

  "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or any Restricted Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" shall not, with respect to the Company, include any Restricted Subsidiary of the Company.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary, (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, (c) the acquisition by the Company or any Restricted Subsidiary of any division or line of business of any Person or (d) any other asset acquisition by the Company or a Restricted Subsidiary which permits or requires pro forma financial information prepared in accordance with Rule 11-01 under Regulation S-X promulgated under the Securities Act.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer or disposition for value (for purposes of this definition, each, a "disposition") by the Company or any Restricted Subsidiary (including, without limitation, pursuant to any Sale and Leaseback Transaction or any merger or consolidation of any Subsidiary of the Company with or into another Person (other than the Company or any Restricted Subsidiary of the Company) whereby such Subsidiary shall cease to be a Restricted Subsidiary) to any Person of (i) any Capital Stock of any Restricted Subsidiary (other than in respect of director's qualifying shares or investments by foreign nationals mandated by applicable law); (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or (iii) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business; provided, however, that for purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales" above, Asset Sales shall not include: (a) a transaction or series of related transactions for which the Company or the applicable Restricted Subsidiary receives aggregate consideration of less than $1,000,000 in any fiscal year;
(b) transactions complying with the covenant described under "--Certain Covenants--Merger, Consolidation and Sale of Assets" above; (c) any disposition to the Company; (d) any disposition to a Restricted Subsidiary of the Company; (e) any Lien securing Indebtedness to the extent that such Lien is granted in compliance with the covenant described under "--Certain Covenants--Limitation on Liens" above; (f) any Restricted Payment (or Permitted Investment) permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" above; and (g) any disposition of assets or property in the ordinary course of business and on ordinary business terms to the extent such property or assets are obsolete, worn out or no longer useful in the Company's or any Restricted Subsidiary's business.

  "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease

Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for purposes of the Indenture, the amount of any such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) certificates of deposit with a maturity of 180 days or less of any financial institution that is organized under the laws of the United States, any state thereof or the District of Columbia that are rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

  "Change of Control" means the occurrence of one or more of the following events:

    (i) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture) other than a Permitted Holder, in any such event pursuant to a transaction in which, immediately after the consummation thereof the Person or Persons owning a majority of the voting power of the Voting Stock of the Company immediately prior to the consummation of such transaction, shall not own directly or indirectly, a majority of the voting power of the Voting Stock of the Person to whom such sale, lease, exchange, transfer or other disposition has been made; or

    (ii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors who were nominated by a Permitted Holder or whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

    (iii) any Person or Group (other than a Permitted Holder) is or becomes, by purchase, tender offer, exchange offer, open market purchases, privately negotiated purchases or otherwise, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or after the passage of time only), directly or indirectly, of more than 50% of the total then outstanding voting power of the Voting Stock of the Company (for the purpose of this clause (iii), such Person or Group will be deemed to "beneficially own" (determined as aforesaid) the voting power of the Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") if such Person or Group "beneficially owns," directly or indirectly, a majority of the voting power of the Voting Stock of such parent corporation); or

    (iv) the Company consolidates with or merges into another Person and the stockholders immediately prior to such merger or consolidation hold less than a majority of the voting power of the Voting Stock of the resulting entity.

  "Closing Price" means on any Trading Day with respect to the per share price of any shares of Capital Stock the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on Nasdaq or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income of such Person, plus
(ii) to the extent such Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (B) Consolidated Interest Expense of such Person and (C) without duplication of any amount included in subclause (A) or (B) of this clause (ii), Consolidated Non-Cash Charges of such Person, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP, less
(iii) (A) all non-cash items increasing such Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and
(ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication, (a) gains and losses from sales or other dispositions of assets of such Person or any Restricted Subsidiary of such Person or of Capital Stock of any Restricted Subsidiary of such Person or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income of any Unrestricted Subsidiary and Persons (other than Restricted Subsidiaries) accounted for by such Person using the equity method of accounting, except to the extent of cash dividends or distributions actually paid in cash to such Person or any Restricted Subsidiary (in the case of any such payment to a Restricted Subsidiary, subject to the limitations set forth in clause (e) of this definition), (d) the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of such first referred to Person or is merged or consolidated with such Person or any of its Restricted Subsidiaries, (e) the net income (but not loss) of any Restricted Subsidiary of such Person for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract (other than, for purposes of the "Limitation on Incurrance of Additional Indebtedness" covenant, any such payment restrictions set forth in any Vendor Financing Arrangement permitted to be incurred under the Indenture), operation of law or otherwise (regardless of any waiver), and (f) any gain or loss realized upon the termination of any employee benefit plan, on an after-tax basis.

  "Consolidated Net Worth" means, with respect to any Person, at any date, the consolidated stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less any amounts attributable to Disqualified Capital Stock of such Person and any Preferred Stock of any of its Restricted Subsidiaries (other than to the extent held by such Person or any of its Restricted Subsidiaries).

  "Consolidated Non-Cash Assets" means, with respect to any Person on any date of determination, the total assets of such Person and its Restricted Subsidiaries less all cash and Cash Equivalents (including restricted cash) of such Person and its Restricted Subsidiaries on such date determined on a consolidated basis in accordance with GAAP. For purposes of the preceding sentence, the "date of determination" shall be the last day of the fiscal quarter immediately preceding the date of determination.

  "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item and net of any cash payments made in such period in respect of any such non-cash expense).

  "Consolidated Total Indebtedness" means, with respect to any Person, on any date, without duplication, the aggregate outstanding principal amount of Indebtedness of such Person and its Restricted Subsidiaries.

  "Contingent Warrants" means warrants issued to the holders of the Notes, exercisable for 8.0% of the Common Stock of the Company on a fully-diluted basis as of the date of such issuance after giving effect to the issuance of such Contingent Warrants in the event that the Company does not effect a primary underwritten public offering (excluding any offering pursuant to Form S-8 under the Securities Act or any other publicly registered offering pursuant to the Securities Act pertaining to an issuance of shares of Common Stock or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) of Common Stock of the Company pursuant to an effective registration statement under the Securities Act on or prior to September 1, 1999 resulting in gross proceeds to the Company of at least $35.0 million, issued pursuant to the terms of the Warrant Agreement.

  "Cumulative EBITDA" means the cumulative Consolidated EBITDA of the Company from and after the first day of the first fiscal quarter beginning after the Issue Date to the end of the fiscal quarter immediately preceding the date of determination ending not more than 135 days prior to the date of determination, or, if such cumulative Consolidated EBITDA for such period is negative, minus the amount by which such cumulative Consolidated EBITDA is less than zero.

  "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense of the Company paid or accrued by the Company from and after the first day of the first fiscal quarter beginning after the Issue Date to the end of the fiscal quarter immediately preceding the date of determination ending not more than 135 days prior to the date of determination.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Determination Date" shall have the meaning set forth in the definition of Leverage Ratio.

  "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Notes.

  "Electronic Messaging Business" shall have the meaning set forth in the "Limitations on Line of Business" covenant.

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

  "Equity Offering" means an underwritten primary public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

  "Exchange Notes" means the Series B 14% Senior Notes due 2004 of the Company issued in exchange for the Notes pursuant to the Notes Registration Rights Agreement.

  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Except as provided in the TIA, and except with respect to non-cash Investments not exceeding $5,000,000, fair market value shall be determined (I) with respect to any Asset Sale involving consideration of less than $5,000,000, by management of the Company and (II) in all other cases (whether or not involving an Asset Sale), by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee; provided, however, that if (A) the aggregate non-cash consideration to be received by the Company or any Restricted Subsidiary from any Asset Sale shall reasonably be expected to exceed $25,000,000 or (B) if the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $25,000,000, then fair market value shall be determined by a nationally recognized investment banking firm.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable from time to time and are consistently applied.

  "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) (but if in part, only to the extent thereof); provided, however, that the term "guarantee" shall not include
(A) endorsements for collection or deposit in the ordinary course of business and (B) guarantees (other than guarantees of Indebtedness) by the Company in respect of assisting one or more Subsidiaries in the ordinary course of their respective businesses, including without limitation guarantees of trade obligations and operating leases, on ordinary business terms. The term "guarantee" used as a verb has a corresponding meaning.

  "incur" shall have the meaning set forth in "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" above; and "incurrence" and "incurred" shall have meanings correlative to the foregoing.

  "Indebtedness" means with respect to any Person, without duplication, any liability of such Person or such Person's Restricted Subsidiaries (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, (viii) for the higher of the voluntary liquidation preference, involuntary liquidation preference, fixed redemption price or repurchase price of all Disqualified Capital Stock and
(ix) for Indebtedness of any other Person of the type referred to in clauses
(i) through (viii) which is secured by any Lien on any property or asset of such first referred to Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, however, that if the obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, to the extent that such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above. For purposes of this definition, the issuance of any Warrants shall not constitute the incurrence of Indebtedness.

  "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

  "Investment" by any Person means any direct or indirect (i) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise), (ii) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness) and (iii) guarantee or assumption of the Indebtedness of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration with a fair market value at least equal to the principal amount of the Indebtedness assumed). Investments shall exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business on ordinary business terms. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds

$5,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made. Notwithstanding the foregoing, the purchase or acquisition of any securities of any other Person to the extent effected with Qualified Capital Stock of the Company shall not be deemed to be an Investment. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

  "Issue Date" means the actual date of original issuance of the Notes.

  "Leverage Ratio" means, as to any Person, the ratio of (i) the Consolidated Total Indebtedness of such Person as of the date of the transaction or event giving rise to the need to calculate the Leverage Ratio (the "Determination Date") on a consolidated basis in accordance with GAAP to (ii) the product of
(A) the Consolidated EBITDA of such Person for the full fiscal quarter for which financial information is available ending immediately prior to the Determination Date (such fiscal quarter, the "Measurement Period") and
(B) four.

  For purposes of this definition, the Consolidated Total Indebtedness of the Person as of the Determination Date shall be adjusted as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied on the first day of the Measurement Period. For purposes of calculating Consolidated EBITDA of the Company for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period and (III) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during the Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any option or other agreement to sell, and any filing of or any agreement to give, any security interest).

  "Material Subsidiary" means, at any date of determination, any one or more Restricted Subsidiaries that, (i) for the most recent fiscal year of the Company accounted for more than 10% of the consolidated revenues of the Company (exclusive of all Unrestricted Subsidiaries) or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company (exclusive of all Unrestricted Subsidiaries), all as set forth on the most recently available consolidated financial statements of the Company and its consolidated Restricted Subsidiaries for such fiscal year prepared in conformity with GAAP.

  "Measurement Period" shall have the meaning set forth in the definition of Leverage Ratio.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any Restricted Subsidiary from such Asset Sale net of (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, title insurance premiums, appraisers' fees and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Restricted Subsidiary consummating such Asset Sale), (iii) repayment of Indebtedness secured by assets subject to such Asset Sale, (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve, in accordance with GAAP against any liabilities associated with such assets and retained by the Company or any Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters and the after-tax cost of any indemnification payments (fixed or contingent) attributable to the seller's indemnities to the purchaser undertaken by the Company or any Restricted Subsidiary in connection with any such Asset Sale (but excluding any payments which, by the terms of the indemnities will not, under any circumstances, be made during the term of the Notes) and (v) all distributions and other payments required to be made to minority interests holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to provide for indemnification of the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligations shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

  "Payment Restriction" shall have the meaning set forth in "--Certain Covenants--Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" above.

  "Permitted Holder" means any of (i) Douglas J. Ranalli, any spouse or lineal descendant thereof, any trust the beneficiaries of which are any of the foregoing or any affiliate of any of the foregoing, and (ii) SingTel and its affiliates.

  "Permitted Indebtedness" means, without duplication, each of the following:

    (i) the Notes, and the Exchange Notes;

    (ii) Indebtedness of a Restricted Subsidiary of the Company owed to and held by the Company or another Restricted Subsidiary of the Company, in each case which is not subordinated in right of payment to any Indebtedness of such Restricted Subsidiary, except that (x) any transfer of such Indebtedness by the Company or a Restricted Subsidiary of the Company (other than to the Company or to a Restricted Subsidiary of the Company) and (y) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary of the Company which is owed Indebtedness of another Restricted Subsidiary of the Company such that it ceases to be a Restricted Subsidiary of the Company shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" above;

    (iii) Refinancing Indebtedness;

    (iv) Interest Swap Obligations; provided, however, that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness, to the extent the notional principal amount of such Interest Swap Obligations do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

    (v) Indebtedness of the Company or any Restricted Subsidiary incurred under Vendor Financing Arrangements in an aggregate principal amount at any one time outstanding not to exceed the lesser of (x) $40,000,000 or (y) 100% of the cost of the goods purchased from the vendor;

    (vi) Indebtedness of Fax International Japan, Inc. not to exceed $5,000,000 principal amount in the aggregate at any one time outstanding;

    (vii) Indebtedness incurred by the Company, not to exceed $25,000,000 principal amount in the aggregate at any one time outstanding provided that such indebtedness is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes;

    (viii) Indebtedness of the Company or any Restricted Subsidiary represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business pursuant to ordinary business terms;

    (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

    (x) Indebtedness outstanding on the Issue Date less any prepayments or repayments in respect thereof including any indebtedness issued in lieu of interest in respect of any indebtedness outstanding on the Issue Date;

    (xi) Acquired Indebtedness of any corporation that becomes a Restricted Subsidiary after the Issue Date which Indebtedness is existing at the time such corporation becomes a Restricted Subsidiary; provided, however, that
  (A) immediately after giving effect to such corporation becoming a Restricted Subsidiary the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in accordance with the Leverage Ratio of the covenant described under "--Certain Covenants-- Limitation on Incurrence of Additional Indebtedness" above, (B) such Indebtedness is without recourse to the Company or to any Restricted Subsidiary or to any of their respective properties or assets other than the Person becoming a Restricted Subsidiary or its properties and assets and (C) such Indebtedness was not incurred as a result of or in connection with or in contemplation of such entity becoming a Restricted Subsidiary;

    (xii) Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount (or accreted value, as applicable) not to exceed $15.0 million as of the date of any incurrence; and

    (xiii) Indebtedness of the Company not to exceed (A) the aggregate cash proceeds received by the Company after the Issue Date from the sale or issuance of Qualified Capital Stock less (B) the portion of such proceeds utilized to make, or anticipated to be used to make, Restricted Payments or Permitted Investments described in clauses (iv), (x) or (xi) of the definition of "Permitted Investments", after the Issue Date; provided that
  (x) such Indebtedness shall have a final maturity which is later than the final maturity of the Senior Notes and (y) the Weighted Average Life to Maturity of such Indebtedness is greater than the Weighted Average Life to Maturity of the Notes.

  "Permitted Investment" means, without duplication, each of the following:

    (i) Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investment and, as a result thereof, becomes a Restricted Subsidiary of the Company and Investments in the Company by any Subsidiary of the Company;

    (ii) Cash and Cash Equivalents;

    (iii) Loans or advances to directors, officers and employees made in the ordinary course of business;

    (iv) Investments by the Company or any Subsidiary of the Company for which the sole consideration provided is Qualified Capital Stock;

    (v) Investments arising as a result of the receipt by the Company or any Restricted Subsidiary of non-cash consideration for an Asset Sale effected in compliance with "--Certain Covenants--Limitation on Asset Sales" above;

    (vi) Investments in an aggregate amount (with each such Investment being valued as of the date made and without giving effect to subsequent changes in value) not to exceed the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by the Board of Directors), received by the Company after the Issue Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Restricted Subsidiary of the Company, or from the issuance to a Person who is not a Restricted Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed prior to the Stated Maturity of the Notes, less the aggregate net proceeds used to make or committed to be used to make any Restricted Payments or any other Permitted Investments);

    (vii) advances to customers made in the ordinary course of business;

    (viii) Investments in Currency Agreements and Interest Rate Agreements;

    (ix) Investments in evidences of Indebtedness, securities or other property received by the Company or any Restricted Subsidiary from another Person in connection with any bankruptcy proceedings or by reason of a composition, restructuring or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien;

    (x) Investments in WorldVoice, Inc. (or any successor thereof) in an aggregate amount not to exceed (A) $5,000,000 million and (B) an additional $10,000,000 from and after April 1, 1997, in each case on a basis consistent with the letters of intent relating thereto in effect as of the Closing Date; and

    (xi) other Investments (with each such Investment being valued as of the date made and without giving effect to subsequent changes in value) in an aggregate amount not to exceed $15,000,000 at any one time outstanding; provided that not more than $5,000,000 of the Investments pursuant to this clause (xi) is invested directly or indirectly within any one country.

  "Permitted Liens" means, without duplication, each of the following:

    (i) Liens in favor of the Trustee in its capacity as trustee for the Holders;

    (ii) Liens existing on the Issue Date as in effect on such date;

    (iii) Liens on property of the Company or a Restricted Subsidiary securing Indebtedness incurred pursuant to (A) the Leverage Ratio to the extent the Indebtedness is incurred pursuant to a Vendor Financing Agreement, (B) clauses (v), (vi) or (xii) of Permitted Indebtedness, and
  (C) Liens on Capital Stock of Unrestricted Subsidiaries;

    (iv) Liens on property existing on the date of acquisition thereof; provided, however, that such Liens are not incurred as a result of, or in connection with or in anticipation of, such transaction and such Liens relate solely to the property so acquired;

    (v) Liens to secure the payment of all or a part of the purchase price or construction cost of acquired or constructed property which is to be used by the Company exclusively in the Electronic Messaging Business, including related activities and services, after the Issue Date; provided, however, that the Indebtedness secured by such Liens shall not exceed 100% of the cost of such property and such Liens shall not extend to any other property or assets of the Company or of any Restricted Subsidiary other than the property or assets so acquired;

    (vi) Liens for taxes, assessments and governmental charges to the extent not required to be paid under the Indenture;

    (vii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens to the extent not required to be paid under the Indenture;

    (viii) pledges or deposits to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or similar legislation (other than the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"));

    (ix) Liens to secure the performance of public statutory obligations that are not delinquent, performance bonds or other obligations of a like nature (other than for borrowed money), in each case incurred in the ordinary course of business pursuant to ordinary business terms;

    (x) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances incurred in the ordinary course of business pursuant to ordinary business terms not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

    (xi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of letters of credit or bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business pursuant to ordinary business terms;

    (xii) judgment and attachment Liens not giving rise to an Event of Default;

    (xiii) leases or subleases granted to others in the ordinary course of business pursuant to ordinary business terms and consistent with past practice not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

    (xiv) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any Restricted Subsidiary of its obligations under such lease;

    (xv) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Company or any Restricted Subsidiary is a lessee;

    (xvi) Liens with respect to Acquired Indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Limitation of Incurrence of Additional Indebtedness" above; provided, however, that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company and were not granted as a result of, in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company;

    (xvii) Liens to secure Capitalized Lease Obligations to the extent arising from transactions consummated in compliance with "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" and "-- Limitation on Sale and Leaseback Transactions" above; provided, however, that such Liens do not extend to or cover any property or assets of the Company or of any Restricted Subsidiary, other than the property or assets subject to such Capitalized Lease Obligation;

    (xviii) any Lien to secure the refinancing of any Indebtedness described in the foregoing clauses; provided, however, that to the extent any such clause limits the amount secured or the asset subject to such Liens, no refinancing shall increase the assets subject to such Liens or the amount secured thereby beyond the assets or amounts set forth in such clauses;

    (xix) Liens securing Indebtedness under the Steelcase Financing Documents as in effect on the Issue Date and replacements thereof as permitted by the Steelcase Financing Documents as in effect on the Issue Date; and

    (xx) any Lien arising by operation of law.

  "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Productive Assets" means assets of a kind used or usable by the Company and the Restricted Subsidiaries in Electronic Messaging Business or businesses reasonably related thereto.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part; "refinanced" and "refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or of any Restricted Subsidiaries existing on the Issue Date or incurred in accordance with "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clauses
(ii), (iv), (v), (vi), (viii) and (ix) of the definition of Permitted Indebtedness); provided, however, that such Indebtedness so incurred to refinance such other Indebtedness (the "Existing Indebtedness") (1) is not in an aggregate principal amount as of the date of the consummation of such proposed refinancing in excess of (or if such Indebtedness being incurred to refinance the Existing Indebtedness is issued with original issue discount, at an original issue price not in excess of) the sum of (i) the aggregate principal amount outstanding of the Existing Indebtedness (provided that (a) if such Existing Indebtedness was issued with original issue discount, in excess of the accreted amount of such Existing Indebtedness (as determined in accordance with GAAP) as of the date of such proposed refinancing, (b) if such Existing Indebtedness was incurred pursuant to a revolving credit facility or any other agreement providing a commitment for subsequent borrowings, with a maximum commitment under the agreement governing the Indebtedness proposed to be incurred not in excess of the maximum commitment amount under such Existing Indebtedness and (c) any amount of such Existing Indebtedness owned or held by the Company or any of its Subsidiaries shall not be deemed to be outstanding for the purposes hereof) as of the date of such proposed refinancing, plus
(ii) the amount of any reasonable premium paid with respect to such Existing Indebtedness and plus (iii) the amount of reasonable expenses incurred by the Company in connection with such refinancing and (2) does not have (I) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Existing Indebtedness or (II) a final maturity earlier than the final maturity of the Existing Indebtedness; provided, further, however, that (y) if such Existing Indebtedness is subordinate or junior to the Notes, then such Indebtedness proposed to be incurred to refinance the Existing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Existing Indebtedness and (z) such Indebtedness proposed to be incurred to refinance the Existing Indebtedness is not incurred more than three months prior to the complete retirement or defeasance of the Existing Indebtedness with the proceeds thereof. With respect to any Refinancing of Indebtedness under the SingTel Credit Agreement and the SingTel Equipment Financing Agreement, in addition to the foregoing, no Indebtedness incurred to refinance such SingTel Indebtedness shall provide for any payment of interest or other amounts thereon prior to the times at which, and not in excess of the amount of, interest and other amounts are payable on the SingTel Indebtedness.

  "Restricted Payment" shall have the meaning set forth in the covenant described under "--Certain Covenants--Limitation on Restricted Payments" above.

  "Restricted Subsidiary" means any present or future Subsidiary of the Company which, as of the determination date, is not an Unrestricted Subsidiary.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

  "SingTel" means Singapore Telecommunications Limited, its successors and assigns.

  "SingTel Credit Agreement" means the Credit Agreement dated as of April 10, 1995 between the Company and SingTel N.V. (as amended) as in effect on the issue date.

  "SingTel Documents" means each of the agreements between SingTel or any of its affiliates, on the one hand, and the Company or any Restricted Subsidiary, on the other hand, in each case as in effect on the Closing Date.

  "SingTel Equipment Financing Agreement" means the Term Loan Agreement-- Equipment dated as of April 10, 1995 between the Company and SingTel N.V. (as amended) as in effect on the Issue Date.

  "Stated Maturity," when used with respect to a Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

  "Subsidiary," with respect to any Person, means (i) any corporation of which at least a majority of the outstanding Voting Stock shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the outstanding Voting Stock is at the time, directly or indirectly, owned by such Person.

  "Surviving Entity" shall have the meaning set forth in the covenant described under "--Certain Covenants--Merger, Consolidation and Sale of Assets."

  "Trading Day" means with respect to a securities exchange or automated quotation system, a day on which such exchange or system is open for a full day of trading.

  "Unrestricted Subsidiary" means a Subsidiary of the Company so designated by a resolution adopted by the Board of Directors of the Company in accordance with the covenant described under "--Certain Covenants--Limitation on Restricted and Unrestricted Subsidiaries" above.

  "U.S. Government Securities" means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government obligation or a specific payment of principal of or interest on any such U.S. Government obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government obligation or the specific payment of principal of or interest on the U.S. Government obligation evidenced by such depository receipt.

  "Vendor Financing Arrangements" means any Indebtedness (including Indebtedness under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of such vendor or supplier); provided that such Indebtedness is incurred solely for the purpose of financing the cost (including the cost of design, development, improvement, construction or integration) of assets used or usable in the Electronic Messaging Business.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Preferred Stock at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount or liquidation preference of such Indebtedness or Preferred Stock into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                         BOOK-ENTRY; DELIVERY AND FORM

  Except as set forth in the next paragraph, the Notes will be represented by one or more permanent global certificates in fully registered form (each a "Global Note" or a "Global Certificate"). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

  Notes (i) originally purchased by or transferred to Institutional "Accredited Investors" (as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) who are not QIBs or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through the Global Certificates (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued, in registered form, without interest coupons, "Certificated Notes" ("Certificated Securities"). Upon the transfer to a QIB of such Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the transferee requests otherwise or the Global Certificates have previously been exchanged in whole for such Certificated Securities, be exchanged for an interest in the applicable Global Certificates.

THE GLOBAL CERTIFICATES

  The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC or its custodian will credit, on its internal system, portions of the Global Notes to the respective accounts of persons who have accounts with such depository and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Certificates directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the applicable Global Certificate for all purposes under the Indenture. No beneficial owner of an interest in the Global Certificates will be able to transfer such interest except in accordance with DTC's applicable procedures in addition to those provided for under the Indenture with respect to the Exchange Notes.

  Payments of the principal of, premium (if any) and interest (including Additional or Special Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest (including Additional on Special Interest) on, the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in any such Global Certificates held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Units, Notes, or Warrants to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable Global Certificate in accordance with the normal procedures of DTC, and including, with respect to the Exchange Notes and the Warrants, in accordance with the procedures set forth in the Indenture.

  DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes, (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the applicable Global Certificate is credited and only in respect of such portion of Notes, the aggregate principal amount of Notes, as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the applicable Global Certificate for Certificated Securities, which it will distribute to its participants.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

  If DTC is at any time unwilling or unable to continue as a depository for any Global Certificate and a successor depository is not appointed by the Company within 90 days, the Company will issue Certificated Securities in exchange for the Global Certificates.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York.

                                    EXPERTS

  The Financial Statements of the Company included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports appearing herein.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Exchange Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the

Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Private Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

  The principal address of the Company is 900 Chelmsford Street, Lowell Massachusetts, and the Company's telephone number is (508) 551-7500.

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

                               GLOSSARY OF TERMS

  Account Executive--UNIFI employee responsible for selling the UNIFI service to the customer.

  Account Manager--UNIFI employee responsible for maintaining the relationship with the customer after the sale has been consummated.

  Analog--A transmission method employing a continuous (rather than pulsed or digital) electric signal that varies in amplitude or frequency in response to change in sound impressed upon a transducer in the sending device.

  Beta test--A test period during which a new product or service is utilized by a group of select customers to test quality, reliability, and other features or qualities before being released to the general public.

  bit--A bit, representing the binary digits 0 or 1, is the smallest quantity of information processed by a computer.

  bps--An abbreviation for bits per second, it represents an information flow rate.

  Broadcast Fax--A fax document which is transmitted to a network once, and is then sent to a number of destinations.

  Churn--The lost revenue associated with lost customers, expressed as a percent of total revenue for the measurement period.

  Circuit-Switched Network--The type of circuit used by the PSTN that permits a real-time connection necessary for voice traffic. A call placed on a circuit-switched network results in an end-to-end connection which remains linked for the duration of the call.

  Country Unit--With respect to each country, the UNIFI sales and service force in that country.

  Customer--A billing entity. A single company may have two subsidiaries which are billed separately, in which case it would be represented as two customers.

  Customer Action Report--A report faxed to a customer which details delivery status of a fax document as well as actions taken by UNIFI to resolve difficulties encountered in attempting to deliver a fax document.

  Dedicated Lines--Telecommunication lines dedicated or reserved for use exclusively by particular subscribers along predetermined routes.

  Delivery Expert System--Proprietary software developed by the Company which automatically resolves a wide range of common fax document delivery obstacles.

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a series of discrete distinct pulses to represent information, as opposed to the continuously variable analog signal.

  Document Delivery Staff--The Company's 24-hour, multi-lingual staff of analysts based in a centralized facility at corporate headquarters that is responsible for resolving obstacles that prevent the delivery of a fax document.

  FaxLink--The Company's device that is attached to each customer's fax machine and transparently routes appropriate fax traffic to the UNIFI network.

  FCC--Federal Communication Commission.

  Fiber Optics--Fiber optic cable is the medium of choice for the telecommunication and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wire and satellite transmissions. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information.

  Frame Relay--Frame relay is a high-speed data packet switching service used to transmit data between computers. Frame relay supports data packets of variable lengths at access speeds ranging from 56 kbps to 1500 kbps.

  Intelligent Delivery Network--The Company's transmission network and value-added customer support services that consist of nodes, leased fiber optic cables and satellite links connecting the nodes, the Delivery Expert System software and the Document Delivery Staff.

  kbps--An abbreviation representing 1000 bits per second flow rate.

  LAN--Local Area Network, a mechanism to provide connectivity and allow communication among a number of personal computers. Typically a LAN encompasses a single building or small group of buildings.

  LAN-to-Fax Service--Fax service whereby the sender transmits the fax from a desktop PC over a LAN to a fax server, which then transmits the fax over a PSTN or a specialized network such as the Company's.

  Local Exchange--A telephone switching center, operated by a local telephone company, which provides for the connection of all telephones in the vicinity to the PSTN.

  Local Loop--The telephone circuits used to connect customer premise equipment (e.g., a telephone) to the regional local exchange of the PSTN.

  Long-haul Circuit--Long distance communication links that carry information between and among local exchanges and other telephone switching centers.

  Network Efficiency--The relative cost associated with the transport of information from one location to another.

  Node--A group of specially configured microcomputers and associated telecommunications equipment that provides the interface between a PSTN and the Company's network.

  Off-net--Traffic which enters the Company's network but is transferred to a third party carrier for delivery because the Company does not have a node in the destination country.

  On-net--Traffic carried over the Company's network to a destination country in which the Company has a node.

  One-Way Node--A network node capable of delivering a fax document to the destination customer. One-way nodes cannot accept fax documents for delivery to another destination.

  Packet-Switched Network--A network which transmits digital information that has been arranged into packets, each containing a header which includes the address of the destination. Typically, the network provides for a variety of paths to reach the destination. As each packet encounters a node, the address header is evaluated to determine the optimum path to a destination.

  personal delivery service--The Delivery Expert System and the Document Delivery Staff.

  PSTN--The Public Switched Telephone Network (i.e., ordinary telephone lines).

  PTT--Authorities (usually government) which control postal, telephone and telegraph services within a country.

  real-time connection--A circuit which allows continuous interaction between the source and the destination, as required in voice calls.

  Store-and-Forward Network--A transmission network in which the data is uploaded and briefly stored before being transmitted to the destination. Because of the information storage mechanism, such networks do not support real-time interactive sessions (i.e., voice traffic).

  Two-Way Node--A network node capable of both delivering a fax document to the destination customer and accepting fax documents for delivery to another destination.

  X.400--A telecommunications network standard designed to facilitate the flow of messaging traffic.

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Consolidated Financial Statements of UNIFI Communications, Inc.
  Report of Independent Public Accountants................................ F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996............ F-3
  Consolidated Statements of Operations for Each of the Three Years in the
   Period Ended December 31, 1996......................................... F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for Each of
   the Three Years in the Period Ended December 31, 1996.................. F-5
  Consolidated Statements of Cash Flows for Each of the Three Years in the
   Period Ended December 31, 1996......................................... F-6
  Notes to Consolidated Financial Statements.............................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Unifi Communications, Inc. and
Subsidiaries:

  We have audited the accompanying consolidated balance sheets of Unifi Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unifi Communications, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 24, 1997

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                    PRO FORMA
                                              1995        1996      NOTE 2(Q)
                                           ----------- ----------- ------------
                                                                   (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents................ $11,123,620 $ 4,538,343 $110,042,636
 Restricted cash..........................         --    1,091,484    1,091,484
 Accounts receivable, less reserves of
  approximately $184,000 and $18,000 in
  1995 and 1996, respectively.............   1,801,044   4,700,403    4,700,403
 Accounts receivable from principal stock-
  holder..................................     100,343         --           --
 Prepaid expenses and other current as-
  sets....................................     411,900     811,374      811,374
                                           ----------- ----------- ------------
   Total current assets...................  13,436,907  11,141,604  116,645,897
                                           ----------- ----------- ------------
Property and Equipment, net...............   7,765,337  24,824,329   24,824,329
                                           ----------- ----------- ------------
Restricted Cash...........................         --          --    46,357,109
                                           ----------- ----------- ------------
Minority Interest in Fax Japan............      51,690   1,000,000    1,000,000
                                           ----------- ----------- ------------
Deferred Financing Costs, net.............   2,844,593   2,764,152    9,670,402
                                           ----------- ----------- ------------
Other Assets, net.........................   1,279,656   1,454,323    1,454,323
                                           ----------- ----------- ------------
                                           $25,378,183 $41,184,408 $199,952,060
                                           =========== =========== ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Current portion of notes payable.... $    484,121  $  2,776,753  $  2,776,753
 Current portion of note payable to
  principal stockholder..............          --      4,232,348           --
 Current portion of capital lease ob-
  ligations..........................    1,731,973     1,483,413     1,483,413
 Advances from principal stockhold-
  er.................................          --      4,317,563     4,317,563
 Accounts payable....................    2,435,030    13,659,604     1,659,604
 Accrued expenses....................    2,153,200    10,608,224    10,608,224
                                      ------------  ------------  ------------
   Total current liabilities.........    6,804,324    37,077,905    20,845,557
                                      ------------  ------------  ------------
LONG-TERM DEBT:
 Senior Notes payable................          --            --    166,811,409
 Capital lease obligations, net of
  current portion....................      620,796     1,821,074     1,821,074
 Notes payable, net of current por-
  tion...............................      532,533     3,433,020     3,433,020
 Notes payable to principal stock-
  holder.............................    8,549,616    41,359,176    41,359,176
                                      ------------  ------------  ------------
   Total long-term debt..............    9,702,945    46,613,270   213,424,679
                                      ------------  ------------  ------------
COMMITMENTS (Note 11)
STOCKHOLDERS' EQUITY (DEFICIT):
 Convertible preferred stock, $1.00
  par value-
 Authorized--24,715,500 shares
  Issued and outstanding--13,515,030
  shares in 1995 and 1996
  (preference in liquidation of
  $41,029,394 at December 31,
  1996)..............................   13,515,030    13,515,030    13,515,030
 Common stock, $.01 par value--
 Authorized--50,000,000 shares
  Issued and outstanding--3,697,289
  shares in 1995 and 3,786,025
  shares in 1996.....................       36,973        37,856        37,856
 Additional paid-in capital..........   25,993,484    23,664,373    23,664,373
 Accumulated deficit.................  (31,373,582)  (80,286,448)  (80,286,448)
 Common stock warrants...............          --            --      8,188,591
 Cumulative translation adjustment...      699,009       562,422       562,422
                                      ------------  ------------  ------------
   Total stockholders' equity (defi-
    cit).............................    8,870,914   (42,506,767)  (34,318,176)
                                      ------------  ------------  ------------
                                      $ 25,378,183  $ 41,184,408  $199,952,060
                                      ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   UNFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                          1994          1995          1996
                                       -----------  ------------  ------------
REVENUES.............................  $ 6,952,406  $ 10,664,913  $ 25,217,766
COSTS AND EXPENSES:
  Cost of revenues...................    4,655,995     7,839,687    27,598,721
  Sales and customer service.........    8,326,013    11,837,635    25,706,514
  Research and development...........    1,655,776     4,810,459    11,620,245
  General and administrative.........    1,800,554     2,676,369     4,165,170
  Information systems................      289,787       802,847     3,526,542
                                       -----------  ------------  ------------
    Total costs and expenses.........   16,728,125    27,966,997    72,617,192
                                                                  ------------
    Loss from operations.............   (9,775,719)  (17,302,084)  (47,399,426)
INTEREST INCOME......................       16,093       720,746       154,812
INTEREST EXPENSE.....................     (601,711)     (411,287)   (2,498,807)
OTHER INCOME (EXPENSE)...............       76,287      (144,438)     (117,755)
                                       -----------  ------------  ------------
    Loss before minority interest....  (10,285,050)  (17,137,063)  (49,861,176)
MINORITY INTEREST IN FAX JAPAN.......    1,524,607     2,479,955       948,310
                                       -----------  ------------  ------------
Net loss.............................  $(8,760,443) $(14,657,108) $(48,912,866)
                                       ===========  ============  ============
NET LOSS PER COMMON SHARE............  $     (2.64) $      (4.26) $     (13.04)
                                       ===========  ============  ============
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING.........................    3,328,800     3,437,464     3,752,089
                                       ===========  ============  ============
PRO FORMA NET LOSS PER COMMON SHARE..  $      (.96) $       (.96) $      (2.83)
                                       ===========  ============  ============
PRO FORMA WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING..................    9,148,425    15,290,986    17,267,119
                                       ===========  ============  ============

--------



  The accompanying notes are an integral part of these consolidated financial statements.

                   UNFI COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                        CONVERTIBLE
                      PREFERRED STOCK          COMMON STOCK
                   -----------------------  -------------------
                                                                                                                        TOTAL
                                                                ADDITIONAL                              CUMULATIVE  STOCKHOLDERS'
                     NUMBER       $.01       NUMBER     $.01      PAID-IN    ACCUMULATED     DEFERRED   TRANSLATION    EQUITY
                   OF SHARES    PAR VALUE   OF SHARES PAR VALUE   CAPITAL      DEFICIT     COMPENSATION ADJUSTMENT    (DEFICIT)
                   ----------  -----------  --------- --------- -----------  ------------  ------------ ----------- -------------
BALANCE, DECEMBER
 31, 1993........   4,294,038  $ 4,294,038  3,323,800  $33,238  $   469,909  $ (7,956,031)   $(14,427)   $    --    $ (3,173,273)
 Compensation
  expense from
  vesting of
  restricted
  stock..........         --           --         --       --           --            --       12,377         --          12,377
 Sale of Series D
  convertible
  preferred
  stock, net of
  issuance costs
  of $685,348....   2,013,157    2,013,157        --       --     4,995,318           --          --          --       7,008,475
 Increase in
  cumulative
  translation
  adjustment.....         --           --         --       --           --            --          --      360,524        360,524
 Gain related to
  sale of Fax
  Japan stock....         --           --         --       --     3,660,573           --          --          --       3,660,573
 Net loss........         --           --         --       --           --     (8,760,443)        --          --      (8,760,443)
                   ----------  -----------  ---------  -------  -----------  ------------    --------    --------   ------------
BALANCE, DECEMBER
 31, 1994........   6,307,195    6,307,195  3,323,800   33,238    9,125,800   (16,716,474)     (2,050)    360,524       (891,767)
 Compensation
  expense from
  vesting of
  restricted
  stock..........         --           --         --       --           --            --        2,050         --           2,050
 Sale of Series G
  convertible
  preferred
  stock, net of
  issuance costs
  of $74,700.....   8,570,000    8,570,000        --       --    21,350,300           --          --          --      29,920,300
 Repurchase of
  convertible
  preferred stock
  and common
  stock
  warrants.......  (1,738,440)  (1,738,440)       --       --    (5,647,398)          --          --          --      (7,385,838)
 Conversion of
  subordinated
  debentures to
  stockholders...     376,275      376,275        --       --     1,037,794           --          --          --       1,414,069
 Exercise of
  stock options..         --           --     373,489    3,735      126,988           --          --          --         130,723
 Increase in
  cumulative
  translation
  adjustment.....         --           --         --       --           --            --          --      338,485        338,485
 Net loss........         --           --         --       --           --    (14,657,108)        --          --     (14,657,108)
                   ----------  -----------  ---------  -------  -----------  ------------    --------    --------   ------------
BALANCE, DECEMBER
 31, 1995........  13,515,030   13,515,030  3,697,289   36,973   25,993,484   (31,373,582)        --      699,009      8,870,914
 Exercise of
  stock options
  and warrants...         --           --      88,736      883       64,173           --          --          --          65,056
 Deemed dividend
  on acquisition
  of SingCom from
  principal
  stockholder....         --           --         --       --    (2,393,284)          --          --          --      (2,393,284)
 Decrease in
  cumulative
  translation
  adjustment.....         --           --         --       --           --            --          --     (136,587)      (136,587)
 Net loss........         --           --         --       --           --    (48,912,866)        --          --     (48,912,866)
                   ----------  -----------  ---------  -------  -----------  ------------    --------    --------   ------------
BALANCE, DECEMBER
 31, 1996........  13,515,030  $13,515,030  3,786,025  $37,856  $23,664,373  $(80,286,448)   $      -    $562,422   $(42,506,767)
                   ==========  ===========  =========  =======  ===========  ============    ========    ========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   UNFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                          1994          1995          1996
                                       -----------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................. $(8,760,443) $(14,657,108) $(48,912,866)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities--
 Depreciation and amortization........   1,717,539     2,229,789     6,377,569
 Minority interest in Fax Japan.......  (1,524,607)   (2,479,955)     (948,310)
 Compensation expense from issuance
  of common stock.....................      12,377         2,050           --
 Changes in assets and liabilities,
  net of effects from the acquisition
  of SingCom--
   Accounts receivable................    (171,769)   (1,092,533)   (2,459,448)
   Accounts receivable from
    stockholder.......................         --       (100,343)      100,343
   Prepaid expenses and other current
    assets............................    (224,670)     (173,897)      323,521
   Accounts payable...................   1,149,378       431,811    10,249,072
   Accrued expenses...................      25,457     1,428,043     8,424,359
   Advances from stockholder..........         --            --      4,317,563
                                       -----------  ------------  ------------
     Net cash used in operating
      activities......................  (7,776,738)  (14,412,143)  (22,528,197)
                                       -----------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment..  (1,941,191)   (5,153,314)  (20,137,531)
 Cash acquired in purchase of
  SingCom.............................         --            --        162,004
 Increase in other assets.............    (773,190)     (803,943)     (680,433)
                                       -----------  ------------  ------------
     Net cash used in investing
      activities......................  (2,714,381)   (5,957,257)  (20,655,960)
                                       -----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on capital lease
  obligations.........................  (1,087,747)   (1,309,143)   (1,468,647)
 Proceeds from issuance of convertible
  subordinated debentures to
  stockholders........................     718,400       810,000           --
 Repayment of convertible subordinated
  debentures to stockholders..........    (325,000)   (1,777,579)          --
 Proceeds from notes payable to
  stockholders........................       5,000     1,000,000           --
 Repayments on notes payable to
  stockholders........................         --     (1,010,000)          --
 Proceeds from issuance of notes
  payable.............................     200,000     3,057,802     6,785,551
 Repayments on notes payable..........    (536,690)   (2,241,148)          --
 Proceeds from borrowings under notes
  payable with principal stockholder..         --      8,357,480    32,809,560
 Deferred financing costs.............         --     (2,844,592)          --
 Proceeds from borrowings under line
  of credit with a bank...............         --        350,000           --
 Repayment on revolving line of credit
  with a bank.........................         --       (350,000)          --
 Payments for repurchase of
  convertible preferred stock and
  common stock warrants...............         --     (7,385,838)          --
 Proceeds from the exercise of stock
  options and warrants................         --        130,723        65,056
 Proceeds from sale of convertible
  preferred stock.....................   7,008,475    29,920,300           --
 Proceeds from sale/leaseback of
  property and equipment..............     800,883           --            --
 Proceeds from sale of Fax Japan
  stock...............................   7,613,444           --            --
                                       -----------  ------------  ------------
     Net cash provided by financing
      activities......................  14,396,765    26,708,005    38,191,520
                                       -----------  ------------  ------------
NET EFFECT OF FOREIGN CURRENCY
 TRANSLATION..........................     360,524       338,485      (501,156)
                                       -----------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.....................   4,266,170     6,677,090    (5,493,793)
CASH AND CASH EQUIVALENTS, BEGINNING
 OF YEAR..............................     180,360     4,446,530    11,123,620
                                       -----------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF
 YEAR................................. $ 4,446,530  $ 11,123,620  $  5,629,827
                                       ===========  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  UNFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1) OPERATIONS

  Unifi Communications, Inc. (formerly Fax International, Inc.) and subsidiaries (the Company) was incorporated on September 20, 1990. The Company provides international enhanced facsimile transmission and delivery services.

  The Company is subject to a number of risks common to companies in similar stages of development, including dependence on key individuals, competition from substitute services and larger companies, the need for adequate financing to fund future operations, the continued successful development and marketing of its services and the attainment of profitable operations. Although the Company has completed a significant financing as described in Note 17, the Company continues to fund significant operating losses while seeking additional capital.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in the notes to consolidated financial statements.

 (a) Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and majority-owned Fax International Japan, Ltd. (FIJ) (51% owned). All material intercompany accounts and transactions of the consolidated companies have been eliminated in consolidation.

 (b) Minority Interest

    In March 1994, the Company sold 196 shares of the common stock of its subsidiary, FIJ, to two Japanese corporations for approximately $7,600,000. These shares represent 49% of the voting interest of FIJ, and as long as the Company owns greater than 50% of the voting interest of FIJ, the Company has control of the Board of Directors. The accounts of FIJ are consolidated, and the 49% ownership is treated as a minority interest. Accordingly, the accompanying consolidated balance sheets and statements of operations reflect 49% of FIJ's loss as a minority interest. At December 31, 1995 and 1996, the cumulative losses allocated to the minority interest exceeded the minority interest's investment. The minority interest has agreed to fund losses up to an additional $1,000,000 through the guarantee of debt. Therefore, the minority interest balance as of December 31, 1995 and 1996 is presented as an asset to the extent cumulative losses allocated to the minority interests exceed the basis of their investments. The debt will not be repaid until the minority interests basis is recovered. For the year ended December 31, 1996, the 49% loss of FIJ exceed the $1,000,000 guaranteed debt, therefore, the Company recorded an additional minority loss of approximately $148,000 in the consolidated statement of operations.

    The Company also entered into an operating agreement with FIJ that requires the Company to perform certain services for FIJ in exchange for a management fee equal to 5% of FIJ's gross revenues. A stockholders' agreement was also executed with the two Japanese corporations. The agreement requires the two Japanese corporations to provide loans of up to approximately $2,000,000 to FIJ, if requested by FIJ. In connection with this financing, the Company issued warrants to purchase 125,000 shares of the Company's $.01 par value common stock at an exercise price of $.40 per share to the two Japanese corporations. No value was ascribed to these warrants as the amount would not be material to the financial statements.

    The stockholders' agreement provides the Company with four of seven Board of Directors' seats. Certain significant transactions, such as borrowings greater than $100,000, issuance of equity securities,

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  consolidations and mergers, liquidations and other events, as defined, require a 2/3 Board approval. This agreement also provides the two Japanese corporations that own 49% of FIJ with special stockholder rights, including appointment of the President; commissions with respect to new customers sold by the respective stockholder, as defined; right of first refusal on asset-based lease financings for FIJ; right of first refusal on equity financings for FIJ; and certain rights in the event the Company has a change in control, including a put option to the Company and a call option by the Company, as defined in the stockholders' agreement. The agreement also restricts the sale of FIJ's stock by all stockholders and provides a special exit right to the 49% stockholder group to sell all, but not less than all, of the stock owned to the other stockholders pro rata, as defined.

 (c) Cash and Cash Equivalents

    Cash and cash equivalents are stated at cost, which approximates market. The Company considers highly liquid investments purchased with original maturities at the date of acquisition of three months or less to be cash equivalents. Cash equivalents consist primarily of money market funds that are readily convertible to cash.

 (d) Depreciation and Amortization

    The Company provides for depreciation and amortization by charges to operations in amounts estimated to allocate the cost of property and equipment over their estimated useful lives on the straight-line basis, as follows:

                                                                     ESTIMATED
     ASSET CLASSIFICATION                                           USEFUL LIFE
     --------------------                                          -------------
     Equipment....................................................     3-6 Years
     Equipment under capital lease................................ Life of lease
     Furniture and fixtures.......................................    3-15 Years
     Leasehold improvements....................................... Life of lease

    The Company charged to operations depreciation and amortization of $1,655,000, $2,153,000 and $5,721,000 for the years ended December 31,
  1994, 1995 and 1996, respectively.

    Effective January 1, 1996, the Company changed the estimated useful life of certain equipment from five to three years. This change in estimate, which has been recorded prospectively, increased depreciation expense by approximately $1,553,000 in the year ended December 31, 1996.

 (e) Deferred Financing Costs

    Deferred financing costs consists of the following:

                                                                     PRO FORMA
                                                  1995       1996       1996
                                               ---------- ---------- ----------
     Deferred financing costs................. $3,282,222 $3,282,222 $3,282,222
     Deferred senior note offering costs......        --     576,004  7,482,254
                                               ---------- ---------- ----------
                                                3,282,222  3,858,226 10,764,476
     Less--Accumulated amortization...........    437,629  1,094,074  1,094,074
                                               ---------- ---------- ----------
                                               $2,844,593 $2,764,152 $9,670,402
                                               ========== ========== ==========

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 (e) Deferred Financing Costs (Continued)

    Deferred financing costs resulted from securing the Singapore
  Telecommunications financing described in Note 3. Deferred Senior Note offering costs resulted from the Senior Note offering described in Note 17. These costs are being amortized over five years and seven years, respectively.

 (f) Revenue Recognition

    Revenues are recorded in the period in which the related service is provided.

 (g) Research and Development Costs

    The Company charges research and development costs to operations as incurred.

 (h) Foreign Currency Translation

    Assets and liabilities of foreign subsidiaries were translated using the exchange rate in effect at the balance sheet date in accordance with Statement of Financial Standards (SFAS) No. 52, Foreign Currency Translation. Revenue and expense accounts were translated using a weighted average of exchange rates in effect during the year. The resulting translation adjustments are excluded from net income and are accumulated as a separate component of stockholders' equity. Foreign currency transaction gains or losses are reflected in operations and are not material.

 (i) Management Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (j) Financial Instruments

    SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure about fair value of financial instruments. Financial instruments consist of cash equivalents, accounts receivable and notes payable. The estimated fair value of these financial instruments approximates their carrying value.

 (k) Net Loss and Pro Forma Net Loss per Common Share

    Net loss per common share is based on the weighted average number of common shares outstanding. Shares of stock issuable pursuant to stock options, warrants and upon the conversion of the subordinated debentures have not been considered, as their effect would be antidilutive. Pro forma net loss per share assumes the weighted average conversion of all shares of convertible preferred stock outstanding for each year.

 (l) Concentrations of Credit Risk

    SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  balance-sheet and credit risk concentrations. Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally cash and cash equivalents and accounts receivable. The Company places its investments in highly rated institutions. Concentrations of credit risk with respect to accounts receivable are limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

 (m) Postretirement Benefits

    The Company has no obligations under SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as it does not currently offer such benefits.

 (n) Noncash Investing and Financing Activities

    The following table summarizes the supplemental disclosures of the Company's noncash transactions for the periods indicated below:

                                                 1994       1995       1996
                                              ---------- ---------- -----------
     SUPPLEMENTAL DISCLOSURES OF NONCASH
      TRANSACTIONS:
      In connection with the acquisition of
       SingCom (Note 15)-
      Fair value of assets acquired.........  $      --  $      --  $(1,255,032)
      Deemed dividend.......................         --         --   (2,393,285)
      Liabilities assumed...................         --         --    1,060,721
      Issuance of promissory note...........         --         --    2,749,600
                                              ---------- ---------- -----------
          Cash acquired.....................  $      --  $      --  $   162,004
                                              ---------- ---------- -----------
      Conversion of convertible
       subordinated debentures to Series D
       and Series F convertible preferred
       stock................................  $      --  $1,414,069 $       --
                                              ---------- ---------- -----------
      Conversion of accrued interest to
       convertible subordinated debentures
       to stockholders......................  $   39,000 $      --  $       --
                                              ---------- ---------- -----------
      Gain related to sale of Fax Japan
       stock................................  $3,660,573 $      --  $       --
                                              ---------- ---------- -----------
      Acquisition of property and equipment
       under capital lease obligations......  $2,544,576 $  729,752 $ 2,420,365
                                              ========== ========== ===========
     SUPPLEMENTAL DISCLOSURE OF CASH FLOW
      INFORMATION:
      Cash paid for interest................  $  387,208 $  570,037 $   351,803
                                              ========== ========== ===========

 (o) Restricted Cash

  The Company has approximately $1,091,000 of restricted cash at December 31, 1996. The restricted cash consists of cash equivalents, which FIJ and the Company's China subsidiary is required to maintain as a condition of certain loans that mature during 1997.

 (p) New Accounting Standards

  In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, which is effective for fiscal years beginning after December 15, 1995. The Company elected early adoption of SFAS No. 121, effective

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  January 1, 1996. The adoption of this standard did not have a material effect on the Company's financial position or results of operations. The Company evaluated its long-lived assets and determined that no material adjustment was required.

    In 1997, the FASB issued SFAS No. 128, Earnings per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This statement is effective for fiscal years ending after December 15, 1997 and early adoption is not permitted. When adopted, the statement will require restatement of prior years' earnings per share. The Company will adopt this statement for its fiscal year ended December 31, 1997. The Company believes that the adoption of SFAS No. 128 will not have a material effect on its financial statements.

 (q) Pro Forma Balance Sheet Presentation

    The pro forma balance sheet at December 31, 1996 gives effect to the sale of the Senior Notes, as described in Note 17. Pro forma adjustments have been made to record the Senior Notes at their discounted amount of $166,811,409, to record the value of the warrants of $8,188,591, and to record net proceeds of cash received by the Company of $105,504,293, after deducting working capital requirements of $12,000,000, offering costs of $6,906,250, payments for the purchase of SingCom for $4,232,348 (see Note
  15), and the required escrowed interest payments of $46,357,109.

 (r) Reclassifications

    Certain prior-year account balances have been reclassified to be consistent with the current year's presentation.

(3) SINGAPORE TELECOMMUNICATIONS FINANCING

  On April 10, 1995, the Company sold to SingTel Global Services Pte Ltd. (SingTel Global) 8,570,000 shares of Series G convertible preferred stock for $3.50 per share for aggregate gross proceeds of approximately $30,000,000. The rights, preferences and privileges of the Series G Preferred Stock are described in Note 10(a). As part of a stockholders' agreement, SingTel Global has the right to initiate a call offer for certain outstanding shares of the Company's capital stock, prior to the fifth anniversary of the stockholders' agreement, as defined. The call price, as defined, shall not exceed $20.00 per share. The founder and major stockholder of the Company has agreed to sell his shares in the event of such a call offer. In addition, in the event of a call offer, SingTel Global has the obligation to purchase all shares offered for sale under this call option.

  In connection with the sale of Series G convertible preferred stock and debt financing, certain third-party individuals were issued options to purchase 90,000 shares of common stock at $.35 per share. No value was ascribed to these options as the amount would not be material to the financial statements.

  In conjunction with the Series G preferred stock investment, SingTel (Netherlands Antilles) Pte N.V. (SingTel NA) provided the Company with a five-year credit facility, under which the Company may borrow up to a maximum of $25,000,000. All amounts drawn under the credit facility are due five years after the final drawdown date or, if earlier, a final maturity date of April 10, 2003. The Company paid a facility fee of $1,968,750 upon execution of this credit facility. This amount has been capitalized as a deferred financing cost and is being amortized over five years. Borrowings will accrue interest at 1% over the five-year benchmark U.S. Treasury bond rate, as defined, and will be compounded annually. After a 30-month interest payment moratorium period, measured from the date of the first drawdown, interest will be due on a quarterly basis. At SingTel NA's option, 50% of the debt, up to $12,500,000, and accrued interest may be converted into the Company's Series H

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(3) SINGAPORE TELECOMMUNICATIONS FINANCING--(CONTINUED) preferred stock at a price of $10.50 per share. In the event of a public offering, SingTel NA has the option to convert all principal and accrued interest into common stock at the public offering price. At December 31, 1996, the Company had reached the maximum borrowing capacity of $25,000,000 and approximately $1,359,000 of accrued interest was also payable.

  SingTel NA has also provided the Company with $15,000,000 of financing to purchase certain types of fixed assets at an interest rate equal to the six-month LIBOR rate. Principal payments are due three years subsequent to the financing drawdown date, as defined, with interest payable quarterly. The equipment financing availability expires on April 10, 2000. In consideration of the asset-based financing, the Company has paid a $1,181,250 facility fee upon execution of the agreement. This amount has been capitalized as a deferred financing cost and is being amortized over five years. The Company had $15,000,000 of principal and approximately $200,000 of accrued interest outstanding at December 31, 1996 under this facility.

  On February 14, 1997, the Company entered into a debt restructuring agreement with SingTel (the Debt Restructuring Agreement). Under the terms of the Debt Restructuring Agreement, the Company's credit facility and asset facility with SingTel NA were amended to provide for a final maturity under each of such facilities on the later of (i) March 1, 2005, or (ii) the date on which the Senior Notes discussed in Note 17, are paid, defeased, redeemed or otherwise satisfied in full (the Senior Note Payment Date) (provided that if the Senior Note Payment Date is prior to March 1, 2005, borrowings under the credit and asset facilities will become due 91 days after the Senior Note Payment Date). The interest rate under the credit facility was also increased to 3% over the five-year benchmark U.S. Treasury bond rate, as defined, on the applicable drawdown date. Interest under the credit facility shall accrue and be added to the outstanding principal balance on a quarterly basis until the Senior Note Payment Date. Thereafter, interest shall be paid quarterly, in arrears. Under the Debt Restructuring Agreement, the borrowings under the credit facility will no longer be convertible into the Company's Series H preferred stock. The amendment to the asset facility provides for a new interest rate equal to the six-month LIBOR rate on the applicable drawdown date plus 2%. Interest under the asset facility shall accrue and be added to the outstanding principal balance on a quarterly basis until the Senior Note Payment Date. Thereafter, interest shall be paid quarterly, in arrears. Pursuant to the Debt Restructuring Agreement, SingTel NA's commitments under the credit facility and asset facility have expired. Also, as part of the Debt Restructuring Agreement, the Company granted SingTel Global a warrant to purchase 2,000,000 shares of the Company's common stock at a price of $1.83 per share. The value of these warrants using the Black-Scholes valuation formula is approximately $0.87 per share, which will result in discounting the related debt and in additional interest expense being charged to operations over the remaining life of the debt of approximately $1,740,000.

(4) RELATED PARTY TRANSACTIONS

  The Company has entered into agreements with certain stockholders, which provide debt financing and provide for license fees, royalties and transmission and management fees to be paid to the Company. The Company believes that the terms of these transactions are on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, the Company has issued warrants to certain stockholders in connection with certain debt and equity financing. See Notes 2b, 3, 6 and 15 for the terms of these transactions.

  During 1995, the Company initiated a Stock Buyback Program, whereby the Company purchased various preferred stock and warrantholders rights for $3.50 per share (see Note 10).

  The Company has licensed the rights to its technology for use in Singapore to SingTel in exchange for a license fee based upon a percentage of the future gross revenue generated in Singapore. SingTel also has the

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(4) RELATED PARTY TRANSACTIONS--(CONTINUED)

right to purchase 49% of the equity in companies to be established by the Company in Australia and the Philippines based on defined terms and conditions.

  The Company has entered into a letter of intent to acquire certain of the assets of SingCom, a wholly owned subsidiary of SingTel (see Note 15).

(5) ADVANCES FROM PRINCIPAL STOCKHOLDER

  Pursuant to a series of letter agreements, SingTel has made advances to the Company of $11.8 million under the Company's intercompany operating agreement with SingTel through February 6, 1997 of which $4,317,563 was outstanding as of December 31, 1996 and approximately $7.5 million was advanced subsequent to December 31, 1996. Each such advance bears interest at a rate per annum equal to the sum of (i) the one-year United States Treasury rate in effect at the time the advance was made plus (ii) 5%. All such interest is payable in cash monthly in arrears. Such advances will be applied to the fees and other amounts payable by SingTel to the Company under the intercompany operating agreement. SingTel has canceled approximately $6.8 million of such indebtedness in exchange for 5,000 Senior Note units and the payment of $1.8 million in cash upon the closing of the Senior Note offering discussed in Note 17.

(6) NOTES PAYABLE

  On August 2, 1996, the Company entered into a promissory note for $1,500,000 with its landlord for the financing of leasehold improvements. The note bears interest at 13%, payable monthly beginning December 1996. Principal shall be paid monthly beginning on December 1, 1996, based on a seven-year amortization. All outstanding principal and interest is payable in full on June 1, 1998. At December 31, 1996, the outstanding balance was approximately $1,470,000. The Company has the option of extending the maturity of the note by an additional six months. If the Company elects this extension, the Company agrees to sell to the lessor 10,000 shares of common stock at $.01 per share. In addition, the Company issued to the landlord a warrant to purchase 30,000 shares of common stock at $.01 per share, which was exercised immediately. No value was ascribed to these warrants as the amount would not be material to the financial statements.

  On December 31, 1996, the Company entered into a note payable for $2,000,000 with a company. The note bears interest at 10% per annum. All outstanding principal and accrued interest is due on December 31, 1998. The noteholder has the right to convert all of the entire unpaid principal and accrued interest into shares of common stock at a conversion price of $15.00 per share. Upon the closing of the Senior Note offering (see Note 17), the note payable holder shall have the right to demand payment of all outstanding principal and accrued interest thereon and has the right to convert the unpaid principal and accrued interest into Senior Notes. During 1996, the Company purchased $2.6 million of equipment from this company. The equipment has been capitalized and will be depreciated over three years.

  In September 1995, the Company issued notes payable totaling $3,057,802 to two Japanese banks. The notes are guaranteed by the minority interest of FIJ and certain cash investments of the Company. Principal and interest are repayable in Japanese yen. The notes mature through June 1998 and bear interest at rates ranging from 1.06% to 1.6%. At December 31, 1996, there is approximately $2,764,000 in notes payable outstanding.

  The maturities of notes payable as of December 31, 1996 are as follows:

   1997.............................................................. $4,232,348
   1998..............................................................  3,433,020
                                                                      ----------
                                                                      $7,665,368
                                                                      ==========

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996


(7) CAPITAL LEASES

  The Company has certain capital leases for property and equipment. The lease terms are for two to three years and expire at various dates through December 1999. The future minimum lease payments under capital lease obligations for respective years ending at December 31 are as follows:

   1997............................................................. $1,517,346
   1998.............................................................    959,176
   1999.............................................................    912,458
                                                                     ----------
     Total minimum payments.........................................  3,388,980
   Less--Amount representing interest...............................     84,493
                                                                     ----------
     Present value of minimum lease payments........................  3,304,487
   Less--Current portion of capital lease obligations...............  1,483,413
                                                                     ----------
     Long-term capital lease obligations, net of current portion.... $1,821,074
                                                                     ==========

  In connection with certain capital leases, the Company has issued warrants, to the lessors, exercisable for 10 years for the purchase of common stock. The Company granted warrants for the purchase of 200,781 shares of common stock at prices of $1.50 and $3.50 per share in 1994. In 1995 and 1996, no warrants were issued relating to capital leases. No value was ascribed to these warrants as the amount would not be material to the financial statements.

(8) PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1995 and 1996 consisted of the following:

                                                            1995       1996
                                                         ---------- -----------
   Equipment............................................ $5,924,116 $23,900,524
   Equipment under capital lease........................  5,158,993   7,572,083
   Furniture and fixtures...............................    415,446     693,064
   Leasehold improvements...............................    518,583   2,639,745
                                                         ---------- -----------
                                                         12,017,138  34,805,416
   Less--Accumulated depreciation and amortization......  4,251,801   9,981,087
                                                         ---------- -----------
                                                         $7,765,337 $24,824,329
                                                         ========== ===========

(9) INCOME TAXES

  The Company follows SFAS No. 109, Accounting for Income Taxes, by providing for income taxes under the liability method. Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the current tax rates. The principal differences between assets and liabilities for financial reporting and tax return purposes result primarily from the timing of certain expenditures for income tax purposes.

  At December 31, 1996, the Company has available net operating loss carryforwards in the United States of approximately $55,200,000 for financial reporting purposes, expiring at various dates through 2010. Prior to August 21, 1991, the Company was a Subchapter S corporation under the Internal Revenue Code. Accordingly, the net operating losses generated prior to this date cannot be utilized and is therefore not included in the

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(9) INCOME TAXES--(CONTINUED)

Company's net operating loss carryforwards by the Company. The Company also has available United States federal tax credit carryforwards of approximately $263,000 expiring through the year 2010.

  In addition, FIJ has available net operating loss carryforwards of approximately $8,200,000 for Japanese tax purposes at December 31, 1996, expiring at various dates through 2002. The Company also has foreign net operating loss carryforwards in France, Germany, United Kingdom, Hong Kong, China and Korea of approximately $2,500,000, $2,700,000, $2,600,000,
$3,300,000, $280,000 and $1,200,000, respectively, at December 31, 1996.

  The United States Tax Reform Act of 1986 contains provisions that may limit the Company's net operating loss and credit carryforwards available to be used in any given year in the event of significant changes in the ownership interests of significant stockholders. As a result of the changes in ownership caused by the Company's issuance of Series G convertible preferred stock in 1995, approximately $15,000,000 of the Company's federal and state net operating loss is subject to an annual limitation of approximately $1,245,000.

  The components of the deferred tax asset are as follows:

                                                          1995         1996
                                                       -----------  -----------
   Depreciation....................................... $    17,000  $   793,000
   Accrued expenses...................................     125,000      888,000
   Bad debt loss carryforwards........................       7,000       39,000
   Net operating loss carryforwards...................  10,400,000   30,100,000
   Credit carryforwards...............................     187,000      263,000
                                                       -----------  -----------
                                                        10,736,000   32,083,000
                                                       -----------  -----------
   Less--Valuation allowance.......................... (10,736,000) (32,083,000)
                                                       -----------  -----------
     Net deferred tax asset........................... $       --   $       --
                                                       ===========  ===========

  The Company has recorded a full valuation allowance against its deferred tax asset due to uncertainties surrounding the realization of this asset.

(10) STOCKHOLDERS' EQUITY (DEFICIT)

 (a) Convertible Preferred Stock

                                                               PAR VALUE
                                                        -----------------------
                                                           1995        1996
                                                        ----------- -----------
   Series A, $1,00 par value--authorized--975,500
    shares issued and outstanding--743,000 in 1995 and
    1996..............................................  $   743,000 $   743,000
   Series B, $1.00 par value--authorized--2,700,000
    shares issued and outstanding--1,381,038 in 1995
    and 1996..........................................    1,381,038   1,381,038
   Series C, $1.00 par value--authorized--650,000
    shares issued and outstanding--481,560 in 1995 and
    1996..............................................      481,560     481,560
   Series D, $1.00 par value--authorized--2,600,000
    shares issued and outstanding--2,145,220 in 1995
    and 1996..........................................    2,145,220   2,145,220
   Series F, $1.00 par value--authorized--500,000
    shares issued and outstanding--194,212 in 1995 and
    1996..............................................      194,212     194,212
   Series G, $1.00 par value--authorized--8,750,000
    shares issued and outstanding--8,750,000 in 1995
    and 1996..........................................    8,570,000   8,570,000
                                                        ----------- -----------
                                                        $13,515,030 $13,515,030
                                                        =========== ===========

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(10) STOCKHOLDERS' EQUITY (DEFICIT)--(CONTINUED)

  The Company has authorized the issuance of up to 24,715,500 shares of convertible preferred stock (the Preferred Stock), $1.00 par value.

  The rights, preferences and privileges of the Series A, Series B, Series C, Series D, Series F, Series G and Series I Preferred Stock are listed below.

    CONVERSION

      The Preferred Stock is convertible into common stock at the rate of one share of common stock for each share of Preferred Stock, adjustable for certain dilutive events. Conversion is at the option of the preferred stockholder and may be required by the Company upon the closing of an initial public offering of the Company's common stock, as defined.

    VOTING RIGHTS

      The holders of the Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of common stock into which the Preferred Stock is convertible.

    DIVIDENDS

      The holders of the Preferred Stock shall be entitled to receive dividends when and if declared by the Board of Directors. In addition, the holders of the Preferred Stock shall be entitled to receive a dividend equal to any dividend paid on common stock.

    LIQUIDATION PREFERENCE

      The holders of the Preferred Stock have preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company. The holders of the Series A and Series B Preferred Stock are entitled to a preference of $1.00 per share ($2,124,038 in aggregate at December 31, 1996) plus any declared but unpaid dividends. The holders of the Series C Preferred Stock are entitled to a preference of $1.50 per share ($722,340 in aggregate at December 31, 1996) plus any declared but unpaid dividends. The holders of the Series D, Series F, Series G and Series I Preferred Stock are entitled to a preference of $3.50 per share ($38,183,016 in aggregate at December 31, 1996, plus any declared but unpaid dividends). Each series of Preferred Stock ranks in parity with regard to liquidation preference.

    REVOCABLE VOTING PROXY

      The Series C preferred stockholders have signed a revocable proxy whereby the president of the Company votes on all matters on the Series C preferred stockholders' behalf. The proxy has a five-year term, which began on May 31, 1993.

 (b) Common Stock

    At December 31, 1996, 24,912,275 shares of common stock were reserved for the conversion of the Company's Preferred Stock based on a conversion ratio of one share of Preferred Stock in exchange for one share of common stock, the exercise of common stock options and warrants.

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(10) STOCKHOLDERS' EQUITY (DEFICIT)--(CONTINUED)

 (c) Stock Options

    In 1994, the Company established the 1993 Stock Option Plan (the Plan), which provides for the granting of incentive stock options and nonqualified stock options. Options granted under the Plan vest over various periods and upon the achievement of certain milestones, as defined, and expire no later than 10 years from the date of grant. The number of shares of common stock reserved for issuance under the Plan is 4,325,000 shares.

    During 1994, the Company adopted an executive compensation plan whereby the officers of the Company may receive up to 900,000 incentive stock options based on the increase in the Company's per share value, as defined. In 1994, 900,000 options were granted to certain officers under this plan at an exercise price of $.35 per share, the then fair market value of the Company's common stock as determined by the Board of Directors.

    Stock option activity is summarized as follows for the three years ended December 31, 1996:

                                                                      WEIGHTED
                                             NUMBER OF    OPTION      AVERAGE
                                              SHARES       PRICE    OPTION PRICE
                                             ---------  ----------- ------------
   Outstanding, December 31, 1993...........       --   $       --     $ --
     Granted................................ 1,585,863          .35      .35
     Canceled...............................   (31,243)         .35      .35
                                             ---------  -----------    -----
   Outstanding, December 31, 1994........... 1,554,620          .35      .35
     Granted................................ 1,271,584     .35-1.05      .51
     Canceled...............................  (116,714)         .35      .35
     Exercised..............................  (373,489)         .35      .35
                                             ---------  -----------    -----
   Outstanding, December 31, 1995........... 2,336,001     .35-1.05      .38
     Granted................................   425,590   1.05 -2.25     1.34
     Canceled...............................  (176,856)    .35-2.25      .95
     Exercised..............................   (53,236)    .35-1.05      .48
                                             ---------  -----------    -----
   Outstanding, December 31, 1996........... 2,531,499  $ .35-$2.25    $ .81
                                             =========  ===========    =====
   Exercisable, December 31, 1996...........   960,172  $ .35-$1.05    $ .62
                                             =========  ===========    =====

    During 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed in APB No. 25. Entities electing to remain with the accounting required by APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in the statement had been applied.

    The Company has elected to continue to account for its stock-based compensation plans under APB No. 25. However, the Company has computed, for pro forma disclosure purposes only, the value of all options granted during 1995 and 1996 using the Black-Scholes option-pricing model as prescribed by SFAS No. 123, using the following weighted average assumptions for grants in 1995 and 1996:

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(10) STOCKHOLDERS' EQUITY (DEFICIT)--(CONTINUED)

                                                          1995        1996
                                                       ----------  ----------
   Risk-free interest rate............................ 5.63%-6.95% 5.63%-6.95%
   Expected dividend yield............................     --          --
   Expected life......................................  7 Years     7 Years
   Expected volatility................................     --          --
   Weighted average value of grants...................    $.32        $.36
   Weighted average remaining contractual life of
    options outstanding............................... 8.09 Years  8.70 Years
   Weighted average exercise price of 562,855 and
    960,172 options exercisable at December 31, 1995
    and 1996, respectively............................    $.62        $.54

    The total value of options granted during 1995 and 1996 would be amortized on a pro forma basis over the vesting period of the options. Options generally vest equally over three years. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net loss and net loss per share would have increased as reflected in the following pro forma amounts:

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                        1995          1996
                                                    ------------  ------------
NET LOSS--
  As reported...................................... $(14,657,108) $(48,912,966)
  Pro forma........................................  (14,781,417)  (49,088,786)
NET LOSS PER COMMON SHARE--
  As reported......................................        (4.26)       (13.23)
  Pro forma........................................        (4.30)       (13.28)
PRO FORMA NET LOSS PER COMMON SHARE--
  As reported......................................         (.96)        (2.83)
  Pro forma........................................         (.97)        (2.84)

 (d) Warrants to Purchase Common Stock

    The Company issues warrants pursuant to the 1994 Investor Incentive Stock Option Plan (the Warrant Plan). The Company has outstanding warrants for the purchase of common stock that vest immediately and are exercisable for a five- to ten-year period. The following table summarizes warrant activity for the three-year period ended December 31, 1996:

                                                              EXERCISE  WEIGHTED
                                                    NUMBER      PRICE   AVERAGE
                                                   OF SHARES  PER SHARE  PRICE
                                                   ---------  --------- --------
   Outstanding, December 31, 1993.................   573,205  $.30-1.00    .71
     Warrants issued..............................   615,887   .35-3.50   1.04
                                                   ---------  ---------   ----
   Outstanding, December 31, 1994................. 1,189,092   .35-3.50    .88
     Warrants issued..............................   286,552        .35    .35
     Warrants canceled............................  (574,149)  .30-1.50   1.04
                                                   ---------  ---------   ----
   Outstanding, December 31, 1995.................   901,495   .30-3.50    .50
     Warrants issued..............................    30,000        .01    .01
     Warrants exercised ..........................   (35,500)   .01-.35    .29
     Warrants canceled............................   (20,000)      1.00   1.00
                                                   ---------  ---------   ----
   Outstanding, December 31, 1996.................   875,995  $.30-3.50    .59
                                                   =========  =========   ====

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(10) STOCKHOLDERS' EQUITY (DEFICIT)--(CONTINUED)

    The warrants may be exercised at any time after issuance and expire at various dates through 2005. The warrants are subject to certain antidilution provisions that allow the holders of these warrants to participate in property and security dividends issued by the Company to common stockholders and to participate in any common stock dividends or splits.

    In addition to the warrants granted under the Warrant Plan described above, on February 14, 1997, the Company granted a warrant to purchase 2,000,000 shares of common stock at a price of $1.83 per share to SingTel in connection with the Debt Restructuring Agreement, as described in Note 3 (the SingTel Warrant).

    Also, on February 14, 1997, the Company granted a warrant for the purchase of 4,816,818 shares of common stock at an exercise price of $.25 to the senior noteholders in connection with the Senior Note offering, as described in Note 17 (the Senior Note Warrant).

    The Company has valued both the SingTel and the Senior Note Warrants using the Black-Scholes method and will record additional interest expense beginning in 1997 for these warrants.

 (e) Stock Buyback

    Subsequent to the SingTel financing described in Note 3, the Company initiated a stock buyback program. In connection with this program, the Company repurchased 1,738,440 shares of the Company's Series A, B, C and D Preferred Stock for $3.50 per share and 543,149 warrants to purchase common stock at $3.50 per warrant. The cash paid for the buyback was $7,385,838. The shares and warrants repurchased in the stock buyback program were subsequently canceled.

(11) COMMITMENTS

  The Company and its subsidiaries lease office facilities under operating leases that expire at various dates through 2003. Rent expense for all operating leases charged to operations in the years ended December 31, 1994, 1995 and 1996 amounted to approximately $690,000, $838,000 and $2,600,000, respectively.

  The minimum rental payments under the lease agreements for respective years ending December 31 are approximately as follows:

   1997............................................................ $ 4,037,000
   1998............................................................   4,030,000
   1999............................................................   1,849,000
   2000............................................................   1,679,000
   2001............................................................   1,584,000
   Thereafter......................................................   2,341,000
                                                                    -----------
     Total minimum payments........................................ $15,520,000
                                                                    ===========

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996


(12) ACCRUED EXPENSES

  Accrued expenses consisted of the following as of December 31, 1995 and 1996:

                                                            1995       1996
                                                         ---------- -----------
   Accrued payroll and related costs.................... $  567,247 $ 1,765,283
   Accrued telecommunication costs......................        --    3,211,231
   Accrued equipment costs..............................        --    1,675,181
   Accrued other........................................  1,585,953   3,956,529
                                                         ---------- -----------
     Total.............................................. $2,153,200 $10,608,224
                                                         ========== ===========

(13) EMPLOYEE BENEFIT PLAN

  On October 10, 1991, the Company adopted an employee benefit plan under
Section 401(k) of the Internal Revenue Code. The Fax International 401(k) Plan (the 401(k) Plan) allows employees to make pretax contributions up to the maximum allowable amount set by the Internal Revenue Service. Under the 401(k) Plan, the Company may match a portion of the employee contribution up to a defined maximum. The Company made no contributions to the 401(k) Plan for the years ended December 31, 1994, 1995 and 1996. The Company may, but is not obligated to, provide profit sharing to employees. No profit sharing contributions were awarded in 1994, 1995 or 1996.

(14) GEOGRAPHIC SEGMENT INFORMATION

  A summary of the Company's operations by geographic location for the years ended December 31, 1994, 1995 and 1996 is as follows:

                         UNITED STATES     EUROPE     PACIFIC RIM   ELIMINATIONS       TOTAL
                         -------------  ------------  ------------  -------------  -------------
December 31, 1994
  Revenues.............. $   6,952,406  $        --   $        --   $         --   $   6,952,406
                         =============  ============  ============  =============  =============
  Loss from operations.. $  (6,633,276) $        --   $ (3,142,443) $         --   $  (9,775,719)
                         =============  ============  ============  =============  =============
  Identifiable assets... $   5,152,583  $        --   $  5,902,139  $  (1,073,904) $   9,980,818
                         =============  ============  ============  =============  =============
December 31, 1995
  Revenues.............. $   8,092,916  $      1,313  $  2,570,684  $         --   $  10,664,913
                         =============  ============  ============  =============  =============
  Loss from operations.. $ (11,811,935) $   (371,366) $ (5,118,783) $         --   $ (17,302,084)
                         =============  ============  ============  =============  =============
  Identifiable assets... $  25,318,584  $    441,820  $  3,054,992  $  (3,437,213) $  25,378,183
                         =============  ============  ============  =============  =============
December 31, 1996
  Revenues.............. $  21,799,184  $  1,272,647  $ 10,260,331  $  (8,114,396) $  25,217,766
                         =============  ============  ============  =============  =============
  Loss from operations.. $ (31,782,016) $ (7,206,450) $ (8,410,960) $         --   $ (47,399,426)
                         =============  ============  ============  =============  =============
  Identifiable assets... $  64,385,911  $  3,136,134  $  8,299,699  $ (34,637,336) $  41,184,408
                         =============  ============  ============  =============  =============

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996


(15) ACQUISITION OF SINGCOM

  Under the terms of an agreement with the Company's principal stockholder, SingTel Global, the Company acquired certain of the assets of SingCom (Australia), a wholly owned subsidiary of SingTel Global, consisting primarily of certain computer and office equipment and the right to service SingCom's customer base, effective April 1, 1996. The aggregate purchase price for these assets is $5.5 million (Australian), payable in full in cash at closing. In addition, SingTel Global loaned to SingCom operating capital through the closing of the acquisition at which time the Company will repay in full, the outstanding principal balance and all accrued but unpaid interest thereon under the working capital line of credit provided by SingTel Global. At December 31, 1996, the total amount due to SingTel Global for the acquisition of SingCom is approximately $4,230,000 and is included in current portion of notes payable to principal stockholder in the accompanying balance sheet. The Company obtained effective control of the operations of SingCom as of April 1, 1996, and therefore, the operations of SingCom are included in the consolidated financial statements beginning April 1, 1996. The purchase has been accounted for on a book value basis due to the related party nature of the transaction, and is consistent with entities under common control. The excess of the purchase price over the book value of the assets acquired has been charged to stockholders equity as a deemed dividend to the Company's principal stockholder, SingTel Global. Pro forma financial information has not been presented as such information is not material.

(16) LOANS TO WORLDVOICE

  The Company has made unsecured loans to WorldVoice Inc. (a development stage company) for the funding of operations of WorldVoice of $450,000 as of December 31, 1996. The Company will account for the loans to WorldVoice as development funding, and accordingly, the Company will charge to operations the loans to WorldVoice as the funds are utilized by WorldVoice. Included in research and development expenses for the year ended December 31, 1996 is the $450,000.

(17) SENIOR NOTE OFFERING

  On February 14, 1997, the Company sold 175,000 units each consisting of $1,000 principal amount of 14% Senior Notes due March 1, 2004 for $175,000,000. Attached to each unit is one warrant to purchase 27.52 shares of common stock at $.25 per share. A total of 4,816,818 warrants were issued. Interest is due semiannually on March 1 and September 1 beginning September 1, 1997. The notes represent general unsecured senior obligations of the Company. The offering resulted in net proceeds to the Company of approximately $105,000,000, after offering expenses and the payment of certain obligations including approximately $46 million, which has been escrowed for certain senior note interest payments.

  The notes are redeemable, in whole or in part, at the option of the Company at any time on or after March 1, 2001 at the redemption price, as defined, plus any accrued interest. Upon a change of control, each noteholder will have the right to require the Company to repurchase the notes at 101%, plus accrued interest. The notes contain certain restrictive operating covenants including precluding the payment of dividends, additional indebtedness, mergers and sale of the Company and its assets.

  The Company is required to file a registration statement with the SEC to offer to exchange the notes for senior notes with terms substantially identical to the notes within 60 days of the issue date. In addition, the Company must use its best efforts to cause the registration statement to become effective under the Securities Act within 90 days after the initial filing.

  Each warrant is exercisable at a price of $.25 per share and becomes exercisable on or after the earlier of (i) one year from the date of issuance and (ii) the occurrence of another exercise event, as defined. Unless exercised, the warrants will automatically expire in 10 years on March 1, 2007. In addition, in the event that the Company does not consummate an initial public offering (IPO) with gross proceeds of at least $35 million, by September

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31,1996

(17) SENIOR NOTE OFFERING--(CONTINUED)

1, 1999 the Company will be obligated to issue additional warrants to the noteholders exercisable for 8% of the common stock of the Company on a fully diluted basis. If an IPO has not occurred on or prior to March 1, 2002, the Company will be required to repurchase the warrants at the then fair market value, as determined by an independent third-party. The Company has valued these warrants using the Black-Scholes method and has reduced the face carrying amount of the Senior Notes by $8,188,591, which represents the aggregate fair value of these warrants. The Company will record additional interest expense of $8,188,591 over the term of the Senior Notes.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECU-RITIES DESCRIBED HEREIN BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SO-LICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
The Exchange Offer.......................................................  24
Use of Proceeds..........................................................  32
Capitalization...........................................................  33
Selected Consolidated Financial Data.....................................  34
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  36
Business.................................................................  42
Acquisition of Fax Business of SingCom (Australia).......................  53
Management...............................................................  54
Principal Stockholders...................................................  59
Certain Relationships and Related Transactions...........................  61
Description of Certain Indebtedness......................................  64
Certain Federal Income Tax Considerations................................  66
Description of Exchange Notes............................................  67
Book-Entry; Delivery and Form............................................  98
Plan of Distribution.....................................................  99
Legal Matters............................................................ 100
Experts.................................................................. 100
Available Information.................................................... 100
Glossary of Terms........................................................ 102
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $175,000,000

                          UNIFI COMMUNICATIONS, INC.

                             OFFER TO EXCHANGE ITS
                           14% SENIOR NOTES DUE 2004
                       WHICH HAVE BEEN REGISTERED UNDER
                        THE SECURITIES ACT OF 1933, AS
                          AMENDED, FOR ANY AND ALL OF
                       ITS OUTSTANDING 14% SENIOR NOTES
                                   DUE 2004


                               -----------------

                                  PROSPECTUS

                               -----------------


                                      , 1997


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The By-Laws of the Company provide for the indemnification by the Company of each director, officer, employee and agent of the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  The Certificate of Incorporation of the Company further provides that a Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a Director. Section 102(b)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1    --Certificate of Incorporation, as amended, of UNIFI Communications,
          Inc.
  3.2    --By-Laws of UNIFI Communications, Inc.
  4.1    --Indenture, dated as of February 21, 1997, between UNIFI
          Communications. Inc. and Fleet National Bank, as trustee, relating to
          $175,000,000 in aggregate principal amount of 14% Senior Notes due
          2004.
  4.2    --Specimen Certificate of 14% Senior Notes due 2004 (the "Private
          Notes") (included in Exhibit 4.1 hereto).
  4.3    --Specimen Certificate of 14% Senior Notes due 2004 (the "Exchange
          Notes") (included in Exhibit 4.1 hereto).
  4.4    --Registration Rights Agreement, dated as of February 21, 1997, between UNIFI Communications, Inc. and Smith Barney Inc.
  4.5    --Unit Agreement, dated as of February 21, 1997, between UNIFI
          Communications, Inc. and Fleet National Bank, as unit agent.
  4.6    --Escrow Agreement, dated as of February 21, 1997, between UNIFI
          Communications, Inc. and Fleet National Bank, as escrow agent.
 * 5.1   --Opinion of Latham & Watkins regarding the validity of the Exchange
          Notes.
 10.1    --Credit Agreement, dated as of April 10, 1995, among UNIFI
          Communications, Inc. and SingTel (Netherlands Antilles) Pte N.V.
 10.2    --Amendment, dated as of February 21, 1997, to the Credit Agreement, dated as of April 10, 1995, among UNIFI Communications, Inc. and
          SingTel (Netherlands Antilles) Pte N.V.
 10.3    --Term Loan Agreement-Equipment, dated as of April 10, 1995, among
          UNIFI Communications, Inc. and SingTel (Netherlands Antilles) Pte
          N.V.
 10.4    --Amendment, dated as of February 21, 1997, to the Term Loan
          Agreement-Equipment, dated as of April 10, 1995, among UNIFI
          Communications, Inc. and SingTel (Netherlands Antilles) Pte N.V.
 *10.5   --Intercompany Operating Agreement, dated as of April 10, 1995, between UNIFI Communications, Inc. and Singapore Telecommunications
          Limited, as amended by Amendment No. 1 dated as of September 30, 1996
          (the "Intercompany Operating Agreement").
 *10.6   --Letter Agreement, dated February 5, 1997, among UNIFI
          Communications, Inc. Singapore Telecommunications Limited & SingTel
          Global Services Pte Ltd. and certain individuals named therein, providing, and among other things for a $4,000,000 advanced payment under the Intercompany Operating Agreement and an amendment to the
          Series G Convertible Preferred Stock Purchase Agreement, dated as of
          April 10, 1995, between UNIFI Communications, Inc. and SingTel Global
          Services Pte Ltd.
 *10.7   --Amendment, dated as of February 21, 1997, to the Intercompany
          Operating Agreement, dated as of April 10, 1995, among Unifi
          Communications, Inc. and Singapore Telecommunications Limited.
 10.8    --Series G Convertible Preferred Stock Purchase Agreement, dated as of
          April 10, 1995, among UNIFI Communications, Inc., SingTel Global
          Services Pte Ltd.
 *10.9   --Amendment, dated as of February 5, 1997 to the Series G Convertible
          Preferred Stock Purchase Agreement, dated as of April 10, 1995, between UNIFI Communications, Inc. and SingTel Global Services Pte
          Ltd. (contained within LetterAgreement dated February 5, 1997 filed as Exhibit 10.14 to this Registration Statement).
 10.10   --Second Amendment, dated as of February 21, 1997, of the Series G
          Convertible Preferred Stock Purchase Agreement, dated as of April 10,
          1995, among UNIFI Communications, Inc., SingTel Global Services Pte
          Ltd, as amended.
 10.11   --Amended and Restated Registration Rights Agreement, dated as of
          April 10, 1995 among UNIFI Communications, Inc. and various investors named therein.

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
 10.12   --Amendment, dated as of February 21, 1997, to the Amended and
          Restated Registration Rights Agreement, dated as of April 10, 1995 among UNIFI Communications, Inc. and various investors named therein.
 10.13   --Consent and Waiver, dated as of February 20, 1997, of the Amended and Restated Registration Rights Agreement, dated as of April 10,
          1995 among UNIFI Communications, Inc. and various investors named therein.
 *10.14  --Stockholders Agreement, dated as of April 10, 1995, among UNIFI
          Communications, Inc. and the stockholders named therein.
 *10.15  --First Amendment to the Stockholders Agreement, dated February 21,
          1997, among UNIFI Communications, Inc., SingTel Global Services Pte
          Ltd and certain stockholders named therein
 *10.16  --Employment Agreement, dated as of April 10, 1995, among UNIFI
          Communications, Inc. and Douglas J. Ranalli.
 10.17   --Warrant to purchase 2,000,000 shares of the Company's Common Stock, issued to SingTel Global Services Pte Ltd, dated February 21, 1997.
 10.18   --Warrant Agreement, dated as of February 21, 1997, between UNIFI
          Communications. Inc. and Fleet National Bank, as warrant agent.
 10.19   --Specimen Warrant Certificate (included in Exhibit 10.25 hereto).
 10.20   --Warrant Shares Registration Rights Agreement, dated as of February
          21, 1997, between UNIFI Communications. Inc. and Smith Barney Inc.
 10.21   --Lease dated August 2, 1996 between UNIFI Communications, Inc. and
          Cross Point Limited Partnership.
 10.22   --Agreement dated August 2, 1996 between UNIFI Communications, Inc.
          and Cross Point Limited Partnership (included in exhibit 10.21 hereto).
 10.23   --Subordination Agreement dated August 2, 1996 between UNIFI
          Communications, Inc., Cross Point Limited Partnership and SingTel
          (Netherland Antilles) Pte N.V. (included in exhibit 10.21 hereto)
 *10.24  --Software License and Service Agreement dated September 20, 1996 between UNIFI Communications, Inc. and Control Data Systems, Inc.
 10.25   --$    2,049,315 Convertible Term Note, dated as of April 1, 1997, of
          UNIFI Communications, Inc. in favor of Control Data Systems, Inc.
 10.26   --Warrant to purchase up to 56,406 shares of Common Stock of UNIFI
          Communications, Inc., dated as of April 1, 1997, issued to Control
          Data Systems, Inc.
 *10.27  --Amendment No. 1 to the Intercompany Operating Agreement dated
          September 30, 1996 between UNIFI Communications, Inc. and Singapore
          Telecommunications Limited.
 *12.1   --Statement of Computation of Ratio of Earnings to Fixed Charges.
 21.1    --Subsidiaries of UNIFI Communications, Inc.
 *23.1   --Consent of Latham & Watkins (included in their opinion filed as
          Exhibit 5.1).
 23.2    --Consent of Arthur Anderson L.L.P.
 24.1    --Power of Attorney of UNIFI Communications, Inc. (included on signature page to this Registration Statement on Form S-4).
 *25.1   --Statement of Eligibility and Qualification (Form T-1) under the
          Trust Indenture Act of 1939 of Fleet National Bank.
 *27.1   --Financial Data Schedule.
 *99.1   --Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.

  (b) Financial Statement Schedules:

  Schedule II. Valuation of Qualifying Accounts.
--------
* To be filed by amendment.

                               SCHEDULES OMITTED

  Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by the Registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOWELL, COMMONWEALTH OF MASSACHUSETTS ON APRIL 18, 1997.

                                          UNIFI COMMUNICATIONS, INC.

                                                  /s/ Douglas J. Ranalli
                                          By: _________________________________
                                                    DOUGLAS J. RANALLI
                                                 CHAIRMAN OF THE BOARD OF
                                              DIRECTORS, PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of UNIFI Communications, Inc., a Delaware corporation (the "Company"), for himself and not for one another, does hereby constitute and appoint Paula P. Litscher and Q. Ellis Telford, each of them, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement with respect to the proposed issuance, sale and delivery by the Company of 14% Senior Notes due 2004, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premisses, as fully to all intents and purposes as the undersigned could do if personally present, and each of them shall lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

       /s/ Douglas J. Ranalli          Chairman of the          April 18, 1997
-------------------------------------   Board of Directors,
         DOUGLAS J. RANALLI             President and Chief
                                        Executive Officer
                                        (Principal
                                        Executive Officer)

        /s/ Paula P. Litscher          Vice President of        April 18, 1997
-------------------------------------   Corporate Finance
          PAULA P. LITSCHER             (Principal
                                        Financial and
                                        Accounting Officer

       /s/ Thomas P. Sosnowski         Director                 April 18, 1997
-------------------------------------
         THOMAS P. SOSNOWSKI

         /s/ Chua Sock Koong           Director                 April 18, 1997
-------------------------------------
           CHUA SOCK KOONG

             /s/ Lim Eng               Director                 April 18, 1997
-------------------------------------
               LIM ENG

          /s/ John Beinecke            Director                 April 18, 1997
-------------------------------------
            JOHN BEINECKE

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Unifi Communications, Inc.

  We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Unifi Communications, Inc. included in this registration statement and have issued our report thereon dated February 24, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 24, 1997

                                                                     SCHEDULE II

                  UNIFI COMMUNICATIONS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                               ADDITIONS
                                    BALANCE AT CHARGED TO DEDUCTIONS BALANCE AT
                                    BEGINNING  COSTS AND     FROM      END OF
                                    OF PERIOD   EXPENSES   RESERVES    PERIOD
                                    ---------- ---------- ---------- ----------
Allowance for Doubtful Accounts:
  December 31, 1994................  $ 23,000   $   --      $  --     $ 23,000
  December 31, 1995................    23,000       --       5,000      18,000
  December 31, 1996................    18,000    66,000        --      184,000

                               EXHIBIT INDEX

Exhibit No.               Description
-----------               -----------

3.1- Certificate of Incorporation, as amended, of UNIFI Communications, Inc. 3.2- By-Laws of UNIFI Communications, Inc.
4.1- Indenture, dated as of February 21, 1997, between UNIFI Communications. Inc. and Fleet National Bank, as trustee, relating to $175,000,000 in aggregate principal amount of 14% Senior Notes due 2004.
4.2- Specimen Certificate of 14% Senior Notes due 2004 (the "Private Notes") (included in Exhibit 4.1 hereto).
4.3- Specimen Certificate of 14% Senior Notes due 2004 (the "Exchange Notes") (included in Exhibit 4.1 hereto).
4.4- Registration Rights Agreement, dated as of February 21, 1997, between UNIFI Communications, Inc. and Smith Barney Inc.
4.5- Unit Agreement, dated as of February 21, 1997, between UNIFI Communications, Inc. and Fleet National Bank, as unit agent.
4.6- Escrow Agreement, dated as of February 21, 1997, between UNIFI Communications, Inc. and Fleet National Bank, as escrow agent.
*5.1- Opinion of Latham & Watkins regarding the validity of the Exchange Notes. 10.1- Credit Agreement, dated as of April 10, 1995, among UNIFI Communications,
      Inc. and SingTel (Netherlands Antilles) Pte N.V.
10.2- Amendment, dated as of February 21, 1997, to the Credit Agreement, dated as of April 10, 1995, among UNIFI Communications, Inc. and SingTel (Netherlands Antilles) Pte N.V.
10.3- Term Loan Agreement-Equipment, dated as of April 10, 1995, among UNIFI
      Communications, Inc. and SingTel (Netherlands Antilles) Pte N.V.
10.4- Amendment, dated February 21, 1997, to the Term Loan Agreement-Equipment, dated April 10, 1995, among UNIFI Communications, Inc. and SingTel (Netherlands Antilles) Pte N.V.
*10.5-Intercompany Operating Agreement, dated as of April 10, 1995, between
      UNIFI Communications, Inc. and Singapore Telecommunications Limited. *10.6-Letter Agreement, dated February 5, 1997, among UNIFI Communications,
      Inc. Singapore Telecommunications Limited & SingTel Global Services Pte Ltd. and certain individuals named therein, providing, and among other things for a $4,000,000 advanced payment under the Intercompany Operating Agreement and an amendment to the Series G Convertible Preferred Stock Purchase Agreement, dated as of April 10, 1995, between UNIFI Communications, Inc. and SingTel Global Services Pte Ltd.
*10.7-Amendment, dated February 21, 1997, to the Intercompany Operating
      Agreement, dated April 10, 1995, among Unifi Communications, Inc. and Singapore Telecommunications Limited
10.8- Series G Convertible Preferred Stock Purchase Agreement, dated as of
      April 10, 1995, among UNIFI Communications, Inc., SingTel Global Services Pte Ltd.
*10.9-Amendment, dated as of February 5, 1997 to the Series G Convertible
      Preferred Stock Purchase Agreement, dated as of April 10, 1995, between UNIFI Communications, Inc. and SingTel Global Services Pte Ltd. (contained within Letter Agreement dated February 5, 1997 filed as
      Exhibit 10.6 to this Registration Statement).
10.10-Second Amendment, dated as of February 21, 1997, of the Series G
      Convertible Preferred Stock Purchase Agreement, dated as of April 10, 1995, among UNIFI Communications, Inc., SingTel Global Services Pte Ltd, as amended.
10.11-Amended and Restated Registration Rights Agreement, dated as of April 10,
      1995 among UNIFI Communications, Inc. and various investors named therein.

 10.12-Amendment, dated as of February 21, 1997, to the Amended and Restated
       Registration Rights Agreement, dated as of April 10, 1995 among UNIFI Communications, Inc. and various investors named therein.
 10.13-Consent and Waiver, dated as of February 20, 1997, of the Amended and
       Restated Registration Rights Agreement, dated as of April 10, 1995 among UNIFI Communications, Inc. and various investors named therein.
*10.14-Stockholders Agreement, dated as of April 10, 1995, among UNIFI
       Communications, Inc. and the stockholders named therein.
*10.15-First Amendment to the Stockholders Agreement, dated February 21, 1997, among UNIFI Communications, Inc., SingTel Global Services Pte Ltd and certain stockholders named therein
*10.16-Employment Agreement, dated as of April 10, 1995, among UNIFI
       Communications, Inc. and Douglas J. Ranalli.
 10.17-Warrant to purchase 2,000,000 shares of the Company's Common Stock, issued to SingTel Global Services Pte Ltd, dated February 21, 1997. 10.18-Warrant Agreement, dated as of February 21, 1997, between UNIFI
       Communications. Inc. and Fleet National Bank, as warrant agent. 10.19-Specimen Warrant Certificate (included in Exhibit 10.18 hereto). 10.20-Warrant Shares Registration Rights Agreement, dated as of February 21,
       1997, between UNIFI Communications. Inc. and Smith Barney Inc. 10.21-Lease dated August 2, 1996 between UNIFI Communications, Inc. and Cross
       Point Limited Partnership.
 10.22-Agreement dated August 2, 1996 between UNIFI Communications, Inc. and
       Cross Point Limited Partnership (included in Exhibit 10.21 hereto). 10.23-Subordination Agreement dated August 2, 1996 between UNIFI
       Communications, Inc., Cross Point Limited Partnership and SingTel (Netherland Antilles) Pte N.V. (included in Exhibit 10.21 hereto).
*10.24-Software License and Service Agreement dated September 20, 1996 between
       UNIFI Communications, Inc.and Control Data Systems, Inc. 10.25-$2,049,315 Convertible Term Note, dated as of April 1, 1997, of UNIFI
       Communications, Inc. in favor of Control Data Systems, Inc. 10.26-Warrant to purchase up to 56,406 shares of Common Stock of UNIFI
       Communications, Inc., dated as of April 1, 1997, issued to Control Data Systems, Inc.
*10.27-Amendment No. 1 to the Intercompany Operating Agreement dated September
       30, 1996 between UNIFI Communications, Inc. and Singapore Telecommunications Limited.
*12.1 -Statement of Computation of Ratio of Earnings to Fixed Charges.
 21.1 -Subsidiaries of UNIFI Communications, Inc.
*23.1 -Consent of Latham & Watkins (included in their opinion filed as Exhibit
       5.1).
 23.2 -Consent of Arthur Anderson L.L.P.
 24.1 -Power of Attorney of UNIFI Communications, Inc. (included on signature page to this Registration Statement on Form S-4).
*25.1 -Statement of Eligibility and Qualification (Form T-1) under the Trust
       Indenture Act of 1939 of Fleet National Bank.
*27.1 -Financial Data Schedule.
*99.1 -Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.
______________
* To be filed by amendment